UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Preliminary Proxy Materials

dated March 24, 2014;

Subject to completion

2014 Notice of Annual Meeting

and Proxy Statement

and

Annual Financial Report

May 28, 2014

10:00 a.m. local time

100 CenturyLink Drive

Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2014

This proxy statement and related materials are

available at www.envisionreports.com/ctl.

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) our “executives” or “executive officers” refers to our nine executive officers listed in the tables beginning on page 3 of this proxy statement, (iii) “meeting” refers to the 2014 annual meeting of our shareholders described further herein, (iv) “named executives,” “named officers,” “named executive officers” or “NEOs” refers to the five executive officers listed in the Summary Compensation Table appearing on page 49 of this proxy statement, (v) “senior officers” refers to our Chief Executive Officer, each other officer subject to Section 16 of the Securities Exchange Act of 1934, and any other officer who reports directly to our Chief Executive Officer, (vi) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (vii) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (viii) “Savvis” refers to SAVVIS, Inc., which we acquired on July 15, 2011, and (ix) the “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on May 28, 2014

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) Elect as directors the 13 nominees named in the accompanying proxy statement

(2) Ratify the appointment of KPMG LLP as our independent auditor for 2014

(3) Ratify a bylaw amendment providing proxy access rights

(4) Conduct a non-binding advisory vote regarding our executive compensation

(5) Act upon a shareholder proposal if properly presented at the meeting

(6) Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on April 10, 2014.

PROXY VOTING	Shareholders are invited to attend the meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning a proxy or voting instruction card.

Stacey W. Goff

Secretary

April [—], 2014

i

ii

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

PROXY STATEMENT

April [—], 2014

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2014 annual meeting of shareholders because you owned shares of our stock at the close of business on April 10, 2014, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April [—], 2014. This proxy statement summarizes information regarding matters to be considered at the meeting. You do not need to attend the meeting to vote your shares. For additional information on our proxy materials, see “Other Matters — Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 28, 2014, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com.

What matters will be considered at the meeting?

Shareholders will vote on the following matters at the meeting:

Matter	Board Voting Recommendation	Page Reference
• election of the 13 director nominees named herein (Item 1)	For each nominee	2
• ratification of the appointment of KPMG LLP as our independent auditor for 2014 (Item 2)	For	16
• ratification of a bylaw amendment providing proxy access rights (Item 3)	For	18
• non-binding advisory vote regarding our executive compensation (Item 4)	For	20
• the shareholder proposal described in this proxy statement if it is properly presented at the meeting (Item 5)	Against	21

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had [—] Common Shares and [7,018] Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service or our employee stock purchase plans.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.

Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 28, 2014.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

Please see “Additional Information About the Meeting — Voting by Participants in Our Benefit Plans” appearing below.

Do I need identification to attend the meeting in person?

Yes. Please bring proper identification, together with the Notice Regarding Availability of Proxy Materials mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.

Where can I find additional information about the conduct of the meeting, voting requirements, and other similar matters relating to the meeting?

Please see “Additional Information About the Meeting” appearing below.

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instruction Card)

The first proposal for consideration at the meeting is the election of each of the 13 candidates named below as a director for a one-year term expiring at our 2015 annual meeting of shareholders, or until his or her successor is duly elected and qualified.

Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated the 13 below-named directors to stand for re-election to one-year terms at the meeting. Unless authority is withheld, all votes attributable to Voting Shares represented by each duly executed and delivered proxy will be cast for the election of each of the 13 below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance — Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

As discussed further under “Additional Information About the Meeting — Vote Required to Elect Directors,” each of the 13 nominees must receive a majority of the votes cast to be elected at the meeting.

Nominees For Election to the Board:

Listed below is information on each of the 13 individuals nominated to stand for re-election to the Board. As discussed further elsewhere herein, five of our below-listed nominees formerly served as directors of Embarq or Qwest prior to our acquisitions of those companies.

The Board recommends that you vote “FOR” each of the following nominees:

Virginia Boulet, age 60; a director since 1995; Managing Director of Legacy Capital LLC, an investment banking firm based in New Orleans, Louisiana, since March 2014; Special Counsel at Adams and Reese LLP, a law firm, from 2002 to March 2014; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from 1992 to 2002 and Jones Walker LLP from 1983 to 1992; currently a director of W&T Offshore, Inc.

Key Qualifications, Experiences and Skills:

•     Legal experience representing telecommunications companies and regarding business combinations

•     Director of another publicly-held company

Peter C. Brown, age 55; a director since July 1, 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, with AMC Entertainment Inc., a theatrical exhibition company, between 1991 and 2009; founded EPR Properties, a NYSE-listed real estate investment trust formerly known as Entertainment Properties Trust, in 1997 and served as its non-executive Chairman of the Board of Trustees until 2003; currently a director of EPR Properties and Cinedigm Corp.; formerly a director of National CineMedia, Inc. within the past five years and a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•     Experience as a former chief executive of a publicly-held company

•     Qualifies as an “audit committee financial expert”

•     Director of other publicly-held companies

Richard A. Gephardt, age 73; a director since July 1, 2009; Chief Executive Officer and President of Gephardt Group, LLC, a multi-discipline consulting firm, since January 2005; consultant to Goldman Sachs & Co. since January 2005; strategic advisor in the government affairs practice group of DLA Piper between 2005 and 2009; senior advisor to FTI Consulting between 2007 and 2009; member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District and holding key leadership positions, including House Minority Leader; currently a director of Centene Corporation, Ford Motor Company, Spirit Aerosystems Holdings, Inc. and United States Steel Corporation; formerly a director of Dana Holding Company within the past five years, and a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•   Government and labor relations expertise

•   Director of other publicly-held companies

W. Bruce Hanks, age 59; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since 2005; Athletic Director of the University of Louisiana at Monroe from 2001 to 2004; held various executive positions at CenturyLink from 1980 through 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-owned companies.

Key Qualifications, Experiences and Skills:

•   Prior executive experience with, and historical knowledge of, our company and its prior acquisitions

•   Former experience as a certified public accountant

•   Qualifies as an “audit committee financial expert”

•   Prior experience as a director of other publicly-owned companies

Gregory J. McCray, age 51; a director since 2005; Chief Executive Officer of Aero Communications, Inc., which provides installation, engineering and support services to the communications industry, since July 2013; interim Chief Executive Officer of ACAL Energy Ltd., which develops fuel cell engine technology, between January 2013 and July 2013; Chairman and Chief Executive Officer of Antenova Limited, a global wireless components development company, between 2003 and December 2012; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from 2000 to 2002; Senior Vice President, Customer Operations, at Lucent Technologies from 1997 to 2000; Sales Vice President, U.S. Eastern Region, at Lucent Technologies from 1994 to 1997; held engineering, product management and other managerial roles at AT&T and IBM from 1984 to 1993.

Key Qualifications, Experiences and Skills:

•   Executive experience in the communications and technology industries

•   Experience as a chief executive of privately-held companies that have engaged in several acquisition and divestiture transactions

•   Engineering expertise in communications industry

•   International business experience

C. G. Melville, Jr., age 73; a director since 1968; retired in 1992 after serving as President of Melville Equipment, Inc., a family-owned distributor of marine and industrial equipment, for nearly 30 years; Chief Executive Officer of a family-owned telephone company for six years prior to its sale to CenturyLink in 1968.

Key Qualifications, Experiences and Skills:

•   Experience owning and managing telecommunications companies

•   Experience as a former chief executive of family-owned privately-held companies

Fred R. Nichols, age 67; a director since 2003; retired in 2000 from Cox Communications, Inc., where he served as Executive Vice President of Operations since 1999; held various executive positions at TCA Cable TV, Inc. (which was publicly-traded between 1982 and its sale to Cox in 1999) from 1980 to 1999, most notably serving as Chairman, President and Chief Executive Officer from 1997 to 1999 and President and Chief Operating Officer from 1989 to 1997; also served in the past on the executive boards of (i) two cable industry trade associations, (ii) Telesynergy, a cable television programming consortium, and (iii) C-SPAN, a cable television network; prior to joining TCA in 1980, worked as a commercial banker for nine years and as a certified public accountant with Peat, Marwick & Mitchell for three years.

Key Qualifications, Experiences and Skills:

•   Executive experience in the communications industry

•   Experience as a former chief executive of a publicly-held company that engaged in multiple acquisitions

•   Former experience as a certified public accountant and commercial banker

William A. Owens, age 73; a director since July 1, 2009; non-executive Chairman of the Board of CenturyLink since July 1, 2009; Managing Director and Chairman of AEA Investors Asia, a private equity company, since 2006; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; Vice Chairman, President and Chief Operating Officer of Science Applications International Corporation, a technology and engineering company, from 1996 to 1998; served in the U.S. military from 1962 to 1996, holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of AEA Investors LP, Polycom, Inc., Viasystems Group, Inc. and Wipro Limited; formerly a director of Unifrax Corporation and Amerilink within the past five years; Chairman of the Board of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•   Executive experience in the communications industry

•   Experience as a former chief executive of publicly-held companies

•   Government relations expertise

•   International business experience

•   Director of other domestic and international publicly-held companies

Harvey P. Perry, age 69; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since 2004; retired from CenturyLink in 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Key Qualifications, Experiences and Skills:

•     Prior executive experience with, and historical knowledge of, our company and its prior acquisitions

•     Legal experience representing telecommunications companies

Glen F. Post, III, age 61; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since July 1, 2009 (and from 1990 to 2002); Chairman of the Board of CenturyLink between 2002 and 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer.

Key Qualifications, Experiences and Skills:

•     Executive experience in the telecommunications business

•     Experience as our chief executive

Michael J. Roberts, age 63; a director since April 1, 2011; President and Chief Executive Officer and founder of LYFE Kitchen, an emerging chain of lifestyle restaurants, since February 2011; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company, from 2006 to 2013; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc.; formerly a director of Standard Parking Corporation within the past five years, and a director of Qwest prior to April 1, 2011.

Key Qualifications, Experiences and Skills:

•     Experience as a chief executive

•     Marketing and branding expertise

•     Director of other publicly-held companies

•     Qualifies as an “audit committee financial expert”

Laurie A. Siegel, age 58; a director since July 1, 2009; a business and human resources consultant since 2012; retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications since 2003; held various positions with Honeywell International Inc. from 1994 to 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•     Executive experience with a multi-national company

•     Human resources and executive compensation expertise

Joseph R. Zimmel, age 60; a director since 2003; a business and financial consultant since 2002; Advisory Director of the Goldman Sachs Group from 2001 to 2002; Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division of Goldman, Sachs & Co. from 1999 to 2001, after acting as Managing Director and a co-head of the group from 1992 to 1999; Managing Director in the mergers and acquisitions department of Goldman, Sachs & Co. from 1988 to 1992; currently a director of FactSet Research Systems Inc. and formerly a director of Digitas Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•     Advisory experience in the communications industry

•     Acquisition and investment banking expertise

•     Qualifies as an “audit committee financial expert”

•     Director of other publicly-owned companies

Executive Officers Who Are Not Directors:

Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

William E. Cheek, age 58; President — Wholesale Operations since July 1, 2009; served as President — Wholesale Markets for Embarq from 2006 to 2009; served in similar capacities at divisions or affiliates of Sprint Nextel Corporation from 2004 to 2006.
David D. Cole, age 56; Executive Vice President — Controller and Operations Support since May 2013; served as Senior Vice President — Controller and Operations Support from April 2011 to May 2013 and as Senior Vice President — Operations Support from 1999 to April 2011.
R. Stewart Ewing, Jr., age 62; Executive Vice President, Chief Financial Officer and Assistant Secretary.

Stacey W. Goff, age 48; Executive Vice President, General Counsel and Secretary since July 2009; served as Senior Vice President, General Counsel and Secretary prior to then.
Maxine L. Moreau, age 52; Executive Vice President — Network Services since May 2013; served as Senior Vice President — Network Services from May 2012 to May 2013, as Senior Vice President, Integration and Process Improvement from 2010 to May 2012, as Senior Vice President, Centralized Operations, from 2009 to 2010, and as Vice President of Operations from 2006 to 2009.
Karen A. Puckett, age 53; Executive Vice President and Chief Operating Officer since July 2009; served as President and Chief Operating Officer from 2002 to July 2009.
Scott A. Trezise, age 45; Executive Vice President — Human Resources since August 2013; served as Senior Vice President — Human Resources for The Shaw Group Inc. from June 2010 until its acquisition by Chicago Bridge & Iron Company N.V. in February 2013; served as Vice President of Human Resources for Honeywell International Inc. from 2005 to June 2010.
Jeffrey H. Von Deylen, age 50; President — Data Hosting Operations since May 2013; served as Senior Vice President — Global Operations and Client Services from July 15, 2011 to May 2013; served as Chief Financial Officer and a director of Savvis from 2003 to July 15, 2011.

CORPORATE GOVERNANCE

Governance Guidelines

Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.

Among other things, our corporate governance guidelines provide as follows:

Director Qualifications

•

The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•

On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•

Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.

Director Responsibilities

•	The Board periodically reviews our long-term strategic plans, and annually holds a multi-day strategic planning session.

•	Directors are required to hold confidential all non-public information obtained due to their directorship position absent the express permission of the Board to disclose such information.

•

Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

Chairman; Lead Outside Director

•

The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•

The non-management directors meet in executive session at least quarterly. The lead outside director elected by the independent directors may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.

CEO Evaluation and Management Succession

•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.

Recoupment of Compensation

•

If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, we may recover from the executive officer the compensation the Board or any committee of the Board considers appropriate under the circumstances.

Stock Ownership Guidelines

•

We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•

We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•

For any year during which an executive or director does not meet his or her ownership target, the executive or director is expected to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.

Standards of Business Conduct and Ethics

•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.

Other

•	Directors have full access to our officers and employees.

•

Like most other NYSE-listed companies, (i) all of the Board’s standing committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.

Independence

Based on the information made available to it, the Board of Directors has affirmatively determined that each of our non-management directors qualifies as an independent director under the standards referred to above under “— Governance Guidelines,” with the exception of Richard A. Gephardt, who is the Chief Executive Officer and President, and a principal, of a consulting firm from which we have purchased labor advisory services since 2011. In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.

Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our corporate governance guidelines, our Board examined the amounts spent by us with those companies and by those companies with us. In all cases the amounts spent under these transactions fell well below the threshold established in the NYSE listing standards and in our corporate governance guidelines. Consequently, our Board concluded that the amounts spent under these transactions did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these directors other than Mr. Gephardt.

Committees of the Board

During 2013, the Board of Directors held ten meetings, including a three-day strategic planning session.

During 2013, the Board’s Audit Committee held eight meetings. The Audit Committee is currently composed of four independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”

The Board’s Compensation Committee met seven times during 2013. The Compensation Committee is currently composed of five directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and all of whom, other than Harvey P. Perry, qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”

The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met four times during 2013. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing shareholder proposals and making recommendations to the Board regarding how to respond, (vi) conducting an intensive annual review of the performance of our Chief Executive Officer, including interviewing each of our other senior officers, and (vii) reporting to the Board on succession planning for senior executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “— Director Nomination Process” below.

The Board also maintains a Risk Evaluation Committee, which met four times during 2013. This Committee is described further below under the heading “— Risk Oversight.”

Each of the committees listed above is composed solely of independent directors under the standards referred to above under “— Governance Guidelines.”

The table below lists the Board’s standing committees and their membership:

Outside Director(1)	Audit Committee Member	Compensation Committee Member(2)	Nominating and Corporate Governance Committee Member	Risk Evaluation Committee Member
Virginia Boulet		✓	Chair
Peter C. Brown	✓			✓
W. Bruce Hanks	Chair			✓
Gregory J. McCray			✓	✓
C. G. Melville, Jr.			✓	Chair
Fred R. Nichols		✓	✓
William A. Owens		✓	✓
Harvey P. Perry		✓
Michael J. Roberts	✓
Laurie A. Siegel		Chair
Joseph R. Zimmel	✓

(1)	Glen F. Post, III does not serve on any board committees, other than the Special Pricing Committee described below. Richard A. Gephardt does not serve on any board committees.
(2)	The Compensation Committee maintains an Incentive Awards Subcommittee (the “Subcommittee”) comprised of Ms. Boulet, Mr. Nichols, Adm. Owens and Ms. Siegel.

If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”

The Board has also established a Special Pricing Committee that has authority to approve the terms and offering prices of any CenturyLink securities sold pursuant to our outstanding shelf registration statement. This ad hoc committee is comprised of Peter C. Brown, W. Bruce Hanks, Glen F. Post, III and Joseph R. Zimmel.

During 2013, all of our directors attended at least 75% of the aggregate number of all board meetings and all meetings of board committees on which they served. In addition, each of our directors then in office attended the 2013 annual shareholders’ meeting.

Director Nomination Process

Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our “advance notice” bylaw, any shareholder of record interested in making a nomination generally must deliver written notice to the Company’s Secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholders’ meeting. For the meeting this year, the Board has nominated the 13 nominees listed above under “Election of Directors” to stand for election as directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2015 annual shareholders’ meeting, see “Other Matters — Shareholder Nominations and Proposals for the 2015 Annual Meeting.”

The written notice required to be sent by any nominating shareholder must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder, any such beneficial owner, and any other parties affiliated, associated or acting in concert therewith, (ii) their beneficial ownership interests in our Voting Shares, including disclosure of arrangements that might cause such person’s voting, investment or economic interests in our Voting Shares to differ from those of our other shareholders, (iii) certain additional information concerning such parties required under the federal proxy rules, (iv) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons, and (v) a representation whether any such person intends to solicit proxies or votes in support of their proposed nominees. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and a description of various compensation or other arrangements or relationships between each proposed nominee and the nominating shareholder and its affiliated parties and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Nominating Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who (i) fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, (ii) has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction or (iii) fails to furnish any materials or agreements required to be provided by director nominees under our bylaws, or makes false statements or materially misleading statements or omissions in connection therewith.

In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In connection with our July 1, 2009 merger with Embarq, we added to our Board seven directors who previously served as directors of Embarq, four of whom continue to serve. Similarly, in connection with our April 1, 2011 merger with Qwest, we added to our Board four directors who previously served as directors of Qwest, one of whom continues to serve. During the several years preceding the Embarq merger, the Nominating Committee retained, on an as-needed basis, national search firms to help identify potential director candidates, including three directors added to the Board between 2003 and 2005. The Nominating Committee may retain search firms from time to time in the future to help identify additional director candidates. With respect to this year’s meeting, all of the nominees are incumbent directors with several years of prior service on our Board or the boards of Embarq or Qwest.

Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee annually assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualifications of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.

In connection with assessing the needs of the Board, the Nominating Committee has sought individuals who possess skill and experience in a diverse range of fields. The Nominating Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Nominating

Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board. In light of our current business and operations, we believe the following skills and experience are particularly important:

•	senior leadership experience

•	industry or technical expertise

•	financial, accounting or capital markets expertise

•	public company board experience

•	business combination or investment banking experience

•	brand marketing expertise

•	government, labor or human resources expertise

•	international business experience

•	legal expertise.

In connection with determining the current composition of the Board, the Nominating Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.

Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.

Please see “Proposal to Ratify a New Proxy Access Bylaw” for a discussion of a proposal that, if ratified at the meeting, could have a substantial impact on our procedures outlined above.

Compensation Setting Process

The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In late 2010, the Committee retained Hay Group, following a nationwide search to replace PricewaterhouseCoopers LLC, which advised the Committee for the previous six years. For additional information on the processes used by the Committee to set executive compensation, see “Compensation Discussion and Analysis.”

Risk Oversight

Our Board oversees our Company’s risk management function, which is a coordinated effort among our business units, our senior leadership, our risk management personnel and our internal audit department. Our directors typically discharge their risk oversight responsibilities by having management provide periodic briefing and information sessions. In some cases, including major new acquisitions, capital expenditures or strategic investments, the full Board participates in risk oversight. In most cases involving recurring systemic risk, a Board committee is primarily responsible for risk oversight. For many years, our Board has maintained a Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage recurring risks to our business, properties and employees. The Risk Evaluation Committee regularly monitors our litigation, cybersecurity initiatives, insurance coverages and the status of our labor relations, and is also responsible for overseeing our ethics and compliance program. The Board’s other committees are responsible for overseeing specific risks, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Compensation Decision-Making Process — Risk Assessment.” The Board regularly receives reports from each of these committees, and periodically receives enterprise risk management reports from management.

Top Leadership Positions and Structure

Admiral William A. Owens serves as our non-executive Chairman and lead outside director. As explained further on our website, you may contact Adm. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211, or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.

Adm. Owens was appointed as our Chairman and lead outside director on July 1, 2009, in connection with our acquisition of Embarq. Prior to July 1, 2009, Adm. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company. We believe Adm. Owens’ service as our Chairman has facilitated the post-merger integration of the management and operations of CenturyLink and Embarq.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions allows our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and independent oversight of management. While our bylaws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between Adm. Owens, as Chairman, and Mr. Post, as CEO, is the appropriate leadership structure for our Company at this time. Our Board, however, periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of structure.

Waivers of Governance Requirements

Members of our Board are subject to our corporate governance guidelines, which, among other things, prohibit a director from serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Richard A. Gephardt and William A. Owens serve on the board of directors of more than two unaffiliated public companies. In connection with appointing both of them to the Board, the Board waived compliance by each of them with the above-described service limitation, subject to the understanding that this waiver permits such individuals to serve only on the boards of the unaffiliated companies on which they were then serving, unless and until the individual is permitted to accept a new directorship under our corporate governance guidelines then in effect due to any future reductions in the number of the individual’s directorships, any future changes in such guidelines, or any future additional waivers granted by the Board.

Access to Information

The following documents are posted on our website at www.centurylink.com:

•	Amended and restated articles of incorporation

•	Bylaws

•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2014, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, geographic reach, control procedures, cost, proposed staffing, prior performance and other relevant factors.

In connection with the audit of the 2014 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2012 and 2013 services identified below:

	Amount Billed
	2012	2013
Audit Fees(1)	$8,756,591	$9,310,003
Audit-Related Fees(2)	114,903	340,434
Tax Fees(3)	499,865	2,483,641
Other(4)	—	309,047

Total Fees	$9,371,359	$12,443,125

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our subsidiaries, (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards.
(2)	Includes the cost of preparing “agreed upon procedures” reports and providing general accounting consulting services.
(3)	Includes costs associated with (i) assistance in preparing income tax returns and related matters (which were approximately $24,000 in 2012 and $99,000 in 2013), (ii) assistance with various tax audits (which were approximately $16,000 in 2012 and $0 in 2013), and (iii) general tax planning, consultation and compliance (which were approximately $460,000 in 2012 and $2,385,000 in 2013).
(4)	Reflects professional services provided in 2013 in connection with a system assessment project.

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $100,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $150,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2012 or 2013.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2014 will require the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board unanimously recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. As more fully described in its charter, the Audit Committee is responsible for assisting the Board in its general oversight of these processes, and for appointing the independent auditor.

In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2013, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. Among other matters, the Committee also:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program;

•	reviewed and discussed each quarterly and annual earnings press release;

•	received periodic reports from the director of internal audit, and met with other members of the internal audit staff;

•	received periodic reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•	reviewed with management the scope and effectiveness of our disclosure controls and procedures; and

•	received an annual report with regard to any hiring of former employees of KPMG.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)	Peter C. Brown
Michael J. Roberts	Joseph R. Zimmel

PROPOSAL TO RATIFY A NEW PROXY ACCESS BYLAW

(Item 3 on Proxy or Voting Instruction Card)

For the reasons discussed below, in February 2014 the Board adopted a new bylaw permitting shareholders to include shareholder-nominated director candidates in our annual meeting proxy materials, along with Board-nominated candidates. We are asking our shareholders to ratify this new bylaw at the meeting.

Terms of Proxy Access Bylaw

A summary of the proxy access bylaw amendment (the “Proxy Access Bylaw”) is set forth below. This summary of the Proxy Access Bylaw is qualified in its entirety by reference to the text of the Proxy Access Bylaw, which constitutes Section 5.3 of Article IV of our Bylaws and is fully set forth in Appendix A attached to this Proxy Statement.

Shareholder Eligibility to Nominate up to 20% of Our Directors. If ratified by our shareholders, the Proxy Access Bylaw would permit any shareholder, or group of up to ten shareholders, owning 3% or more of our outstanding Common Shares continuously for at least the previous three years to include the number of director nominees specified below in our annual meeting proxy materials.

The maximum number of shareholder-nominated candidates allowed per annual meeting of shareholders would be equal to 20% of the number of directors serving on the Board at the time the below-described notice is required to be submitted to us. If the 20% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on our current Board size of 13 directors, the maximum number of shareholder-nominated candidates that we would be required to include in our proxy materials for an annual meeting is two. The number of permitted candidates would include nominees submitted under the Proxy Access Bylaw that were either later withdrawn or that the Board subsequently decided to include in that year’s proxy materials as Board-nominated candidates. If the number of shareholder-nominated candidates exceeds 20%, each nominating shareholder would select one nominee for inclusion in our proxy materials until the maximum number is reached, selecting in order from the largest to the smallest of such shareholders based upon the number of Common Shares held by each nominating shareholder or group of shareholders.

Nominating Procedure. Under the Proxy Access Bylaw, requests to include director nominees in our proxy materials would need to be received within the time period applicable to notices of shareholder proposals made at annual meetings of shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Each shareholder or group of shareholders seeking to include a director nominee in our proxy materials would be required to provide certain information and make certain representations and undertakings at the time of nomination, including among others:

•	Proof that the nominating shareholder or group of shareholders has held the required number of Common Shares for the requisite period;

•	A copy of shareholder’s notice on Schedule 14N required to be filed with the SEC;

•	The written consent of the shareholder nominee to being named in our proxy materials as a nominee and to serving as a director if elected;

•	The information required to be furnished by the advance notice provisions of our bylaws;

•

Representations regarding, among other things, the shareholder’s compliance with applicable laws, including compliance with proxy solicitation rules, and the lack of an intent to change or influence control of the Company; and

•

Undertakings to assume liability arising out of the information that the shareholder provides to us and to comply with all other rules and regulations applicable to any solicitation in connection with the annual meeting of shareholders.

Calculation of Ownership. To ensure that the interests of shareholders seeking to include director nominees in our proxy materials are aligned with those of other shareholders, such shareholder would be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest associated with the shares. Under the Proxy Access Bylaw, borrowed or hedged shares would not count as “owned” shares.

Supporting Statement. Shareholders would be permitted to include in our proxy statement a 500-word statement in support of their nominees; provided, however, that we may omit from our proxy materials any information or statement that we believe, in good faith, would be materially false or misleading, omits a material fact, or would violate any applicable law or regulation.

Re-Nomination of Shareholder Nominees. Shareholder nominees who are included in our proxy materials but subsequently withdraw from, or become ineligible or unavailable for, election at the annual meeting of shareholders, or who have not received at least 25% of the votes cast at the annual meeting of shareholders would be ineligible to be a nominee at our next two annual meetings of shareholders. In addition, we would not be required to include any shareholder-nominated candidates in our proxy materials for any annual meeting of shareholders for which any shareholder nominates one or more directors for election pursuant to the advance notice provisions of our bylaws (which are also included in Appendix A to this Proxy Statement).

Qualifications of Shareholder Nominees. We will not be required to include any nominee information in our proxy materials for any director nominee submitted by shareholders who (i) is not independent under the listing standards of the principal U.S. exchange upon which our Common Shares are listed, any applicable rules of the SEC, or any publicly-disclosed standards used by the Board in determining and disclosing the independence of our directors, (ii) provided any information to us or our shareholders that is not accurate, truthful and complete in all material respects, or that otherwise contravenes certain specified agreements or representations, (iii) has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years, (iv) is named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, or (v) is subject to certain specified orders, including final orders of certain state and federal regulators, SEC disciplinary orders, SEC cease-and-desist orders and SEC stop orders.

Each director nominee would also be required to execute and deliver, among other things, a written questionnaire and an agreement designed to disclose various aspects of the nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the nominee’s commitment to abide by certain specified agreements and undertakings.

Background of and Reasons for the Proposal

The proposal is a result of an ongoing review of corporate governance matters by the Board and its Nominating and Corporate Governance Committee. The Committee considered the advantages and disadvantages of providing proxy access rights to shareholders.

The Committee considered the view of a substantial number of our shareholders who believe that proxy access rights would increase accountability of directors to shareholders and would give shareholders a more meaningful voice in electing directors. The Committee in its evaluation gave considerable weight to the approval at our 2013 annual meeting of a shareholder proposal urging the Board to take steps necessary to adopt a proxy access bylaw on terms substantially similar to those contained in the Proxy Access Bylaw recommended by our Committee and approved by our Board and set forth in Appendix A.

The Committee also considered the potential harm that proxy access rights could have on the Board’s effectiveness and ability to fulfill its oversight responsibility to you as shareholders. Opponents of proxy access believe that this amendment could, among other things, lead to an inexperienced, fragmented, and less effective Board with directors who may pursue narrow special interests.

Certain Effects of Approval or Disapproval of the Proposal

If approved by the shareholders at the meeting, the Proxy Access Bylaw would be effective immediately and available for use at our next annual shareholders’ meeting in 2015. If the Proxy Access Bylaw is not approved by our shareholders, it will not take effect. In that event, shareholders would continue to be permitted to submit director nominations under our existing advance notification bylaw, subject to complying with various notification and informational requirements summarized under “Corporate Governance — Director Nomination Process,” but would not have the right to require us to include information with respect to any such qualifying nominations in our proxy materials.

Vote Required

Since the Board has approved the Proxy Access Bylaw and is presenting it to shareholders for ratification, approval of the Proxy Access Bylaw will require the affirmative vote of holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board of Directors recommends a vote FOR this proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on Proxy or Voting Instruction Card)

This year we are once again providing you with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC.

Under our executive compensation programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our executive officers, as described herein further below, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. It is our current policy to provide you this advisory voting opportunity annually.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information to our Compensation Committee regarding shareholder sentiment about our executive compensation. Additionally, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”

Approval of this proposal will require the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board recommends that you vote FOR the overall compensation of our named executive officers as described in this proxy statement.

SHAREHOLDER PROPOSAL

(Item 5 on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Fund, located at 900 Seventh Street, NW, Washington D.C., 20001, has informed us that it beneficially owns, and has beneficially owned for more than a year, at least $2,000 of our Common Shares and that it intends to present for consideration at the meeting the following proposal (and has furnished the following statement in support of the proposal). We take no responsibility for this proposal. Adoption of this proposal requires the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

Shareholder Proposal: “RESOLVED: Shareholders of CenturyLink (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold an amount of shares equivalent to six times his base salary, or approximately 206,968 shares based on the current trading price. In comparison, the CEO currently owns more than a million shares. Whatsmore, in 2012, our Company granted the CEO 58,843 time-vested stock awards and 58,844 performance-based stock awards based on target. In other words, two year’s equity awards could surpass the Company’s long-term share ownership guidelines for the CEO.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives ‘an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases’ (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

For the second consecutive year (and for the third time in five years), you are being asked to vote on this same topic. Holders of less than 25% and 27%, respectively, of the voted shares supported nearly identical proposals at our 2010 and 2013 annual shareholders’ meetings. For the reasons discussed below, we continue to believe that our existing compensation policies adequately address the concerns addressed in this proposal.

The Board agrees with the proponent that equity ownership by executive officers serves to align the long-term interests of our senior executives and shareholders. We believe, however, that sensible stock ownership and compensation programs balance the importance of aligning the long-term interests of executives and shareholders with the need to permit executives and shareholders to prudently manage their personal financial affairs. As described further below, the Board believes that our stock ownership guidelines, in conjunction with our performance-based compensation plans and policies, successfully strike this balance effectively, making the adoption of the current proposal unnecessary. By contrast, the rigid anti-diversification mandate inherent in this proposal could be harmful in several respects, and put us at a competitive disadvantage for attracting and retaining executive officers.

Our executives are already subject to share ownership requirements. Our stock ownership guidelines (which are discussed further in “Corporate Governance — Governance Guidelines” and “Compensation Discussion and Analysis — Stock Ownership Guidelines”) mandate significant stock ownership for all of our executives. As noted in the proponent’s supporting statement, these guidelines require our CEO to beneficially own CenturyLink stock with a value of at least six times his annual base salary, and further require all other executive officers to beneficially own CenturyLink stock with a value of at least three times their annual base salary. All of our top executives own CenturyLink stock at levels well in excess of these requirements. For instance, our CEO currently holds stock valued at over 35 times his current salary. We believe that our stock ownership guidelines accomplish the proponent’s intended purpose of aligning executive and shareholder interests through at-risk equity ownership.

Our compensation plans and policies further align the long-term interests of our executives and shareholders. Our executive compensation plans and policies are carefully designed to provide additional alignment of the long-term interests of our senior executives and shareholders. Typically, a substantial majority of our annual executive compensation consists of awards of time-vested and performance-based restricted stock. Our time-vested restricted stock typically vests over a three-year period so that our executives realize full value from the grants only after serving us for at least three years, while our performance-based restricted stock vests only if we achieve our three-year threshold level of targeted performance. As such, the value realized upon vesting of our restricted stock is directly tied to our long-term performance and the appreciation of our stock price over the vesting period, which benefits all shareholders. In addition, we have implemented both anti-hedging and anti-pledging policies to ensure that our executives bear the full economic risk and reward of their stock ownership, and that their economic interests remain fully aligned with the economic interests of our other shareholders. We also have implemented recoupment policies designed to further assure a linkage between our executive compensation and our long-term performance. We believe our compensation plans and policies, coupled with our above-described stock ownership guidelines, achieve the central objective of this shareholder proposal.

Adoption of the proponent’s proposal could be harmful in several respects. While it is essential that our executive officers have a meaningful equity stake in our Company, the Board also believes that it is important that we do not place undue hardships on our executive officers and do not disable them from being able to responsibly manage their personal financial affairs. The adoption of this policy would limit our executive officers’ abilities to engage in customary and prudent estate planning, portfolio diversification or charitable giving. Worse yet, these onerous restrictions could create a strong incentive for senior executives to resign in order to realize the value of their prior service. We believe that the type of retention policy described in this proposal is not common among our peers and that the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions.

Our guidelines, plans and policies are better balanced than the proponent’s proposal. We believe our Compensation Committee of independent directors is best suited to formulate executive compensation principles and practices that discourage excessive risk-taking and promote long-term, sustainable value creation, and that it should have the flexibility to structure effective and competitive compensation policies and programs. We believe that our current mix of ownership guidelines, compensation practices and policies provide for an appropriate balance between aligning the long-term interests of management and the shareholders, while also permitting our executives to prudently manage their own affairs.

For all these reasons, our Board believes this proposal is unnecessary and undesirable, and contrary to your best interests.

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2013, unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	72,406,172	(2)	12.4%
Blackrock, Inc. 40 East 52nd Street New York, New York 10022	35,059,498	(3)	6.0%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	34,401,538	(4)	5.9%
Capital Income Builder 333 South Hope Street Los Angeles, California 90071	32,819,235	(5)	5.6%

(1)	The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the investors listed, except that we have calculated the percentages in the table based on the actual number of Common Shares outstanding on December 31, 2013, as opposed to the estimated percentages set forth in the reports of the investors referred to below in notes 2 through 5. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Questions and Answers About the Meeting — How many votes may I cast?”
(2)	Based on information contained in a Schedule 13G/A Report dated as of February 13, 2014 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2013, it held sole voting and dispositive power with respect to all of these shares in its capacity as an investment adviser to various investment companies, including Capital Income Builder, which has separately reported its beneficial ownership interest in what we believe to be a portion of these shares pursuant to the Schedule 13G Report described in note 5 below.
(3)	Based on information contained in a Schedule 13G/A Report dated as of February 10, 2014 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2013, it held sole voting power with respect to 29,818,614 of the shares and sole dispositive power with respect to all of these shares.
(4)	Based on information contained in a Schedule 13G Report dated as of February 3, 2014 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2013, it shared voting and dispositive power with respect to all of these shares with various of its subsidiaries specified in such report.
(5)	Based on information contained in a Schedule 13G Report dated as of February 14, 2014 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2013, it held sole voting power with respect to all of these shares and sole dispositive power with respect to none of these shares in its capacity as an investment company advised by Capital Research Global Investors, whose interest in what we believe to be a portion of these shares is described in note 1 above.

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

Components of Total Shares Owned
Name	Unrestricted Shares Beneficially Owned(1)	Unvested Restricted Stock(2)	Options or Rights Exercisable Within 60 Days(3)	Total Shares Beneficially Owned(4)
Executive Officers
Glen F. Post, III
Karen A. Puckett(5)
R. Stewart Ewing, Jr.
Stacey W. Goff
William E. Cheek
David D. Cole(6)
Maxine L. Moreau
Jeffrey H. Von Deylen
Scott A. Trezise
Outside Directors:
Virginia Boulet(7)
Peter C. Brown
Richard A. Gephardt
W. Bruce Hanks
Gregory J. McCray
C.G. Melville, Jr.
Fred R. Nichols
William A. Owens
Harvey P. Perry(8)
Michael J. Roberts
Laurie A. Siegel
Joseph R. Zimmel(9)

All directors and executive officers as a group (21 persons)(10)

(1)	This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: [—] — Mr. Post; [—] — Ms. Puckett; [—] — Mr. Ewing; [—] — Mr. Goff; [—] — Mr. Cheek; [—] — Mr. Cole; [—] — Ms. Moreau; [—] — Mr. Von Deylen; and [—] — Mr. Trezise. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.
(2)	Reflects (i) for all shares listed, unvested shares of restricted stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers in 2012, 2013 and 2014, the number of shares that will vest if we attain target levels of performance.
(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options granted under our incentive compensation plans; does not include (i) shares that might be issued under restricted stock units if our performance exceeds target levels, (ii) options held by former spouses, or (iii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Director Compensation — Other Benefits.”
(4)

None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted [—]% of the outstanding Common Shares as of the record date (calculated in accordance with rules of the SEC assuming that all options listed in the table have been exercised for Common Shares retained by the recipient).
(5)	Includes [202] shares held by Ms. Puckett as custodian for the benefit of her children.
(6)	Includes [6,898] plan shares beneficially held by Mr. Cole’s wife, one of our former employees, in her accounts under our qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.
(7)	Includes [955] shares held by Ms. Boulet as custodian for the benefit of her children.
(8)	Includes [709] shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership, and [—] shares held by Mr. Perry through our dividend reinvestment plan (as of the most recent date practicable).
(9)	Includes [—] shares held by Mr. Zimmel through our dividend reinvestment plan (as of the most recent date practicable).
(10)	Includes (i) [7,607] shares held beneficially by the spouses of these individuals, as to which beneficial ownership is disclaimed, (ii) [1,157] shares held as custodian for the benefit of children of such individuals and (iii) [—] shares held through our dividend reinvestment plan (as of the most recent date practicable), all as described further in the notes above.

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we first summarize our 2013 business and executive compensation highlights, our commitment to aligning executive pay with performance and value creation, our general compensation philosophy, and our compensation programs and benchmarking practices for our named executive officers in 2013. We then describe the various elements of our compensation programs in detail. Finally, we discuss our compensation decision-making process and various other compensation-related matters. Our named executive officers for 2013 were:

• Glen F. Post, III	Chief Executive Officer and President

• Karen A. Puckett	Executive Vice President and Chief Operating Officer

• R. Stewart Ewing, Jr.	Executive Vice President, Chief Financial Officer and Assistant Secretary

• Stacey W. Goff	Executive Vice President, General Counsel and Secretary

• David D. Cole	Executive Vice President — Controller and Operations Support

Executive Summary

As described further below, the central goals of our executive pay programs are to incentivize our executives to attain objectives that we believe will create shareholder value, to reward performance that contributes to the execution of our business strategies, and to attract and retain the right executives for our business.

2013 Business Highlights. During 2013, we achieved several significant accomplishments, including the following:

•

Improved our core revenue (which is the sum of the strategic revenues and legacy revenues line items from our Consolidated Statements of Operations) trend by 100 basis points, to a 1.3% decline in 2013 from 2.3% in 2012, representing continued solid progress toward revenue stability and anticipated growth over time.

•	Generated strategic revenue growth of nearly $400 million, a 4.7% increase from 2012, and realized 99.3% of our 2013 target goal.

•	Added approximately 140,000 high-speed Internet (broadband) customers during the year, representing 2.4% year over year growth.

•

Expanded availability of our facilities-based video services, marketed as PrismTM TV, to approximately 800,000 additional households during 2013; achieved a record 64% increase in annual PrismTM TV customer growth, adding nearly 69,000 subscribers during the year.

•

Launched Managed Office, featuring user-friendly, fully managed IT services and communication solutions bundles for businesses of all sizes that deliver a level of customer service typically available only to larger business customers.

•

Successfully completed over $2.5 billion of debt refinancing transactions, which, coupled with other related financing transactions, (i) simplified our capital and public reporting structure and (ii) extended the average maturity of our outstanding debt.

•	Completed our acquisitions of AppFog, Inc. and Tier 3, Inc., further strengthening and enhancing our managed hosting and cloud solutions infrastructure and capabilities.

•	Repurchased 46 million Common Shares for $1.57 billion during 2013, representing 7.3% of shares outstanding as of December 31, 2012.

2013 Executive Compensation Highlights. During 2013, the Compensation Committee of our Board took various steps to (i) continue its prior efforts to reduce the gap between the compensation of our named executive officers and their peers at other companies caused by the rapid acquisition-driven growth in the size, territorial reach and complexity of the Company and (ii) strengthen the linkage between executive pay and our performance and strategic goals. Our recent key executive compensation decisions and highlights are summarized below.

•	In May 2013, we received the favorable vote of over 94% of our shareholders with regards to our annual “say on pay” vote.

•

Our 2013 operating performance resulted in annual incentive bonus performance payouts of 102% for each of our named executive officers, other than our chief operating officer, whose 2013 performance merited a 107.1% payout.

•

After increasing the base salaries of our named executive officers in August 2012, the Compensation Committee increased short- and long-term incentive opportunities for our named executive officers in May 2013 to address pay gaps and move compensation levels closer to the 50th percentile of market levels, as described further in “Summary of 2013 Compensation for our Named Executives — Shortfall in Compensation Levels.”

•

The Compensation Committee also modified the design of our short- and long-term incentive programs, further aligning executive pay with business performance and strategies. See further discussion of these changes below under “Pay for Performance.”

Pay for Performance

We believe that a significant portion of our executives’ compensation should be payable only when merited by our performance. Currently, all of the annual bonus compensation of each of our senior officers and half of their long-term equity incentive compensation is payable only if we attain certain specified goals, thereby placing a substantial portion of their compensation at risk. The remaining portion of our senior officers’ long-term equity incentive compensation is currently paid in time-vested restricted stock, the value of which is dependent on our performance over an extended vesting period. This pay element is designed to create additional incentives for our executives to focus on sustainable, long-term growth. We took the following steps in 2013 to further strengthen the linkage between our executive pay and our performance:

•

The above-described modifications of compensation programs increased the portion of target total direct compensation that is performance-based from 52% to 53% for our CEO and on average from 47% to 51% for our other named executives.

•

The Compensation Committee increased, from 30% to 50%, the portion of the annual bonus dependent upon attainment of strategic revenue and strategic goals and increased the number and specificity of the strategic goals.

•

The Compensation Committee awarded half of the performance-based restricted shares based upon a new revenue target over a three year performance period and the other half upon our relative total shareholder return versus a new custom peer group over a three year performance period.

For further information on the performance goals established by our Compensation Committee, see below “— Annual Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” For more information on our recent financial performance, see Appendix B to this proxy statement.

Realized Vesting of Performance-Based Restricted Stock. Our past issuances of performance-based restricted shares provide further evidence of our “pay for performance” philosophy. In 2010 and 2011, the Committee granted half of the value of the executives’ long-term awards in the form of performance-based restricted stock measured against our total shareholder return relative to the S&P 500 index, with the other half being in the form of time-vested restricted stock.

•

The 2010 performance-based restricted shares had a performance period of January 1, 2010 through December 31, 2012 and our total shareholder return was 35.29%, which ranked 254 out of 471 (representing the number of S&P 500 index companies remaining) or the 46th percentile, which resulted in a 92% payout rate. Ultimately, 92% of the target number of performance-based restricted shares granted for each of our officers vested in March 2013, with all remaining shares being forfeited.

•

The 2011 performance-based restricted shares had a performance period of January 1, 2011 through December 31, 2013 and our total shareholder return was (14.42)%, which ranked 431 out of 472 (representing the number of S&P 500 index companies remaining) or the ninth percentile, which was below threshold and resulted in a 0% payout. In February 2014, the Compensation Committee confirmed that none of the target performance-based restricted shares granted in 2011 will vest, and all shares were forfeited.

Assessment of “Say on Pay” Voting Results. In May 2012 and 2013, over 96% and 94%, respectively, of the votes cast by our shareholders with respect to our “say on pay” proposal were favorable. In connection with making executive compensation decisions since May 2013, the Committee has taken note of this vote, and concluded that shareholders are generally satisfied with the scope and structure of our compensation programs. Nonetheless, the Committee has continued to change and refine these programs in an effort to further promote the goals of our executive compensation philosophy described below.

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally responsible. More specifically, our executive compensation programs are designed to:

•	provide performance-based reward opportunities that support growth and innovation without encouraging excessive risk taking,

•	reinforce our business strategies and our creation of long-term shareholder value by making substantial amounts of our executives’ compensation dependent upon attaining these goals,

•	align the interests of executives and shareholders by providing a majority of our executive compensation in the form of long-term equity grants,

•

attract, retain and motivate key executives by targeting compensation at the 50th percentile of market levels with an appropriate mix of fixed and variable compensation, short-term and long-term incentives, and cash and equity-based pay,

•	recognize and support outstanding contributions and results, both on an individual basis and a company or divisional basis,

•	manage cost and share dilution, and

•

promote internal equity by offering comparable remunerative opportunities to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate.

Our Compensation Practices

To assist us in achieving our broad compensation goals outlined above, we apply the following practices (many of which are described further elsewhere in this CD&A):

What We Do

•

Adhere to various other executive compensation “best practices,” including (i) a commitment to performance-based compensation weighted heavily towards long-term equity awards, (ii) requiring our executives to own a significant amount of our stock, (iii) reviewing annually our compensation programs to avoid encouraging excessively risky behavior, (iv) conducting annual “say-on-pay” votes and (v) maintaining a compensation “clawback” policy

•	Annually review the continued appropriateness of our peer group

•	Benchmark base salary and annual and long-term incentive opportunities against 50th percentile peer compensation levels

•

Incorporate into our executive compensation decisions the results of intensive annual full-day performance reviews of our senior officers led by independent directors serving on our Nominating and Corporate Governance Committee and our Compensation Committee

•

Limit the number of performance-based restricted shares that will vest if our total shareholder return over the applicable performance period is negative (regardless of how strong our relative performance is)

•	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

•	Require our executives to agree to compensation forfeiture covenants broader than those mandated by law.

What We Don’t Do

•	Enter into employment agreements with our incumbent executives

•	Maintain a supplemental executive retirement plan

•	Permit our directors or employees to hedge our stock, or our directors or senior officers to pledge our stock

•	Pay dividends on our executives’ unvested restricted stock

•	Permit the Compensation Committee’s current consultant to provide services to CenturyLink

•

Pay, provide or permit (i) excessive perquisites, (ii) excise tax “gross-up” payments, (iii) single-trigger change of control equity acceleration benefits or (iv) other comparable disfavored compensation practices.

Use of “Benchmarking” Data

With assistance from its compensation consultant, the Compensation Committee assembles “peer groups” of other companies comparable to CenturyLink in order to compare:

•	the compensation of our executives against individuals who work in similarly-situated positions at peer companies (“compensation benchmarking”), and

•	our relative company-wide performance against the performance of other peer companies (“performance benchmarking”).

We generally endeavor to perform this analysis in the fourth quarter of a year in order to determine compensation levels and pay actions, if any, for the upcoming year. See the further discussion below in “— Our Compensation Decision-Making Process — Review Process.”

Compensation Benchmarking. Assuming targeted levels of performance are achieved, we strive to provide to each executive who has demonstrated strong performance total compensation within a range of the median of compensation levels paid by a designated group of peer companies selected by our Compensation Committee. We believe that this practice allows us to attract and retain talented executives, while also enabling us to maintain a competitive cost base with respect to compensation expense.

Over the past year, the Compensation Committee used the following data, based on input from its compensation consultant, to benchmark compensation levels for our executives against individuals who work in similarly-situated positions at comparable companies:

•	general survey data compiled by the compensation consultant containing compensation information about a broad range of public companies generally similar in size to us, and

•	compensation data publicly disclosed by companies included within the compensation peer group described below.

Since our 2011 acquisitions of Qwest and Savvis, we have made several refinements to our compensation benchmarking peer group to match the increased size, complexity and diversity of our expanded operations. In August 2012, the Committee adopted the following 13-company peer group for compensation benchmarking in support of pay decisions for 2013:

Cablevision Systems Corporation	Motorola Solutions, Inc.
Charter Communications, Inc.	NII Holdings, Inc.
Comcast Corporation	QUALCOMM Incorporated
DIRECTV	Sprint Nextel Corporation
DISH Network Corporation	Time Warner Cable Inc.
Frontier Communications Corporation	Viacom Inc.
Liberty Global, Inc.

In selecting these 13 peer companies, the Committee focused principally on cable and other communications companies that are generally comparable to us in terms of size, markets and operations. The Committee elected to include two other telecommunication companies (Sprint and Frontier), but elected not to include Verizon or AT&T, both of which are substantially larger than us, or any other telecommunication companies, all of which are substantially smaller than us.

The Committee reviews its compensation benchmarking peer group annually to ensure that it remains well-suited for its intended purposes. In October 2013, in support of pay decisions for 2014, the Committee made changes to this peer group by removing Liberty Global, Inc. due to its merger and removing Frontier Communications Corporation due to a decline in revenue size.

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

Performance Benchmarking. In 2013, the Committee constructed an additional peer group in connection with its grant of performance-based restricted stock to our senior officers on May 23, 2013. As explained in greater detail under the heading “— Long-Term Equity Incentive Compensation,” the Committee elected to base the vesting of half of the 2013 grants of performance-based restricted shares on our relative total shareholder return between January 1, 2013 and December 31, 2015 compared to that of the 30-company industry peer group described below. In prior years, the Committee compared our total shareholder return to that of the S&P 500 index for these purposes. In 2013, the Committee determined that it could construct a broad industry peer group with historical total shareholder returns that correlate more closely with our historical total shareholder returns, when compared to correlations of our returns with the S&P 500 index and other readily-available indexes. With the aid of its compensation consultant, the Committee selected the following companies to comprise its 30-member peer group for performance benchmarking:

Finisar Corporation	Windstream Corporation
General Communication, Inc.	Consolidated Communications Holdings, Inc.
IDT Corporation	DISH Network Corporation*
Cogent Communications Group, Inc.	USA Mobility, Inc.
JDS Uniphase Corporation	Virgin Media Inc.
Time Warner Cable Inc.*	Sirius XM Radio Inc.
Motorola Solutions, Inc.*	Ciena Corporation
TW Telecom Inc.	NII Holdings, Inc.*
United States Cellular Corp	Cablevision Systems Corporation*
AT&T Inc.	Viacom Inc.*
Sprint Nextel Corporation*	LodgeNet Interactive Corporation
Level 3 Communications, Inc.	Liberty Global, Inc.*
Verizon Communications Inc.	Cincinnati Bell Inc.
Comcast Corporation*	Telephone and Data Systems, Inc.
Multiband Corporation	Crown Castle International Corp.

*	Also included in the Committee’s above-listed 13-company peer group used for 2013 compensation benchmarking.

Overview of Elements and Amounts of Compensation

We believe the following elements of our compensation program help us to realize our compensation philosophy and objectives:

•	Base Salary. Base salary provides a competitive and stable component of income to our executives, as a majority of their total compensation is variable and contingent on performance from year to year.

•

Annual Incentive Bonuses. This element provides competitively based short-term incentive opportunities for our executives to earn annual cash bonuses for achieving financial or strategic goals that are established by the Compensation Committee each fiscal year. See “— Annual Incentive Bonuses” for a description of how the Committee sets goals and determines annual incentive bonuses.

•

Long-Term Incentive Compensation. Long-term incentive compensation ensures that our executives’ interests are aligned with those of our shareholders. During 2013, the Company further strengthened the “pay-for-performance” component of our long-term incentive compensation program by (i) adding a new three-year revenue goal in addition to relative total shareholder return measured over a three-year performance period and (ii) constructing a new custom peer group. For further discussion, see “— Long-Term Equity Incentive Compensation” below.

•

Other Benefits. We believe our other benefit programs, which comprise a minimal portion of our executive officers’ total annual compensation, are in line with standard market practices. For further discussion, see “— Other Benefits” below.

•

Change of Control and Severance Benefits. We do not have individual employment agreements, but rather have adopted change of control agreements and an executive severance program offering customary severance benefits in order to retain executives and enhance their productivity by alleviating concerns about the economic impact of involuntary terminations of employment and, in the case of a change of control, providing continuity of management. We do not offer tax “gross-up” provisions and have “double-trigger” change of control provisions. For further discussion, see “— Other Benefits” below.

Summary of 2013 Compensation for our Named Executive Officers

General. Two of the core principles of our compensation philosophy are to offer competitive compensation to our named executive officers at the 50th percentile of market levels with an appropriate mix of fixed and variable compensation. Our 2013 annual incentive bonus target percentages and the total fair value of our 2013 equity grants for our executive officers were based on these principles.

•

Annual Incentive Bonus Target Percentage. In determining the bonus target percentage for each senior officer, the Committee discussed each officer’s responsibilities, capabilities, performance and contributions both against individual goals and objectives as well as in comparison to internal peers. The Committee also reviewed market data regarding annual incentive compensation paid to comparable executives at peer companies reflected in the benchmarking data compiled by the compensation consultant.

•

Long-Term Incentive Compensation. In determining the size of each senior officer’s 2013 grant, the Committee (i) discussed each officer’s responsibilities, capabilities, performance and contributions, (ii) reviewed market data regarding long-term incentive compensation paid to comparable executives at peer companies reflected in the benchmarking data compiled by the compensation consultant, and (iii) reviewed current equity ownership levels to ensure they are sufficient to adequately incentivize our officers to create sustainable long-term shareholder value and to mitigate the risk associated with competitor offer packages.

As discussed further below under “— Shortfall in Compensation Levels,” the Committee’s compensation consultant advised us in 2013 that our annual incentive bonus targets and long-term incentive compensation were both well below market-competitive compensation levels of peer companies. After assessing all of these factors, in 2013 the Committee granted the increased awards illustrated in the charts in the next section below.

Shortfall in Compensation Levels. Over the past few years, our rapid growth through acquisitions has caused our total target compensation levels to fall well below market-competitive compensation levels. The Committee took a two-step approach to address these pay gaps and move compensation levels closer to the 50th percentile of market levels. The Committee increased named executives’ salaries in August 2012, as reported in our 2013 proxy statement, and increased the named executives’ short- and long-term incentive opportunities in May 2013. These changes to compensation are illustrated in the charts below.

Note: All market data reflected in the charts above represents target total direct compensation as of August 2012, which was the most recent information available when the Committee took action in May 2013.

Prior to our August 2012 base salary increases, Mr. Post’s target total direct compensation was below the 25th percentile of market compensation levels and 51% of market median compensation levels. As a result of Mr. Post’s strong performance and his below market-competitive level, in May 2013 the Committee took the following actions, (i) increased his bonus target percentage from 125% to 150% and (ii) increased his targeted aggregate grant date fair value from $4,400,000 to $6,600,000, which puts all 2013 compensation increases at risk or subject to the performance of our stock. Following these compensation increases, Mr. Post’s target total direct compensation was slightly above the 25th percentile of market compensation levels and 71% of market median compensation levels.

Prior to our August 2012 base salary increases, Ms. Puckett’s target total direct compensation was between the 25th and 50th percentile of market compensation levels and 70% of market median compensation levels. In May 2013, the Committee increased her bonus target percentage from 85% to 110% and increased her targeted aggregate grant date fair value from $1,920,000 to $2,283,750, which puts all 2013 compensation increases at risk or subject to the performance of our stock. Following these compensation increases, Ms. Puckett’s target total direct compensation was between the 25th and 50th percentile of market compensation levels and 85% of market median compensation levels.

Prior to our August 2012 base salary increases, Mr. Ewing’s target total direct compensation was below the 25th percentile of market compensation levels and 84% of market median compensation levels. In May 2013, the Committee increased his bonus target percentage from 85% to 110% and increased his targeted aggregate grant date fair value from $1,488,000 to $1,560,000, which puts all 2013 compensation increases at risk or subject to the performance of our stock. Following these compensation increases, Mr. Ewing’s total direct compensation was slightly below the 50th percentile of market compensation levels and 95% of market median compensation levels.

Prior to our August 2012 base salary increases, Mr. Goff’s target total direct compensation was between the 25th and 50th percentile of market compensation levels and 73% of market median compensation levels. In May 2013, the Committee increased his bonus target percentage from 65% to 110% and increased his targeted aggregate grant date fair value from $1,104,000 to $1,200,000, which puts all 2013 compensation increases at risk or subject to the performance of our stock. Following these compensation increases, Mr. Goff’s target total direct compensation was below the 50th percentile of market compensation levels and 90% of market median compensation levels.

Prior to our August 2012 base salary increases, Mr. Cole’s target total direct compensation was between the 25th and 50th percentile of market compensation levels and 81% of market median compensation levels. In May 2013, the Committee increased his bonus target percentage from 65% to 90% and increased his targeted aggregate grant date fair value from $1,104,000 to $1,140,000, which puts all 2013 compensation increases at risk or subject to the performance of our stock. Following these compensation increases, Mr. Cole’s target total direct compensation was below the 50th percentile of market compensation levels and 91% of market median compensation levels.

Each element of our 2013 compensation is discussed further below under the headings “— Salary,” “— Annual Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” In each case, more information on how we determined specific pay levels is located under the heading “— Our Compensation Decision-Making Process.”

Salary

General. In the first half of 2013, the Committee determined that the named executives’ then-prevailing salaries were generally in alignment with their targeted 50th percentile salary levels based on data compiled by its compensation consultant. Although several of the named executives’ salaries were below mean levels, the Committee elected to make no changes to the named executives’ salaries during 2013 in light of the Committee’s desire to emphasize incentive compensation opportunities more than salary.

Recent Actions. In February 2014, the Committee increased Mr.  Goff’s salary by 5% to $525,000. There were no other changes to our remaining executive officers’ salaries.

Annual Incentive Bonuses

General. We design our annual cash bonus programs based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies. We currently offer annual incentive bonuses to 100% of our non-union and non-sales employees.

The 2013 bonuses paid to our named executives were calculated under a two-step process. In step one, the Committee determined that we had attained during 2013 a 14.1% operating cash flow return on average assets, which exceeded the target level established by the Committee in March 2013 under a program designed to qualify our 2013 annual bonuses as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. By exceeding this target, each of our named executives qualified for potential annual bonuses up to a fixed maximum amount defined as a percentage of the executive’s 2013 salary.

In step two, the Committee authorized actual bonuses substantially lower than these maximum potential bonuses. The 2013 bonuses actually paid to our named executives were determined by measuring the executives’ performance against the specific objectives and targets established by the Committee in 2013 and described below under the heading “— Performance Objectives and Targets.” The actual amounts of the named officers’ 2013 bonuses were calculated as follows:

Named Officer	2013 Salary	x	Bonus Target %	x	Earned Performance %(1)	=	Bonus(2)	Actual Award as % of Salary
Glen F. Post, III Chief Executive Officer and President	$1,100,000		150%		102.0%		$1,683,000	153%
Karen A. Puckett Executive Vice President and Chief Operating Officer	725,000		110%		107.1%		854,123	118%
R. Stewart Ewing, Jr. Executive Vice President, Chief Financial Officer and Assistant Secretary	650,000		110%		102.0%		729,300	112%
Stacey W. Goff Executive Vice President, General Counsel and Secretary	500,000		110%		102.0%		561,000	112%
David D. Cole Executive Vice President —Controller and Operations Support	475,000		90%		102.0%		436,050	92%

(1)	Calculated as discussed below under “— 2013 Performance Results.”
(2)	These bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.”

Performance Objectives and Targets. As noted above, in 2013 the Committee established:

•

A target level of operating cash flow return on average assets for purposes of fixing the maximum amount of potential annual bonuses for 2013 payable to our senior officers in accordance with Section 162(m) of the Internal Revenue Code, and

•

“minimum,” “target” and “maximum” threshold levels of operating cash flow and strategic revenues, as well as certain strategic initiative goals, for purposes of determining in early 2014 the actual amount of 2013 annual bonuses to be paid to our senior officers.

For purposes of calculating the aggregate 2013 bonus payment to each of our named executive officers, the following goals were weighted as follows:

	Financial Performance Objectives
Named Officer	Consolidated Operating Cash Flow	Consolidated Strategic Revenue	Business Unit Strategic Revenue	Strategic Initiatives(1)	Total
Glen F. Post, III Chief Executive Officer and President	50%	30%	—	20%	100%
Karen A. Puckett Executive Vice President and Chief Operating Officer	50%	10%	20%	20%	100%
R. Stewart Ewing, Jr. Executive Vice President, Chief Financial Officer and Assistant Secretary	50%	30%	—	20%	100%
Stacey W. Goff Executive Vice President, General Counsel and Secretary	50%	30%	—	20%	100%
David D. Cole Executive Vice President — Controller and Operations Support	50%	30%	—	20%	100%

(1)	Each named executive’s potential payout with respect to these strategic initiatives is dependent upon his or her respective business unit and area of responsibility. See further discussion below under the heading “ — 2013 Performance Results.”

The 2013 operating cash flow and strategic revenue targets set by our Committee with respect to our named officers were as follows:

	Performance Levels (in millions)
Financial Performance Objectives	Minimum	Target(1)		Maximum
Consolidated Operating Cash Flow(2)	$6,977.75	$7,345.00	(3)	$7,712.25
Consolidated Strategic Revenue(4)	8,482.35	8,790.00		9,097.65
Business Unit Strategic Revenue(5)	5,075.90	5,260.00		5,444.10

(1)	Based upon the same forecasts used in connection with our publicly-disclosed guidance.
(2)	Represents operating income plus depreciation and amortization expenses.
(3)	Represents the midpoint of a target that ranges from $7,308.275 million to $7,381.725 million.
(4)	Represents revenue from providing the following services: high speed internet, internet protocol television (IPTV), data hosting, cloud computing, private line/special access, Ethernet/multiprotocol label switching (MPLS), satellite video and voice over internet protocol (VoIP), all as reported in our publicly-filed financial statements.
(5)	Represents revenue derived from our business and consumer segments, all as reported in our publicly-filed financial statements; these targets were applicable to Ms. Puckett for 2013, with different targets being applicable to other officers with responsibilities regarding other operating segments.

Bonuses payable with respect to attainment of “strategic initiatives” were based on the Compensation Committee’s assessment of each senior officer’s specific contributions regarding some or all of the following five strategic initiatives selected by the Committee in consultation with management:

•	attainment of growth goals for our facilities-based internet protocol television service (IPTV), marketed as PrismTM TV

•	increases in the number of customers in our markets purchasing our data services, which we refer to as our data penetration rate

•	the number of completed installations of fiber optic cables linking our network to nearby wireless towers

•	simplification of our network designed to reduce costs and improve our operations

•	attainment of hosting growth goals.

Each of these five strategic initiatives was weighed equally for Messrs. Post, Ewing, Goff and Cole (meaning that 4% of their total bonus was based on their attainment of each of these five strategic initiatives). Ms. Puckett’s strategic bonus was based principally on IPTV growth and increased data penetration, and secondarily on network simplification. Depending on their responsibilities, our other senior officers’ strategic bonuses were based on their contributions towards different combinations of these five goals.

Linkage of Performance Objectives with our Compensation Philosophy. The Committee selected the above-described 2013 metrics because they correlate strongly with our compensation philosophy and financial and strategic objectives for the following reasons:

•

Strong operating cash flow is critical to our success because it enables us to, among other things, (i) fund strategic capital investments designed to expand our business opportunities, (ii) return cash to our shareholders through dividends or share repurchases, and (iii) meet our debt and pension obligations.

•

Strategic revenue growth promotes our critical strategic objective of identifying new or growing revenue sources designed to offset anticipated decreases in our legacy revenues and to diversify our earnings streams.

•	Attaining success with respect to each of the five above-listed strategic initiatives will help us expand and diversify our customer base, reduce costs or otherwise improve our operations.

The Compensation Committee set the target levels of performance described above based on assessments of the difficulty of achieving such levels and the potential impact of such achievement on enhancing shareholder value. Based upon our earned performance levels for the past three years, our chief executive officer received bonus payments equal to 96%, 135% and 102% of target levels for 2011, 2012 and 2013, respectively.

2013 Performance Results. In February 2014, the Compensation Committee reviewed management’s assessment of the Company’s performance as compared to the targets established for 2013 with respect to each of our senior officers. The Committee determined that the aggregate earned performance for these performance objectives and targets was 102.0% for Messrs. Post, Ewing, Goff and Cole and 107.1% for Ms. Puckett, as described further below.

During 2013, we achieved the financial results described below which, based on the financial objective payout scale described below, resulted in the following earned performance level for each financial objective:

•	consolidated operating cash flow of $7.432 billion, which exceeded its target of $7.345 billion, thereby resulting in earned performance of 115.2% of the target level for each named executive

•	consolidated strategic revenue of $8.729 billion, which was slightly under its target of $8.790 billion, thereby resulting in earned performance of 90.1% of the target level for each named executive

•	Business and Consumer segment revenue of $5.253 billion, which was slightly under its target of $5.260 billion, thereby resulting in earned performance of 98.1% of the target level for Ms. Puckett

Financial Objective Payout Scale

Performance Level	Consolidated Operating Cash Flow	Consolidated Strategic Revenue	Business Unit Strategic Revenue	Percentage of Earned Performance
Maximum	≥105.0%	≥103.5%	≥103.5%	200%
Target	100.0%	100.0%	100.0%	100%
Threshold	95.0%	96.5%	96.5%	50%
Below Threshold	< 95.0%	< 96.5%	< 96.5%	0%

With respect to the 20% of 2013 annual bonuses attributable to “strategic initiatives,” the Committee reviewed with management in early 2014 the degree to which certain specific quantitative goals or benchmarks were met, as well as qualitative assessments of each senior officer’s performance. Based on these assessments, the Committee determined that earned performance for these strategic objectives was 87.0% for Messrs. Post, Ewing, Goff and Cole and 104.4% for Ms. Puckett, based on the following results:

•	we achieved growth goals for IPTV by initiating service in several new markets and met almost all of our target goals for new subscribers

•	we increased our data penetration rate, increased data revenues and gained efficiencies by integrating some internal operations, but did not meet all of our target goals for new customers

•	we exceeded our target goal of installations of fiber optic cables

•

we rolled out four multi-year projects to simplify our network to reduce costs and improve our operations, of which two are ahead of schedule and two are slightly behind schedule with mitigation plans put into place

•

although we made progress towards increasing the collaboration between our hosting and business segments, we fell short of achieving our goals regarding increasing revenues and improving our managed hosting and cloud platform.

Committee Discretion. As noted above, we exceeded our target for our 162(m) objectives which set the maximum 2013 bonuses payable to each of our senior officers. Although the Committee had the discretion, subject to certain limits, to either increase or decrease the bonus amounts determined on the basis of actual performance earned for financial and strategic initiative targets and goals, the Committee elected to do neither for our 2013 annual incentive bonus payments to any our named executive officers.

Recent Actions. The Committee has not made any changes to the bonus target percentages for our executive officers since May 2013; however, the increase to Mr. Goff’s base salary in February 2014 yielded an increase to his bonus target dollar amount.

Non-Executive Bonuses. Compared to our senior officers, the remainder of our employees have more diverse and individualized performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “— Our Compensation Decision-Making Process,” the CEO approves the performance goals of substantially all of the non-senior officers under the general supervision of the Compensation Committee.

Long-Term Equity Incentive Compensation

General. Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, restricted stock units and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on sustainable long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel. In March 2014, we granted long-term equity incentive compensation awards to approximately 2%, of our employees.

2013 Executive Grants. During 2013, the Committee granted to our named officers the following number of (i) restricted shares that will vest over a three-year period principally in exchange for continued service (“time-vested restricted shares”), (ii) performance-based restricted shares that will vest in 2016 principally based on our relative total shareholder return (the “TSR performance-based restricted shares”) and (iii) performance-based restricted shares that will vest in 2016 principally based on our attainment of absolute revenue targets over the three year performance period (the “absolute revenue performance-based restricted shares”):

			Performance-Based Restricted Shares
Named Officer	Time-Vested Restricted Shares		No. of TSR Performance- Based Restricted Shares(2)	No. of Absolute Revenue Performance- Based Restricted Shares(2)	Fair Value(1)	Total Fair Value(1)
	No. of Shares	Fair Value(1)
Glen F. Post, III Chief Executive Officer and President	88,145	$3,300,000	44,073	44,073	$3,300,000	$6,600,000
Karen A. Puckett Executive Vice President and Chief Operating Officer	30,500	1,141,875	15,251	15,250	1,141,875	2,283,750
R. Stewart Ewing, Jr. Executive Vice President, Chief Financial Officer and Assistant Secretary	20,834	780,000	10,418	10,417	780,000	1,560,000
Stacey W. Goff Executive Vice President, General Counsel and Secretary	16,026	600,000	8,014	8,013	600,000	1,200,000
David D. Cole Executive Vice President — Controller and Operations Support	15,225	570,000	7,613	7,612	570,000	1,140,000

(1)	For purposes of this table, we determine both time-vested and performance-based restricted shares by dividing the total fair value granted to the executive by the volume-weighted average closing price of our Common Shares over a 15-trading day period ending five trading days prior to the grant date. In the Summary Compensation Table, however, our 2013 grants of time-vested restricted stock are valued based on the closing stock price of our Common Shares on the day of grant, and our 2013 grants of performance-based restricted shares are valued as of the grant date based on probable outcomes, in each case in accordance with SEC disclosure rules. See note 1 to the Summary Compensation Table for more information.
(2)	Based on the number of restricted shares granted in 2013. As discussed further below, the actual number of shares that vests in the future may be lower or higher.

Linkage of Performance Objectives with our Compensation Philosophy. We believe basing a portion of our executives’ long-term compensation on our stock performance against our industry peers is a powerful tool to incentivize our executives’ performance. We further believe that meeting our annual revenue targets is critical to our long-term company strategy and, if achieved consistently and at superior levels, should maintain or increase shareholder value. Therefore in 2013, we redesigned our performance-based restricted shares to further strengthen the linkage between our performance objectives with our most important long-term goals by implementing the following design changes:

•

Relative Total Shareholder Return. In 2013, the Committee, after discussions with its compensation consultant and management, changed the peer group benchmark used to measure our total shareholder return performance from the S&P 500 index to a self-selected 30-company industry peer group. See further discussion under “— Use of ‘Benchmarking’ Data — Performance Benchmarking.”

An overview of our TSR performance-based restricted shares granted in 2013 is outlined below.

•	Performance Benchmark: Our percentile rank versus the above-described 30-company industry peer group

•	Performance Period: January 1, 2013 through December 31, 2015

•

Performance Vesting: The ultimate number of TSR performance-based restricted shares that vest will be based on our total shareholder return during the above-described performance period relative to the total shareholder return of the 30-company peer group over the same period, as illustrated in the table below; provided, however, that none of our TSR performance-based restricted shares will vest unless we attain a 6% operating cash flow annual return on average assets during the performance period (the “Cash Flow Target”):

Relative Total Shareholder Return
Performance Level	Company’s Percentile Rank	Payout as % of Target Award(1)
Maximum	≥ 75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%

(1)	Linear interpolation is used when our relative TSR performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

•

Absolute Revenue Target. In 2013, the Committee introduced a new metric based principally upon the attainment of absolute revenue targets over a three-year performance period. “Absolute revenue” is defined as the sum of our consolidated legacy and strategic revenue, in each case defined in the same manner we reported such amounts in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

An overview of our absolute revenue performance-based restricted shares granted in 2013 is outlined below.

•	Performance Benchmark: The sum of an absolute revenue target separately established by the Subcommittee during the first quarter of the years 2013, 2014, and 2015

•	Performance Period: January 1, 2013 through December 31, 2015

•

Performance Vesting: The ultimate number of our absolute revenue performance-based restricted shares that vest will be based on our achievement of the aggregate three-year absolute revenue target, as illustrated in the table below; provided, however, none of our absolute revenue performance-based restricted shares will vest unless we attain the Cash Flow Target.

Absolute Revenue
Performance Level	Company’s Performance(1)		Payout as % of Target Award(2)
Maximum	≥	103.5%	200%
Target		100.0%	100%
Threshold		96.5%	50%
Below Threshold		< 96.5%	0%

(1)	Sum of absolute revenue actually attained for the years 2013, 2014 and 2015 divided by the sum of absolute revenue target separately established for each of the years 2013, 2014, and 2015
(2)	Linear interpolation is used when our absolute revenue performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

For additional information on the above-described grants, see “Executive Compensation — Incentive Compensation and Other Awards.”

Types of Awards. We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, that align the interests of our officers and shareholders, that foster our long-term financial and strategic objectives and that are competitive with incentives offered by other companies. Since 2008, the Committee has elected to issue all of our long-term equity compensation grants in the form of restricted stock for a variety of reasons, including:

•	the Committee’s recognition of the prevalent use of restricted stock by our peers,

•	the Committee’s desire to minimize the dilution associated with our rewards, and

•	the retentive value of restricted stock under varying market conditions.

In an effort to increase the link between our performance and executive compensation, since 2010 the Committee has issued at least half of the value of our senior officers’ long-term awards in the form of performance-based restricted stock, with the other half being in the form of time-vested restricted stock. As described further above, the number of performance-based restricted shares that ultimately vest is dependent solely upon our relative total shareholder returns for the awards made between 2010 and 2012, and is dependent upon both our relative total shareholder returns and our attainment of certain absolute performance targets for awards made in 2013.

For additional information on the vesting and other terms of our equity awards (including certain voluntary limits on the number of performance-based restricted shares that vest if our total shareholder return over the performance period is negative and our intent to comply with Section 162(m) of the Internal Revenue Code) with respect to certain aspects our executive compensation, see “Executive Compensation — Incentive Compensation and Other Awards.”

Dividends. Since 2011, all dividends paid with respect to restricted stock awards have been payable to the recipient only upon the vesting of the award.

Recent Actions. At its February 2014 meeting, the Committee granted equity awards to our senior officers on terms and in amounts substantially similar to the awards granted to them in 2013. The Committee did, however, (i) increase the targeted aggregate grant date fair value of Mr. Post’s and Mr. Goff’s awards from $6,600,000 to $7,500,000 and from $1,200,000 to $1,260,000, respectively, and (ii) increased the portion of each senior officer’s equity awards subject to performance conditions from 50% in 2013 to 60% in 2014.

Qwest Retention Grants

As contemplated under our merger agreement with Qwest, we implemented in mid-2010 a retention program designed to ensure that over 200 of our top officers and managers had adequate incentives to remain employed with us through completion of the Qwest acquisition and the critical period of integration thereafter. All of the grant date value of the CEO’s awards under this plan and three-quarters of the grant date value of all other executives’ awards thereunder have been previously reported as 2010 compensation in our prior proxy statements. The remaining one-quarter of the grant date value of these awards payable to the other executives (in the form of deferred cash awards) is reported in equal installments for 2011 and 2012 in the Summary Compensation Table appearing below.

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who meet certain eligibility requirements, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Change of Control Arrangements. We have agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink. If triggered, benefits under these change of control agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, (iii) certain continued welfare benefits for a limited period, and (iv) the value or benefit of any long-term equity incentive compensation, if and to the extent that the exercisability, vesting or payment thereof is accelerated or otherwise enhanced upon a change of control pursuant to the terms of any applicable long-term equity incentive compensation plan or agreement.

Under these agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles. We have filed with the SEC copies of our change of control agreements.

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

Effective January 1, 2011, we restructured these change of control agreements to reduce the benefits payable thereunder, to eliminate tax “gross-up” provisions, to eliminate “modified single trigger” provisions, and to narrow the rights of executives to make claims for severance benefits.

For more information on change of control arrangements applicable to our executives, including our rationale for providing these benefits, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “— Severance Benefits” immediately below.

Severance Benefits. In August 2012, the Compensation Committee adopted an executive severance plan that provides severance benefits to our senior officers and other specified key employees. The plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer, payable solely if the senior officer is involuntarily terminated by us without cause in the absence of a change of control. Payments to senior officers terminated in connection with a change of control are separately governed by the change of control arrangements discussed immediately above under the heading “— Change of Control Arrangements.”

Under our executive severance plan, subject to certain conditions and exclusions, more junior officers or managers receive certain specified cash payments and other benefits if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Our full-time non-union employees not covered by our executive severance plan may, subject to certain conditions, be entitled to certain specified cash severance in connection with certain qualifying terminations.

In 2012, we adopted a policy requiring us to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel without reimbursing us, and permits each other executive officer to use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below. Each year the Compensation Committee receives a report on the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy. In connection with its recent election to retain this policy, the Committee determined that the policy was (i) providing valuable and cost-effective benefits to our executives residing in a small city with limited commercial airline service, (ii) enabling our executives to travel in a manner that we believe is more expeditious than commercial airline service, and (iii) being implemented responsibly by the executives.

On behalf of our executive officers, we pay premiums on their respective supplemental life insurance policies in amounts sufficient to provide the same death benefits available under predecessor agreements, and permit each executive officer to purchase additional post-retirement coverage at their cost.

Most years, we organize one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a long weekend. These retreats are typically held in an area where we conduct operations, and include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain a stock purchase plan that enables our officers and most of our other employees to purchase Common Shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.

Our Compensation Decision-Making Process

Role of Compensation Committee. The Compensation Committee of our Board establishes, evaluates and monitors our executive compensation programs, subject to the Board’s oversight. Specifically, the Committee (or a subcommittee thereof) approves the compensation payable to each executive officer, as well as any other senior officer.

As described further below, the Compensation Committee’s compensation decision-making process requires a careful balancing of a wide range of factors, including:

•	the group and individual performance and responsibilities of our executives,

•	the competitive compensation practices of peer companies,

•	the performance of our Company in relation to our peers and our internal goals,

•	the financial impact and risk characteristics of our compensation programs, and

•	our strategic and financial imperatives.

The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.”

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee has used Hay Group as its compensation consultant since September 2010. Throughout 2013, representatives of Hay Group actively participated in the design and development of our executive compensation programs, and attended all of the Committee’s meetings. Hay Group provides no other services to the Company, and, to our knowledge, has no prior relationship with any of our named executive officers. As required by SEC rules and New York Stock Exchange listing standards, the Committee has assessed the independence of Hay Group and concluded that its work has not raised any conflicts of interest.

Review Process. Each year, the Committee and its compensation consultant use benchmarking data to determine median levels of salary, annual bonuses and equity compensation paid to executives comparable to ours. In determining how much to compensate each officer, the Committee also extensively reviews a wide range of other factors, typically including:

•	the officer’s individual performance in terms of both results and behaviors, industry experience and particular set of skills,

•	the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill,

•	the role the officer plays in maintaining a cohesive management team and improving the performance of others,

•	the role the officer may have played in any recent extraordinary corporate achievements,

•	the officer’s pay and performance relative to other officers and employees,

•	the officer’s prior compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs, and

•	the recent and long-term performance of CenturyLink.

In assessing our performance, we typically review how various measures of our financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors.

Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. These tally sheets also contain performance highlights for each of our executives. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers, (ii) assess the executive officers’ performance and (iii) assure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Annual Bonus Procedures. With the assistance of management and its compensation consultant, the Compensation Committee sets bonus targets annually, and, under special circumstances, more frequently than annually. For several years, the Committee has administered our annual bonus program substantially in the manner outlined above under “ — Annual Incentive Bonuses,” although 2013 was the first year that we used the two-step assessment process described in such section. The Committee is responsible for approving for each year (i) the performance objectives, (ii) the “minimum,” “target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of the bonus payments.

Upon completion of the fiscal year, if necessary, our actual operating results are adjusted in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. The Committee intends to use these same guidelines to adjust as necessary, our actual revenues with respect to the absolute revenue performance-based restricted shares awarded in 2013. Then the specific bonus payments are calculated for that fiscal year using the formulas and other criteria approved the prior year by the Committee. After our Internal Audit Department has reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and prevent us from over-utilizing equity grants.

Annual Equity Grant Procedures. As explained further above, annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings, although in some years, such as 2013, the Committee may defer grants for a variety of reasons, including to request additional information or conduct further reviews of management’s performance. Grants of stock awards to newly-hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. We award our executives with a greater proportion of their total compensation in the form of equity grants compared to more junior officers.

Role of CEO and Management in Compensation Decisions. Although the Compensation Committee is responsible for all executive compensation decisions, each year it receives the CEO’s recommendations, particularly with respect to senior officers’ salaries. The Committee, in particular, values the CEO’s input and judgment regarding:

•	the relative strengths and weaknesses of the other senior officers and their recent performance in terms of both results and behaviors,

•	the role these senior officers play in achieving our operational and strategic goals,

•	the potential of these senior officers to assume different, additional or greater responsibilities in the future,

•	internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group, and

•	the relative criticality of retaining each senior officer, as well as such senior officer’s vulnerability to job solicitations from competitors.

The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.

The CEO and the executive management team, in consultation with the Compensation Committee’s compensation consultant, recommend to the Compensation Committee business goals to be used in establishing incentive compensation performance targets for our senior officers. In addition, our Executive Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

The CEO, in consultation with the executive management team, is responsible for approval of annual incentive targets and business goals for our non-senior officers. Annual incentive thresholds, targets, and maximum performance targets for our non-senior officers are the same as the Committee approves for our senior officers and the goals closely mirror those approved by the Committee but may have variations for weightings, inclusion or exclusion of certain goals, which may or may not be applicable to a particular business unit, group or individual. The CEO is also responsible for approving any annual salary increases, typically referred to as merit increases, earned annual bonus payout percentages, and total bonus payments for our non-senior officers, as well as individual compensation levels for all of our vice presidents. The CEO also approves all equity compensation awards to the non-senior officers, acting under authority delegated by the Compensation Committee in accordance with our shareholder approved long-term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.

Risk Assessment. As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of equity awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“clawback” policies and award caps that provide safeguards against inappropriate behavior, and

•

bonus arrangements that generally permit either the Committee (for compensation payable to senior officers) or senior management (for compensation payable to other key employees) to exercise “negative discretion” to reduce the amount of certain incentive awards.

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Forfeiture of Prior Compensation

For over 10 years, all recipients of our equity compensation grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the SEC copies of our form of equity incentive agreements containing these forfeiture provisions. Our 2010 Executive Officers Short-Term Incentive Plan contains substantially similar forfeiture provisions.

Our corporate governance guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. Certain provisions of the Sarbanes-Oxley Act of 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. In addition, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which are expected to become effective upon the completion of related rulemaking, will require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

Stock Ownership Guidelines

Under our current stock ownership guidelines, the CEO is required to beneficially own CenturyLink stock equal in market value to at least six times his annual base salary, and all other executive officers are required to beneficially own CenturyLink stock valued at least three times their annual base salary. Each executive officer has three years to attain these targets.

Under our director stock ownership guidelines, each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each outside director has five years to attain this target.

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is expected to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

All of our officers and directors are currently in compliance with our stock ownership guidelines. For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing employment agreements to our officers, and none of our long-standing executives has been granted an employment agreement. In connection with our recent mergers, however, we have assumed several employment agreements formerly granted by Embarq, Qwest or Savvis to its officers, and in a couple of instances have extended or renewed these arrangements to retain officers critical to our future plans.

Tax Gross-ups

We eliminated the use of tax “gross-up” benefits in our executives’ change of control agreements and split-dollar insurance policies in 2010, and in our outside directors’ executive physical program in early 2012. Consequently, we continue to provide these tax benefits only to a limited number of our officers under legacy employment agreements that are expected to lapse over the next couple of years. We do not intend to provide tax gross-up benefits in any new compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•

engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

We believe that all of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation paid to our CEO and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our shareholders and otherwise satisfies the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1,000,000 deduction limit. While the Compensation Committee believes that it is important for compensation paid to such covered employees to be tax deductible under the Code, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable us to continue to attract, retain, reward and motivate highly-qualified executives. Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.

Impact of FASB ASC Topic 718

The accounting standards applicable to the various forms of long-term incentive plans under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly FASB Statement 123R) constitute one factor that we consider in the design of long-term equity incentive programs. We monitor FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by the Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)	Virginia Boulet
Fred R. Nichols	William A. Owens
Harvey P. Perry

EXECUTIVE COMPENSATION

Overview

The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers and (ii) each of our three most highly compensated executive officers other than our principal executive and financial officers. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Glen F. Post, III Chief Executive Officer and President	2013	$1,100,000	$6,086,446	$1,683,000	$—	$123,801	$8,993,247
	2012	1,047,606	5,157,049	1,767,836	649,156	103,392	8,725,040
	2011	1,020,800	4,706,735	1,224,960	383,282	317,667	7,653,445
Karen A. Puckett	2013	725,000	2,106,061	854,123	—	53,845	3,739,029
Executive Vice President and Chief Operating Officer	2012	684,562	2,250,332	1,015,837	411,822	42,838	4,405,391
	2011	663,872	2,053,858	772,022	210,954	126,342	3,827,048

R. Stewart Ewing, Jr.	2013	650,000	1,438,623	729,300	—	55,769	2,873,692
Executive Vice President, Chief Financial Officer and Assistant Secretary	2012	616,105	1,744,036	914,696	415,853	38,595	3,729,286
	2011	598,764	1,591,731	696,306	259,685	178,779	3,325,265

Stacey W. Goff Executive Vice President, General Counsel and Secretary	2013 2012	500,000 450,096	1,106,631 1,293,966	561,000 526,336	— 220,263	37,527 15,965	2,205,158 2,506,626
David D. Cole	2013	475,000	1,051,288	436,050	—	31,048	1,993,386
Executive Vice President — Controller and Operations Support	2012	448,790	1,293,966	528,525	359,479	38,012	2,668,771
	2011	435,380	1,180,951	406,389	202,594	86,806	2,312,120

(1)	The amounts shown in this column reflect the fair value of awards of restricted stock made in early 2013, 2012, and 2011 in connection with our program of making annual long-term incentive compensation grants. The fair value of the awards presented in the table above has been determined in accordance with FASB ASC Topic 718. For purposes of this table, in accordance with SEC disclosure rules we determined the fair value of shares of:

•

time-vested restricted stock using the closing trading price of our Common Shares on the day of grant (or, in 2012, the business day immediately preceding the date of grant, which was a holiday), except that in 2011 we determined the value of time-vested restricted shares using a 15-trading day volume-weighted average closing price of our Common Shares;

•	relative performance-based restricted stock (as defined below) granted during each year indicated as of the grant date based on probable outcomes using Monte Carlo simulations; and

•

absolute performance-based restricted stock (as defined below) granted during 2013 based on probable outcomes (subject to future adjustments based upon changes in the closing trading price of our Common Shares at the end of each reporting period).

The aggregate value of the restricted stock awards granted to these named executives in 2013, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his or her performance-based restricted shares, would be as follows: Mr. Post, $9,897,877, Ms. Puckett, $3,424,920, Mr. Ewing, $2,339,525, Mr. Goff, $1,799,634, and Mr. Cole, $1,709,615. See Note 9 titled “Share-based Compensation” of the notes to our audited financial statements included in Appendix B for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	The amounts shown in this column reflect (i) cash payments made under our annual incentive bonus plans for actual performance in the respective years (which are described further under “— Incentive Compensation and Other Awards — 2013 Awards”) and (ii) the portion of Ms. Puckett’s, Mr. Ewing’s, Mr. Goff’s and Mr. Cole’s August 2010 deferred cash award that was paid in two equal installments during 2011 and 2012 (which are described further under “Compensation Discussion and Analysis — Qwest Retention Grants”).
(3)

Reflects the net change during each of the years reflected in the present value of the named executives’ accumulated benefits under the defined benefit plans discussed under “— Pension Benefits.” Each of our named executives experienced negative changes in the value of their pensions in 2013 (primarily due to increases in the discount rates used to value pension liabilities). The present value of the accumulated benefits under these pension plans decreased during 2013 by $125,605 for Mr. Post, $195,547 for Ms. Puckett, $91,118 for Mr. Ewing, $118,903 for Mr. Goff and $158,184 for Mr. Cole. SEC rules dictate that such decreases be treated as a $0 Change in Pension Value for purposes of calculating total compensation.
(4)	The amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination, (ii) personal use of our aircraft, (iii) contributions or other allocations to our defined contribution plans and (iv) the payment of premiums on life insurance policies, in each case for and on behalf of the named executives as follows:

Name	Year	Physical Exam	Aircraft Use	Contributions to Plans	Life Insurance Premiums Paid	Total
Mr. Post	2013	$4,026	$17,920	$101,855	$—	$123,801
	2012	2,620	15,341	85,430	—	103,392
	2011	3,201	20,846	102,021	191,599	317,667
Ms. Puckett	2013	—	—	53,845	—	53,845
	2012	—	—	42,838	—	42,838
	2011	3,469	—	51,572	71,301	126,342
Mr. Ewing	2013	—	7,400	48,369	—	55,769
	2012	—	—	38,595	—	38,595
	2011	—	—	47,436	131,343	178,779
Mr. Goff	2013	—	9,510	28,017	—	37,527
	2012	—	1,194	14,771	—	15,965
Mr. Cole	2013	—	—	31,048	—	31,048
	2012	6,577	6,272	25,163	—	38,012
	2011	—	—	29,981	56,825	86,806

In accordance with applicable SEC and accounting rules, we have not reflected the accrual or payment of dividends relating to unvested restricted stock as compensation in the Summary Compensation Table. In addition, the amounts shown in the Summary Compensation Table do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”

Incentive Compensation and Other Awards

2013 Awards. The table and discussion below summarize:

•	the range of potential cash payouts under short-term incentive bonus awards that were granted to each named officer on March 14, 2013 with respect to performance during 2013, and

•

grants of long-term compensation awarded to each named officer on May 23, 2013, consisting of (i) the number of shares of time-vested restricted stock awarded, (ii) the range of potential share payouts under relative performance-based restricted stock awards and (iii) the range of potential share payouts under absolute performance-based restricted stock awards, which for purposes of the table below are referred to as the time-vested awards, the relative performance awards and the absolute performance awards, respectively.

Grants of Plan-Based Awards

Name	Type of Award and Grant Date(1)	Range of Payouts Under 2013 Non- Equity Incentive Plan Awards(2)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Unvested Shares (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glen F. Post, III	Annual Bonus	$825,000	$1,650,000	$3,300,000	—	—	—	—	$—
	Time-Vested Award	—	—	—	—	—	—	88,145	3,098,297
	Relative Performance Award	—	—	—	22,037	44,073	88,146	—	1,584,424
	Absolute Performance Award	—	—	—	22,037	44,073	88,146	—	1,403,725
Karen A. Puckett	Annual Bonus	398,750	797,500	1,595,500	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	30,500	1,072,075
	Relative Performance Award	—	—	—	7,625	15,251	30,502	—	548,273
	Absolute Performance Award	—	—	—	7,625	15,250	30,500	—	485,713
R. Stewart Ewing, Jr.	Annual Bonus	357,500	715,000	1,430,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	20,834	732,315
	Relative Performance Award	—	—	—	5,209	10,418	20,836	—	374,527
	Absolute Performance Award	—	—	—	5,209	10,417	20,834	—	331,781
Stacey W. Goff	Annual Bonus	275,000	550,000	1,100,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	16,026	563,314
	Relative Performance Award	—	—	—	4,007	8,014	16,028	—	288,103
	Absolute Performance Award	—	—	—	4,007	8,013	16,026	—	255,214
David D. Cole	Annual Bonus	213,750	427,500	855,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	15,225	535,159
	Relative Performance Award	—	—	—	3,807	7,613	15,226	—	273,687
	Absolute Performance Award	—	—	—	3,806	7,612	15,224	—	242,442

(1)	The time-vested awards, the relative performance awards and the absolute performance awards were all granted on May 23, 2013.
(2)	These columns provide information on the potential bonus payouts approved with respect to 2013 performance. For information on the actual amounts paid based on 2013 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further below, the failure to meet the “threshold” level of performance would result in no annual bonus payment.
(3)	Represents the relative performance awards and absolute performance awards granted on May 23, 2013 to each named executive, as described in greater detail below.
(4)	Represents the time-vested awards granted on May 23, 2013 to each named executive, as described in greater detail below.
(5)	Calculated in accordance with FASB ASC Topic 718 in the manner described in note 1 to the Summary Compensation Table above.

Terms of 2013 Restricted Stock Awards. The restricted stock issued to our executive officers on May 23, 2013 consisted of awards of:

•	time-vested restricted stock

•

performance-based restricted stock, the ultimate payout of which will be based on our total shareholder return relative to the peer group referred to below (“relative performance-based restricted stock”)

•

performance-based restricted stock, the ultimate payout of which will be based on our attainment of the absolute financial goals described below (“absolute performance-based restricted stock” and, collectively with the relative performance-based restricted stock, the “performance-based restricted stock”).

Vesting. For each named officer, the shares of time-vested restricted stock awarded in 2013 will vest in three equal installments on May 23 of 2014, 2015 and 2016, subject to the named officer’s continued employment with us.

For each named officer, the 2013 performance-based restricted shares will, subject to the named officer’s continued employment, vest on May 23, 2016, but only if we attain at least a 6% operating cash flow annual return on average assets (the “Cash Flow Target”) between January 1, 2013 and December 31, 2015 (the “performance period”). Assuming we attain this target, the actual number of shares of relative performance-based restricted stock and absolute performance-based restricted stock that will vest will depend, respectively, on whether and to what degree we attain during the performance period the targeted levels of total shareholder return and revenues specified below.

In addition to the vesting described above, all of these time-vested restricted shares and performance-based restricted shares awarded in 2013 also vest upon the death or disability of the named officer, and some or all of these shares may under certain circumstances vest or remain subject to future vesting upon the retirement of the named officer at his or her early or normal retirement age. In addition, upon certain terminations of employment following a change of control of the Company, the 2013 time-vested restricted shares will vest and the performance-based restricted shares will remain subject to future vesting, all as described in greater detail below under “— Potential Termination Payments.” Except as otherwise noted below under “— Outstanding Awards”, the vesting terms for our outstanding restricted stock granted in earlier years is the same as noted above.

Shares Issuable Under Performance-Based Restricted Stock. In the preceding “Grants of Plan-Based Awards” table, the number of performance-based restricted shares listed under the “target” column for each named executive officer represents the number of shares actually granted to that officer and that will vest if we perform at the targeted performance level. Assuming we attain the Cash Flow Target specified above, the actual number of shares of performance-based restricted stock that will vest will depend upon whether our relative and absolute performance over the performance period is less than, equal to or more than the relative and absolute targets established by the Subcommittee in connection with granting these awards.

Assuming the Cash Flow Target is met, all of the relative performance-based restricted stock will vest if we perform at the “target” performance level, which is attaining total shareholder return over the three-year performance period equal to the 50th percentile of the total shareholder return of the companies in a 30-company industry peer group for the same three-year period. Each named executive officer will receive a greater or lesser number of shares of relative performance-based restricted stock depending on our actual total shareholder return in relation to that of the 30 peer companies, as illustrated further below:

Relative Total Shareholder Return
Performance Level	Company’s Percentile Rank	Payout as % of Target Award
Maximum	≥ 75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	50%
Below Threshold	< 25th percentile	0%

If our rank is between (i) the threshold and the target amounts or (ii) the target and the maximum amounts, we will prorate the number of shares using linear interpolation. In no event, however, will more than 100% of the relative performance-based restricted shares vest if our total shareholder return for the three-year period is negative.

Assuming the Cash Flow Target is met, all of the absolute performance-based restricted stock will vest if we attain the “target” amount of our consolidated legacy and strategic revenue (as defined in our Annual Report on Form 10-K for the year ended December 31, 2012) over the three-year performance period. This target amount of such revenue over this three-year period will equal the sum of (i) the amounts of targeted legacy and strategic revenue for 2013 and 2014 as determined by the Subcommittee in early 2013 and 2014, respectively, and (ii) the amount of targeted legacy and strategic revenue for 2015 to be determined by the Subcommittee in early 2015. Each named executive officer will receive a greater or lesser number of shares of absolute performance-based restricted stock depending on our actual absolute revenues over the performance period, as illustrated further below:

Absolute Revenue
Performance Level	Company’s Performance	Payout as % of Target Award
Maximum	≥ 103.5% of Absolute Target	200%
Target	100.0% of Absolute Target	100%
Threshold	96.5% of Absolute Target	50%
Below Threshold	< 96.5% of Absolute Target	0%

If our absolute revenues are between (i) the threshold and the target amounts or (ii) the target and the maximum amounts, we will prorate the number of shares using linear interpolation.

Any contingent right of a named executive officer to receive more than the number of shares actually granted are treated by us as restricted stock units under the terms of the CenturyLink 2011 Equity Incentive Plan.

Other Terms. All dividends related to the above-described time-vested and performance-based restricted shares will be paid to the holder only upon the vesting of such shares. Unless and until forfeited, these shares may be voted by the named executive officers.

All of these above-described restricted shares are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. See “— Potential Termination Payments.”

For additional information about our grants of time-vested restricted stock, relative performance-based restricted stock (including the 30-company peer group referred to above) and absolute performance-based restricted stock, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.”

Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2013.

Outstanding Equity Awards at December 31, 2013(1)

	Option Awards			Stock Awards
				Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Number of Securities Underlying Unexercised Options(2)	Option Exercise Price	Option Expiration Date	Grant Date	Unvested Shares	Market Value of Unvested Shares	Unvested Shares(4)	Market Value of Shares that Have Not Vested
Glen F. Post, III	200,000	$45.90	2/26/2017	8/23/2010	—	$—	42,439	$1,351,682
				5/31/2011	52,707	1,678,718	17,569	559,573
				2/20/2012	58,844	1,874,181	39,229	1,249,444
				5/23/2013	88,146	2,807,450	88,145	2,807,418
Karen A. Puckett	75,000	45.90	2/26/2017	8/23/2010	—	—	12,766	406,597
				5/31/2011	23,000	732,550	7,667	244,194
				2/20/2012	25,677	817,812	17,118	545,208
				5/23/2013	30,501	971,457	30,500	971,425
R. Stewart Ewing, Jr.	20,600	33.40	2/17/2015	8/23/2010	—	—	11,514	366,721
	62,500	35.41	2/20/2016	5/31/2011	17,825	567,726	5,942	189,253
	62,500	45.90	2/26/2017	2/20/2012	19,900	633,815	13,267	422,554
				5/23/2013	20,835	663,595	20,834	663,563
Stacey W. Goff	40,500	45.90	2/26/2017	8/23/2010	—	—	7,282	231,932
				5/31/2011	13,225	421,216	4,408	140,395
				2/20/2012	14,765	470,265	9,843	313,500
				5/23/2013	16,027	510,460	16,026	510,428
David D. Cole	40,500	45.90	2/26/2017	8/23/2010	—	—	7,467	237,824
				5/31/2011	13,225	421,216	4,408	140,395
				2/20/2012	14,765	470,265	9,843	313,500
				5/23/2013	15,225	484,916	15,225	484,916

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2013. This table does not reflect (i) exercises of options, vesting of restricted stock or other changes in the equity awards since such date or (ii) any additional equity grants since such date.
(2)	We have not granted options to executives since 2007; all of the options summarized under this column were exercisable as of December 31, 2013.
(3)	Represents performance-based restricted shares granted on May 31, 2011, February 20, 2012 and May 23, 2013. The table above assumes that we will perform at “target” levels such that all performance-based shares granted to each named executive will vest fully. For additional information on the vesting and other terms of our most recent grant of performance-based restricted shares, see “— 2013 Awards” and “— Terms of 2013 Restricted Stock Awards.”
(4)	All shares listed under this column are shares of time-vested restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date. For additional information on the vesting and other terms of our most recent grant of time-vested restricted shares, see “— Terms of 2013 Restricted Stock Awards.”

2013 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2013 in connection with the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Glen F. Post, III	—	$—	155,239	$5,341,316
Karen A. Puckett	—	—	60,425	2,076,654
R. Stewart Ewing, Jr.	—	—	49,007	1,684,991
Stacey W. Goff	—	—	34,351	1,180,561
David D. Cole	—	—	34,537	1,187,045

(1)	Represents the vesting of (i) time-vested restricted shares granted in 2010 and (ii) performance-based restricted shares granted in 2010, the vesting of which is described in “Compensation Discussion and Analysis — Pay for Performance.”
(2)	Based on the closing trading price of the Common Shares on the applicable vesting date.

Pension Benefits

Amount of Benefits. The following table and discussion summarize pension benefits payable to the named officers under (i) our legacy retirement plan qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our “Qualified Plan” and our “Supplemental Plan,” respectively, and as our “Pension Plans,” collectively.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Glen F. Post, III	Qualified Plan	15	$1,603,030	—
	Supplemental Plan	15	1,840,631	—
Karen A. Puckett	Qualified Plan	14	911,651	—
	Supplemental Plan	14	675,817	—
R. Stewart Ewing, Jr.	Qualified Plan	15	1,691,486	—
	Supplemental Plan	15	757,010	—
Stacey W. Goff	Qualified Plan	15	486,806	—
	Supplemental Plan	15	273,492	—
David D. Cole	Qualified Plan	15	1,261,452	—
	Supplemental Plan	15	344,281	—

(1)	These figures represent accumulated benefits as of December 31, 2013 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2013 using discount rates ranging between 3.50% to 4.20%. No adjustments have been made to reflect reductions required under any qualified domestic relations orders. See Note 8 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix B for additional information.

CenturyLink Pension Plans. With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continues to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of a participant’s total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 increases 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both of these CenturyLink retirement plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits. The enhanced annuities are not part of the normal retirement benefit and were not impacted by the plan freeze.

The normal form of benefit payment under both of the Pension Plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under both of the Pension Plans. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the applicable early retirement provisions of the Pension Plans, copies of which are filed with the SEC.

Glen F. Post, III, R. Stewart Ewing, Jr. and David D. Cole are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.

Deferred Compensation

The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.

Non-Qualified Deferred Compensation

Name	Aggregate Balance at December 31, 2012	Executive Contributions in 2013(1)	CenturyLink Contributions in 2013(2)	Aggregate Earnings in 2013(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2013
Glen F. Post, III	$2,342,210	$250,668	$93,874	$120,486	—	$2,807,238
Karen A. Puckett	939,108	87,286	50,917	194,150	—	1,271,461
R. Stewart Ewing, Jr.	765,796	66,669	35,244	122,794	—	990,503
Stacey W. Goff	802,820	86,828	25,325	190,415	—	1,105,387
David D. Cole	616,194	48,879	21,312	72,214	—	758,599

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2013 and reported as 2013 salary compensation in the Summary Compensation Table.
(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2013 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”
(3)	Aggregate earnings in 2013 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 25% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that participants contribute to this plan up to 6% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2013 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink.

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

•	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash

•	annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived)

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

•	exercise all vested options within 190 days of the termination date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•

a cash severance payment in the amount described under “Compensation Discussion and Analysis — Other Benefits — Severance Benefits,” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations.”

In addition, an employee who retires from the Company will continue to vest in his or her unvested performance-based restricted stock for the remainder of the applicable performance period. If the employee takes early retirement, this continued vesting opportunity only applies to a reduced pro rata number of unvested shares, based on the number of days he or she was employed during the performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their time-vested restricted stock, whether vested or unvested

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability

•

continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•

all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years), (ii) receive such officer’s currently pending bonus or pro rata portion thereof, depending on the date of termination, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements” for a description of the benefits under our change of control agreements.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer’s employment without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

Participants in our supplemental defined benefit plan whose service is terminated within two years of the change in control of CenturyLink will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our 2011 Equity Incentive Plan, incentives granted thereunder will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements since 2011 have provided for any such accelerated recognition of benefits solely upon a change of control. Instead, our current award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

We believe the above-described change of control benefits enhance shareholder value because:

•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•

during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interests of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current named executives were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

Potential Termination Payments

		Type of Termination of Employment(1)
Name	Type of Termination Payment(2)	Involuntary Termination Without Cause(3)	Retirement(4)	Disability	Death	Termination Upon a Change of Control(5)
Glen F. Post, III	Annual Bonus	$1,683,000	$1,683,000	$1,683,000	$1,683,000	$1,683,000
	Equity Awards(6)	—	9,078,334	12,328,456	12,328,456	12,328,456
	Pension and Welfare(7)	36,600	—	—	—	240,057
	Cash Severance(8)	5,500,000	—	—	—	8,250,000

		$7,219,600	$10,761,334	$14,011,456	$14,011,456	$22,501,513

Karen A. Puckett	Annual Bonus	$854,123	$—	$854,123	$854,123	$854,123
	Equity Awards(6)	—	—	4,689,244	4,689,244	4,689,244
	Pension and Welfare(7)	28,000	—	—	—	46,200
	Cash Severance(8)	1,575,000	—	—	—	3,150,000

		$2,457,123	$—	$5,543,367	$5,543,367	$8,739,567
R. Stewart Ewing, Jr.	Annual Bonus	$729,300	$729,300	$729,300	$729,300	$729,300
	Equity Awards(6)	—	2,598,637	3,507,216	3,507,216	3,507,216
	Pension and Welfare(7)	23,100	—	—	—	70,479
	Cash Severance(8)	1,365,000	—	—	—	2,730,000

		$2,117,400	$3,327,937	$4,236,516	$4,236,516	$7,036,995

Stacey W. Goff	Annual Bonus	$561,000	$—	$561,000	$561,000	$561,000
	Equity Awards(6)	—	—	2,598,185	2,598,185	2,598,185
	Pension and Welfare(7)	30,300	—	—	—	50,600
	Cash Severance(8)	1,050,000	—	—	—	2,100,000

		$1,641,300	$—	$3,159,185	$3,159,185	$5,309,785
David D. Cole	Annual Bonus	$436,050	$436,050	$436,050	$436,050	$436,050
	Equity Awards(6)	—	1,883,858	2,553,022	2,553,022	2,553,022
	Pension and Welfare(7)	30,300	—	—	—	115,756
	Cash Severance(8)	902,500	—	—	—	1,805,000

		$1,368,850	$2,319,908	$2,989,072	$2,989,072	$4,909,828

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2013. The closing price of the Common Shares on such date was $31.85. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.
(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.
(3)	The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause prior to a change of control. The amounts listed in this column would not be payable if the officer voluntarily resigns or is terminated for cause.
(4)	Of the named officers, only Messrs. Post, Ewing and Cole are eligible to retire early under CenturyLink’s defined benefit pension plans described above under the heading “Executive Compensation — Pension Benefits.” The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2013, Messrs. Post, Ewing and Cole would have been entitled to monthly annuity payments of approximately $24,039, $16,557 and $9,666, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see the other notes below.
(5)	The information in this column assumes each named officer became entitled at December 31, 2013 to the benefits under CenturyLink’s agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. All amounts are based on several assumptions.
(6)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his or her restricted stock caused by the termination of employment based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve the acceleration of such restricted stock in the event of the early retirement of Messrs. Post, Ewing or Cole.
(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2013. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.
(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

DIRECTOR COMPENSATION

Overview

The Board believes that each director who is not employed by us (whom we refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation, which most recently has been granted in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. Since being retained by the Compensation Committee in 2010, Hay Group has assisted the Committee in reviewing director compensation.

The table and the discussion below summarize how we compensated our outside directors in 2013.

2013 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
Virginia Boulet	$128,000	$109,056	$—	$237,056
Peter C. Brown	117,000	109,056	—	226,056
Richard A. Gephardt	89,000	109,056	86,780	284,836
W. Bruce Hanks	142,000	109,056	5,208	256,264
Gregory J. McCray	107,000	109,056	—	216,056
C. G. Melville, Jr.	119,500	109,056	—	228,556
Fred R. Nichols	113,000	109,056	—	222,056
William A. Owens	111,000	298,697	—	409,697
Harvey P. Perry	203,000	109,056	3,563	315,619
Michael J. Roberts	101,000	109,056	—	210,056
Laurie A. Siegel	119,750	109,056	—	228,806
Joseph R. Zimmel	109,000	109,056	—	218,056

(1)	For purposes of determining the number of restricted shares to grant to each outside director, the Compensation Committee valued each of these stock awards to equal $115,000 (or $315,000 in the case of Adm. Owens), based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each grant based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718. These grants vest on May 23, 2014 (subject to accelerated vesting in certain limited circumstances). See “— Cash and Stock Payments.”
(2)	As of December 31, 2013, William A. Owens held 9,213 unvested shares of restricted stock and each of our other outside directors held 3,871 unvested shares of restricted stock, which constituted the only unvested equity-based awards held by our outside directors as of such date (excluding equity awards granted to Michael J. Roberts prior to his commencement of service on our board following the Qwest merger). For further information on our directors’ stock ownership, see “Ownership of Our Securities — Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Mr. Roberts, see “— Other Benefits.”
(3)	Represents (i) reimbursements for the cost of annual physical examinations and related travel or (ii) in the case of Richard A. Gephardt, payment of consulting fees in connection with the consulting services described under “Corporate Governance — Independence.” Except as otherwise noted in the prior sentence, the table above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with participating in recreational activities scheduled during board retreats (as described further under the heading “Compensation Discussion and Analysis — Other Benefits — Perquisites”).

Cash and Stock Payments

Each outside director is paid an annual fee of $65,000 plus $2,000 for attending each regular board meeting, special board meeting (including each day of the Board’s annual planning session), committee meeting and separate director education program.

Currently, William A. Owens, in his capacity as the non-executive Chairman of the Board, receives supplemental board fees at the rate of $200,000 per year payable in shares of restricted stock (valued using the 15-trading day average closing price specified in note 1 of the table appearing above under “— Overview”). The restricted stock issued to the Chairman during 2013 vests on May 23, 2014 (subject to accelerated vesting in certain limited circumstances). The Board anticipates making a similar grant to the Chairman in May 2014. The Chairman’s duties are set forth in our corporate governance guidelines. See “Corporate Governance.”

Currently, Harvey P. Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Board anticipates making a similar payment to Mr. Perry in May 2014. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.

We also pay annual supplemental board fees to the chairs of each of our committees as follows: (i) the chair of the Audit Committee receives $25,000, (ii) the chair of the Compensation Committee receives $18,750, (iii) the chair of the Nominating Committee receives $15,000 and (iv) the chair of the Risk Evaluation Committee receives $12,500.

During 2013, the Compensation Committee authorized each outside director to receive shares of time-vested restricted stock valued at $115,000 (valued using the 15-trading day average closing price specified in note 1 of the table appearing above under “— Overview”) that vest on May 23, 2014 (subject to accelerated vesting in certain limited circumstances). The Compensation Committee currently expects to authorize comparable equity grants in May 2014 to each outside director serving on the day after our 2014 annual meeting.

Other Benefits

Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses.

In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest outside directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to stockholders “reinvested” in additional phantom units. Certain plan balances were distributed to participants at the close of the merger, but plan balances attributable to amounts deferred on or after January 1, 2005 by Qwest directors who joined our Board following the merger were converted, based on the merger exchange ratio, to phantom units based on the value of a share of CenturyLink common stock. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under, this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. As of December 31, 2013, Michael J. Roberts was the only remaining participant in this plan, with a balance of 4,513.24 phantom units with an aggregate value of $143,747 as of such date.

We supply company-owned tablets to most of our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Directors may use our aircraft in connection with company-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. None of our directors have used this charter service since 2007.

Director Stock Ownership Guidelines

For information on our stock ownership guidelines for outside directors, see “Corporate Governance — Governance Guidelines — Stock Ownership Guidelines.”

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2008 to December 31, 2013, in each case assuming (i) the investment of $100 on January 1, 2009 at closing prices on December 31, 2008, and (ii) reinvestment of dividends.

	December 31,
	2008	2009	2010	2011	2012	2013
CenturyLink	$100.00	$144.57	$198.80	$172.86	$195.53	$169.96
S&P 500 Index	100.00	126.45	145.52	148.55	172.29	228.04
S&P Telecom Index(1)	100.00	108.94	129.63	137.82	162.98	181.45

(1)

The S&P Integrated Telecommunication Services Index consists of AT&T Inc., CenturyLink, Frontier Communications Corporation, Verizon Communications and Windstream Corporation. The index is publicly available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, Laurie A. Siegel, Virginia Boulet, Fred R. Nichols, William A. Owens and Harvey P. Perry served on our Compensation Committee. Other than Mr. Perry, who served as one of our officers until his retirement in 2003, no member of the Compensation Committee has served as an officer or employee of the company or any of our subsidiaries prior to or while serving on the Compensation Committee. Mr. Perry’s son, H. Parnell Perry, Jr., serves as an employee of ours, as further described immediately below under “Transactions With Related Parties — Recent Transactions.”

TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

During 2013, we paid H. Parnell Perry, Jr., who serves as Manager — Technology Management, total gross compensation of approximately $126,950, consisting of approximately $108,514 in salary and $18,436 in annual incentive bonuses (excluding the value of broad-based benefits provided under our welfare and other benefit plans). Mr. Perry is the son of Harvey P. Perry, one of our directors, and has been an employee of ours since 1987.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them (other than H. Parnell Perry, Jr.) earned 2013 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our director of internal audit distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. During 2013, (i) Maxine L. Moreau filed late a Form 4 report in connection with vesting of restricted shares in May 2012, (ii) Fred R. Nichols filed late a Form 5 for 2012 and (iii) Harvey P. Perry filed a Form 5, which was timely filed for 2012 but included a 2011 transaction.

ADDITIONAL INFORMATION ABOUT THE MEETING

Quorum

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Vote Required to Elect Directors

Our bylaws provide that each of the 13 director nominees will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the 13 directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.

Vote Required to Adopt Other Proposals at the Meeting

With respect to all other items submitted to a vote at the meeting, the affirmative vote of the holders of at least a majority of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to approve each such item.

Effect of Abstentions

Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast, present or represented for purposes of such vote. Because all matters must be approved by the holders of a specified percentage of the votes cast or Voting Shares present or represented at the meeting, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will be counted as present for purposes of constituting a quorum to organize the meeting.

Effect of Non-Voting

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposal and in favor of all other items. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified below.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not present or cast with respect to considering such matter. Because all matters to be considered at the meeting must be approved by the holders of a specified percentage of the votes cast or Voting Shares present or represented at the meeting, broker non-votes will not affect the outcome of any such vote.

Revocations

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Voting by Participants in Our Benefit Plans

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive a separate voting instruction card that will enable you to direct the voting of these shares. This voting instruction card entitles you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should complete and return the voting instruction card in accordance with its instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

Cost of Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $15,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Other Matters Considered at the Meeting

Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below in “Other Matters — Shareholder Nominations and Proposals for the 2014 Annual Meeting — Other Proposals and Nominations”) other than the shareholder proposal described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conduct all necessary business and to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting. We reserve the right, to be exercised in our discretion, to admit guests, such as local politicians or the press, into the meeting.

Postponement or Adjournment of the Meeting

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OTHER MATTERS

Shareholder Nominations and Proposals for the 2015 Annual Meeting

Proxy Statement Proposals. In order to be eligible for inclusion in our 2015 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received by our Secretary by December [—], 2014, and must comply with applicable federal proxy rules.

In the event that our shareholders ratify our new Proxy Access Bylaw at the meeting, certain qualifying shareholders or shareholder groups may be permitted to include shareholder-nominated director candidates in our 2015 proxy materials. Please see “Proposal to Ratify a New Proxy Access Bylaw” and Appendix A for more information.

Other Proposals and Nominations. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials. In general, notice must be received by our Secretary between November 29, 2014 and February 27, 2015 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2015 annual meeting is more than 30 days earlier or later than May 28, 2015, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”

These advance notice bylaw provisions, which are attached as Appendix A hereto, are in addition to, and separate from, the requirements that a shareholder must meet in order to have a candidate or proposal included in our proxy materials.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•

our 2013 annual report furnished in the following two parts: (1) our 2013 Financial Report, which constitutes Appendix B to this proxy statement, and (2) our separately distributed 2013 Review and CEO’s Message.

Our 2013 annual report is not a part of our proxy soliciting materials.

Annual Financial Report

Appendix B includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2013 that we filed with the SEC on February 27, 2014. In addition, we have provided you with a copy of or access to our 2013 Review and CEO’s Message. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.envisionreports. com/ctl.

By Order of the Board of Directors

Stacey W. Goff

Secretary

Dated: April [—], 2014

Appendix A

to Proxy Statement

Proposed Amendments to Bylaws

If the proposed amendments described under “Proposal to Ratify a New Proxy Access Bylaw” are ratified at the meeting, Section 5 of Article IV of our Bylaws would be amended and restated as follows:1

ARTICLE IV

SHAREHOLDERS’ MEETINGS

* * * *

Section	5. Notice of Shareholder Nominations and Shareholder Business.

5.1	Annual Meetings of Shareholders.

(a) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only if properly brought before such meeting (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise by or at the direction of the Board of Directors ~~or~~, (iii) by any shareholder of the Corporation who (A) was a shareholder of record at the time of giving of notice provided for in this Section 5.1 and at the time of the annual meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 5.1 as to such business or nomination, or (iv) by any shareholder (or group of shareholders) who meets the requirements of and complies with all of the procedures set forth in Section 5.3 of this Bylaw.

(b) Without qualification or limitation, subject to Section 5.4(c) of this Bylaw, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 5.1(a)(iii) of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not earlier than the close of business on the 180th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.

(c) To be in proper form and effective for purposes hereof, a shareholder’s notice (whether given pursuant to this Section 5.1(c) or Section 5.2(c) of this Bylaw) furnished to the Secretary of the Corporation must: (i) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as it appears on the Corporation’s books, of such beneficial owner, if any, of any of their respective affiliates and associates and of any others acting in concert with any of the foregoing (with any such affiliates, associates or others being hereinafter referred to as “associated persons”), (B)(1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder, any such beneficial owner, and any of their associated parties, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or

[1]	New language is shown in bold face type; removed language is shown as being stricken.

mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard of whether such shareholder of record, the beneficial owner, if any, or any of their associated parties may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any of their associated parties, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder, any such beneficial owner or any of their associated parties has a right to vote any shares of any security of the Corporation, (4) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, the beneficial owner, if any, or any of their associated parties, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder, the beneficial owner, if any, or any of their associated parties with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”), (5) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder, any such beneficial owner or any of their associated parties that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, any such beneficial owner or any of their associated parties is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (7) any performance-related fees (other than an asset-based fee) that such shareholder, any such beneficial owner or any of their associated parties is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by immediate family members of such shareholder, any such beneficial owner or any of their associated parties sharing the same household, (8) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such shareholder, the beneficial owner, if any, or any of their associated parties, (9) any direct or indirect interest of such shareholder, the beneficial owner, if any, or any of their associated parties in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (10) any other agreement, arrangement or understanding, whether or not such instrument or the rights conferred thereby are subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder, any such beneficial owner or any of their associated parties, with respect to securities of the Corporation, (C) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (D) a description of all agreements, arrangements and understandings with respect to the nomination or proposal between or among such shareholder, such beneficial owner, if any, or any of their associated parties, including, in the case of a nomination, any nominee, his or her respective affiliates and associates, and any others acting in concert with any of the foregoing, and (E) a representation whether the shareholder, the beneficial owner, if any, or any of their associated parties intends or is part of a group which intends (1) to deliver at its own cost a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect any one or more of the nominees or (2) otherwise to solicit proxies or votes from shareholders in support of such proposal or nominees; (ii) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, any such beneficial owner or any of their associated parties in such business, and (B) the text of any resolutions proposed for consideration and, if applicable, the text of any proposed additions, amendments or other changes to any document governing the internal affairs of the Corporation; (iii) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, or any of their associated parties, on the one hand, and each proposed nominee, his or her respective affiliates and associates, or any others acting in concert with any of the foregoing, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the federal securities laws if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, any affiliate or associate thereof or any other person acting in concert with any of the foregoing were the “registrant” for purposes of such item and the nominee were a director or executive officer of such registrant; (iv) with respect to each nominee for election or reelection to the Board of Directors, include both a completed and duly executed questionnaire and a duly executed agreement, each as required by Section 5.4(d) of this Bylaw; and (v) be corrected, updated, supplemented or recertified if and to the extent required under Section 5.4(f) of this Bylaw.

5.2	Special Meetings of Shareholders.

(a) At any special meeting of the shareholders duly convened in accordance with these Bylaws, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or given by the Secretary of the Corporation under La. R.S. 12:73B (or any successor provision) and Article VI(B) of the Articles of Incorporation or (ii) otherwise properly brought before the special meeting by or at the direction of the Board of Directors.

(b) Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in Section 5.2(c) of this Bylaw as to such nomination.

(c) Subject to Section 5.4(c) of this Bylaw, in the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 5.1(b) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 5.4(d) of this Bylaw) shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

~~5.3~~	~~[RESERVED]~~

5.3	Proxy Access Rights.

(a) Whenever the Corporation solicits proxies with respect to an election of directors at an annual meeting, the Corporation shall, subject to the terms and conditions of this Section 5.3, (i) include in its proxy statement for the annual meeting the name, together with the Required Information (as defined below), of any person nominated for election (each such person being hereinafter referred to as a “Shareholder Nominee”) to the Board of Directors by a shareholder that satisfies, or by a group of no more than ten shareholders that satisfy, the requirements of this Section 5.3 (such individual or group, including as the context requires each member thereof, being hereinafter referred to as the “Eligible Shareholder”) and all applicable laws, and who expressly elects at the time of providing the notice required by Section 5.3(g) of this Bylaw to have its nominee or nominees included in the Corporation’s proxy materials pursuant to this Section 5.3 and (ii) permit the Corporation’s shareholders to vote upon each such Shareholder Nominee, in addition to individuals nominated by the Board of Directors, in connection with such meeting. Such notice shall consist of a copy of Schedule 14N duly filed with the U.S. Securities and Exchange Commission in accordance with Rule 14a-18 promulgated under the Exchange Act and the information required to be delivered to the Corporation by this Section 5.3 (all such information collectively being hereinafter referred to as the “Section 5.3 Notice”), and such notice shall be delivered to the Corporation in accordance with the procedures and during the time period set forth in Section 5.3(g) of this Bylaw.

(b) For purposes of Section 5.3(a) of this Bylaw, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, by these Bylaws, by the Articles of Incorporation or by the Listing Standards (as defined below); and (ii) if the Eligible Shareholder so elects, a Statement (as defined below).

(c) The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 5.3 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting shall not exceed 20% of the number of directors in office as of the last day on which a Section 5.3 Notice of a nomination may be timely delivered pursuant to Section 5.3(g) of this Bylaw, or if such amount is not a whole number, the closest whole number below 20%. If for any reason one or more vacancies occur on the Board of Directors after the date referred to in the prior sentence but before the date of the annual meeting and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 5.3 shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 5.3 exceeds this maximum number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, selecting in order from the largest to the smallest of such shareholders based upon the number of shares of common stock of the

Corporation each Eligible Shareholder disclosed as owned in the Section 5.3 Notice submitted to the Corporation hereunder. If the maximum number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(d) In order to make a nomination pursuant to this Section 5.3, an Eligible Shareholder must have owned (as defined below) 3% or more of the Corporation’s outstanding common stock continuously for at least three years (the “Required Shares”) as of both the date the Section 5.3 Notice of the nomination is furnished in accordance with Section 5.3(g) of this Bylaw and the record date for determining shareholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the applicable meeting date. To be in proper form and effective for purposes of this Section 5.3, a Section 5.3 Notice furnished to the Secretary of the Corporation must: (i) set forth one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Section 5.3 Notice is furnished, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within three business days after the record date for the annual meeting, written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, along with a written statement that the Eligible Shareholder will continue to hold the Required Shares through the applicable meeting date and intends to continue to hold the Required Shares for at least one additional year thereafter; (ii) set forth the information required to be included in a shareholder’s notice of nomination pursuant to Section 5.1(c) of this Bylaw (excluding item (ii) thereof), together with the written consent of each Shareholder Nominee to be named in the Corporation’s proxy materials as a nominee and to serving as a Director if elected; (iii) include a representation (in the form provided by the Secretary of the Corporation upon written request) that the Eligible Shareholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and that neither the Eligible Shareholder nor the Shareholder Nominee or Shareholder Nominees being nominated thereby presently has such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee or Shareholder Nominees being nominated pursuant to this Section 5.3, (C) has not violated the proxy solicitation rules promulgated under the Exchange Act directly or indirectly in connection with furnishing, or preparing to furnish, the Section 5.3 Notice, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(1) promulgated under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee or Shareholder Nominees or a nominee of the Board of Directors, (E) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation, and (F) has provided and will continue to provide information in connection with the nomination hereunder that is or will be true, correct and complete in all material respects, and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were or will be made, not misleading; (iv) include a written undertaking (in the form provided by the Secretary of the Corporation upon written request) that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the communications with shareholders of the Corporation by the Eligible Shareholder, its affiliates and associates, or their respective agents or representatives, either before or after the furnishing of the Section 5.3 Notice, or out of the information that the Eligible Shareholder has provided or will provide to the Corporation or filed or to be filed with the U.S. Securities and Exchange Commission, including an agreement to indemnify the Corporation and its agents and representatives in respect of any such liabilities, (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, including without limitation Rule 14a-9 promulgated under the Exchange Act, and

(C) promptly provide to the Corporation such additional information as requested pursuant to this Section 5.3 or any other subsection of this Section 5 of these Bylaws; and (v) be corrected, updated, supplemented or recertified if and to the extent required under Section 5.4(f) of this Bylaw.

(e) Notwithstanding anything in these Bylaws to the contrary, the Corporation shall not be required to include, pursuant to this Section 5.3, any nominee information in its proxy materials (i) with respect to any meeting of shareholders for which the Secretary of the Corporation receives a notice that the Eligible Shareholder or any other shareholder of the Corporation has nominated one or more persons for election to the Board of Directors pursuant to the advance notice requirements set forth in Section 5.1 of this Bylaw, (ii) concerning any Shareholder Nominee who (A) is not independent under the Independence Standards (as defined below in Section 5.4(d) of this Bylaw), as determined in good faith by the Board of Directors or one or more of its committees, (B) provides any information to the Corporation or its shareholders required or requested pursuant to any subsection of this Section 5 of these Bylaws that is not accurate, truthful and complete in all material respects, or that otherwise contravenes any of the agreements or representations made by the Shareholder Nominee in connection with the nomination, (C) has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or (iii) with respect to any Eligible Shareholder who (A) provides any information to the Corporation or its shareholders required or requested pursuant to any subsection of this Section 5 of these Bylaws that is not accurate, truthful and complete in all material respects or (B) otherwise fails, or nominates any Shareholder Nominee who fails, to comply with its obligations pursuant to any subsection of this Section 5 of these Bylaws.

(f) The Eligible Shareholder may, at its option, provide to the Secretary of the Corporation, at the time the information required by this Section 5.3 is provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 5.3, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

(g) Notwithstanding the procedures set forth in Section 5.1 or 5.2 of this Bylaw, any Section 5.3 Notice, to be timely under this Section 5.3, must be received by the Secretary of the Corporation at the principal executive office of the Corporation within the time period applicable to notices of shareholder proposals made at annual meetings pursuant to Rule 14a-8 promulgated under the Exchange Act.

(h) For purposes of this Section 5.3, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. For purposes of this Section 5.3, a shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined in good faith by the Board of Directors.

(i) Whenever the Eligible Shareholder consists of a group of more than one shareholder, each provision in this Section 5.3 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting.

(j) Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election will be ineligible to be a Shareholder Nominee pursuant to this Section 5.3 for the next two annual meetings.

(k) This Section 5.3 provides the exclusive method for shareholders to include nominees for Director in the Corporation’s proxy materials.

5.4	Other Related Provisions.

(a) Subject to Section 5.4(c) of this Bylaw, only such persons who are nominated in accordance with the procedures set forth in this Section 5 of these Bylaws shall be eligible to be elected at a meeting of shareholders to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5 of these Bylaws. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 5 of these Bylaws (including without limitation whether (A) the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation furnished pursuant to Section 5.1(c)(i)(E) of this Bylaw and (B) such shareholder, any such beneficial owner, and any such nominee has duly and timely furnished all information or agreements required to be furnished under this Section 5 of these Bylaws and complied with all undertakings, representations or commitments associated therewith) and (ii) if any proposed nomination or business is not in compliance with this Section 5 of these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

(b) Notwithstanding the foregoing provisions of this Section 5 of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 5; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 5.1(a)(iii), ~~or~~ Section 5.2(b)(ii) or Section 5.3 of this Bylaw.

(c) Except for proposals properly made in accordance with Rule 14a-8 promulgated under the Exchange Act and included in the notice of meeting duly given by or at the direction of the Board of Directors under this Section 5 of these Bylaws, compliance with Section 5.1(a)(iii), ~~and~~ Section 5.2(b)(ii) and Section 5.3 shall be the exclusive means for a shareholder to bring matters before an annual meeting of shareholders or a special meeting of shareholders, respectively. Nothing in this Bylaw shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws. Except as otherwise expressly provided to the contrary in Rule 14a-8 or Section 5.3, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Company’s proxy statement any director nominations or any other proposal.

(d) To be eligible to be a nominee for election or reelection as a Director of the Corporation, a person nominated by any shareholder must deliver (in accordance with the time periods prescribed for delivery of notice under the applicable subsection of this Section 5 of these Bylaws) to the Secretary of the Corporation at the principal executive office of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a written agreement (in the form provided by the Secretary of the Corporation upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed in writing to the Board of Directors or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable Louisiana law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s candidacy, service or action as a Director that has not been fully disclosed in writing to the Board of Directors, (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable publicly-disclosed corporate governance, conflict of interest, ethics, confidentiality, stock ownership and trading policies and guidelines of the Corporation, (iv) acknowledges that, if elected as a Director of the Corporation, such person will owe a fiduciary duty, under applicable Louisiana law, to the Corporation and its shareholders, (v) represents that all of the information that such person has provided and will provide is or will be true, correct and complete in all material respects, and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were or will be made, not misleading, (vi) meets, and will continue to meet, all qualifications to serve as a Director of the Corporation specified in Section 11 of Article II of these Bylaws or Article IV(F) of the Articles of Incorporation, and is otherwise in all respects eligible, and will continue to be eligible, to serve as a Director without causing the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the Listing Standards (as defined below), or any other applicable state or federal law or regulation and (vii) will abide by the requirements of Section 8.3 of Article IV of these Bylaws. The Corporation may require any proposed nominee to furnish such other information (i) as may reasonably be requested by the Corporation to determine whether the Director would be independent under the Listing Standards, any applicable rules of the U.S. Securities and Exchange Commission, or any publicly-disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s Directors (collectively, the “Independence Standards”), (ii) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee or (iii) that may reasonably be required to determine the eligibility of such nominee to serve as a Director of the Corporation.

(e) The right of any shareholder to make any nominations or proposals under any subsection of this Section 5 of these Bylaws is subject to the condition that the shareholder of record deliver (in accordance with the time limits prescribed for delivery of notice under the applicable subsection of this Section 5 of these Bylaws) to the Secretary of the Corporation at the principal executive office of the Corporation a written representation that either such record shareholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made intends to attend the applicable meeting of shareholders to address any questions regarding the nomination or proposal and, in the event of any nomination or proposal made pursuant to Section 5.1 or 5.2 of these Bylaws, to propose such action at the meeting.

(f) Any notice or information furnished under any subsection of this Section 5 of these Bylaws shall be promptly corrected if the party furnishing it becomes aware of a material error, deficiency or change in circumstances. In addition, any party providing any notice or information under any subsection of Section 5 of these Bylaws must deliver to the Secretary of the Corporation at the principal executive office of the Corporation, not later than three business days after the record date for the meeting and three business days after the date that is ten business days prior to the meeting or any adjournment or postponement thereof, (A) any such written updates and supplements necessary to ensure that the notice or information previously provided or required to be provided shall be true and correct as of both such dates or (B) a written certification that no such updates or supplements are necessary and that the notice or information previously provided remains true and correct as of both such dates.

(g) For purposes of this Section 5 of these Bylaws, (i) “affiliate” and “associate” shall each have the respective meanings ascribed to them in Rule 405 promulgated under the Securities Act of 1933, as amended; provided, however, that with respect to any investment company (as defined in the Investment Company Act of 1940, as amended, whether or not exempt from registration thereunder), “affiliate” shall also include all other investment companies managed by the same investment adviser or any of its affiliates, (ii) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (iii) “Listing Standards” shall mean the rules and listing standards of the principal U.S. securities exchange upon which the Corporation’s common stock is listed.

(h) In no event shall any adjournment or postponement of an annual or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of any notice required under any subsection of this Section 5 of these Bylaws. In no event shall a shareholder be permitted to change any person nominated to serve as a Director under any subsection of this Section 5 of these Bylaws after the end of the last day of the applicable notice period, even if the proposed nominee dies, is incapacitated, is disqualified for any reason (including failure to meet or to continue to meet any requirements imposed under any subsection of this Section 5 of these Bylaws), resigns or is otherwise unwilling or unable to serve for any other reason.

(i) The Board of Directors or a committee thereof may adopt such rules or guidelines for applying the provisions of this Section 5 of these Bylaws as it determines are appropriate. To be considered duly furnished or delivered hereunder, any notice, undertaking, questionnaire, agreement or other instrument required to be provided under any subsection of this Section 5 of these Bylaws must be furnished or delivered in a form reasonably satisfactory to the Board of Directors or one or more of its committees.

APPENDIX B

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2013

INDEX TO FINANCIAL ANNUAL REPORT

December 31, 2013

The materials included in this Appendix B are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2013, which we filed with the Securities and Exchange Commission on February 27, 2014. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix B refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively. The following table sets forth the high and low reported sales prices on the NYSE along with the quarterly dividends, for each of the quarters indicated.

	Sales Price		Dividend per Common Share
	High	Low
2013
First quarter	$42.01	32.05	0.540
Second quarter	38.40	33.83	0.540
Third quarter	36.49	31.21	0.540
Fourth quarter	34.18	29.93	0.540
2012
First quarter	$40.54	36.25	0.725
Second quarter	39.89	36.91	0.725
Third quarter	43.43	38.96	0.725
Fourth quarter	40.49	36.52	0.725

Common stock dividends during 2013 and 2012 were paid each quarter. On February 24, 2014, our Board of Directors declared a common stock dividend of $0.54 per share.

As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

At February 18, 2014, there were approximately 161,000 stockholders of record although there were significantly more beneficial holders of our common stock. At February 18, 2014, the closing stock price of our common stock was $30.95.

SELECTED FINANCIAL DATA

The following tables of selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and notes thereto in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013.

The tables of selected financial data shown below are derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period.

The results of operations include Savvis for periods after July 15, 2011, Qwest for periods after April 1, 2011 and Embarq for periods after July 1, 2009.

Selected financial information from the consolidated statements of operations data is as follows:

	Years Ended December 31,(1)
	2013(2)	2012	2011	2010	2009
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenues	$18,095	18,376	15,351	7,042	4,974
Operating expenses	16,642	15,663	13,326	4,982	3,741

Operating income	$1,453	2,713	2,025	2,060	1,233

Income before income tax expense	224	1,250	948	1,531	813
Net (loss) income	(239)	777	573	948	647
Basic (loss) earnings per common share	(0.40)	1.25	1.07	3.13	3.23
Diluted (loss) earnings per common share	(0.40)	1.25	1.07	3.13	3.23
Dividends declared per common share	2.16	2.90	2.90	2.90	2.80
Weighted average basic common shares outstanding	600,892	620,205	532,780	300,619	198,813
Weighted average diluted common shares outstanding	600,892	622,285	534,121	301,297	199,057

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of unusual items affecting the results for the years ended December 31, 2013, 2012 and 2011.
(2)	We recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to our data hosting segment and a litigation settlement charge of $235 million recorded in 2013.

Selected financial information from the consolidated balance sheets is as follows:

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in millions)
Net property, plant and equipment(1)	$18,646	18,909	19,361	8,754	9,097
Goodwill(2)(3)	20,674	21,627	21,627	10,261	10,252
Total assets	51,787	53,940	55,964	22,038	22,563
Total long-term debt(4)	20,966	20,605	21,836	7,328	7,754
Total stockholders’ equity(2)	17,191	19,289	20,827	9,647	9,467

(1)

We have reclassified certain prior year balance sheet amounts presented in our Annual Report on Form 10-K for the year ended December 31, 2012 to conform to the current period presentation. Specifically, we have reclassified $123 million and $83 million in software development costs, net of $30 million and $8 million in accumulated amortization, from property, plant and equipment to other intangible assets on our consolidated balance sheet as of December 31, 2012, and 2011, respectively. We have also reclassified $28 million and $8 million from depreciation expense to amortization expense in our statements of operations for the years ended December 31, 2012 and 2011, respectively. The correction of the error did not have an effect on our consolidated statements of operations or our consolidated statements of cash flows for the years ended December 31, 2012 and 2011.
(2)	We recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion during 2013 for goodwill attributed to our data hosting segment.
(3)	During the year ended December 31, 2013, we recorded a correction of an error related to an overstatement of our net deferred tax liability recorded in connection with the purchase accounting of Savvis and Qwest in 2011. Therefore, we recognized a $105 million decrease in our net deferred tax liability and a $105 million reduction to goodwill on our consolidated balance sheets as of December 31, 2012 and 2011. The correction of the error did not have an effect on our consolidated statements of operations or our consolidated statements of cash flows for the years ended December 31, 2012 and 2011.
(4)	Total long-term debt is the sum of current maturities of long-term debt and long-term debt on our consolidated balance sheets. For total obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Selected financial information from the consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in millions)
Net cash provided by operating activities	$5,559	6,065	4,201	2,045	1,574
Net cash used in investing activities	(3,148)	(2,690)	(3,647)	(859)	(679)
Net cash used in financing activities	(2,454)	(3,295)	(577)	(1,175)	(976)
Payments for property, plant and equipment and capitalized software	(3,048)	(2,919)	(2,411)	(864)	(755)

The following table presents certain selected consolidated operating data as of the following dates:

	Years Ended December 31,
	2013	2012(2)	2011(2)	2010	2009
	(in thousands except for data centers, which are actuals)
Total broadband subscribers(1)	5,991	5,851	5,655	2,349	2,186
Total access lines(1)	13,002	13,751	14,587	6,489	7,025
Total data centers(3)	55	54	51	—	—

(1)	Broadband subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines and fiber-optic cables, and access lines are lines reaching from the customers’ premises to a connection with the public network.
(2)	The prior year numbers have been adjusted to include the operational metrics of our wholly owned subsidiary, El Paso County Telephone Company, which had been previously excluded. The increase (in thousands) related to including El Paso County Telephone Company’s broadband subscribers and access lines, in the table above, is approximately 3 and 3, respectively.
(3)	Data centers are located throughout North America, Europe and Asia.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Appendix B constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements and Related Matters” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2013 for factors relating to these statements and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

OVERVIEW

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, broadband, private line (including special access), Multi-Protocol Label Switching (“MLPS”), data integration, managed hosting (including cloud hosting), colocation, Ethernet, network access, public access, wireless, video services and other ancillary services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

At December 31, 2013, we operated approximately 13.0 million access lines in 37 states, served approximately 6.0 million broadband subscribers, and operated 55 data centers throughout North America, Europe and Asia. Our methodology for counting access lines may not be comparable to those of other companies.

Our consolidated financial statements include the accounts of CenturyLink, Inc. (“CenturyLink”) and its majority-owned subsidiaries. These subsidiaries include SAVVIS, Inc. (“Savvis”) since July 15, 2011 and Qwest Communications International Inc. (“Qwest”) since April 1, 2011. See Note 2—Acquisitions to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013. We discuss below, under “Results of Operations—Segment Results”, certain trends that we believe are significant, even if they are not necessarily material to the combined company.

In the discussion that follows, we refer to the incremental business activities that we now operate as a result of the Savvis acquisition and the Qwest acquisition as “Legacy Savvis” and “Legacy Qwest”, respectively. References to “Legacy CenturyLink”, when used in reference to a comparison of our consolidated results for the years ended December 31, 2011, mean the business we operated prior to the Qwest and Savvis acquisitions. Due to the magnitude of our recent acquisitions in relation to Legacy CenturyLink operations, in the combined company variance discussions below for 2012 and 2011 we have separately reflected the impacts of both the Legacy Qwest and Legacy Savvis operations for enhanced visibility, although we actively manage the combined company through our four segments, as discussed further below.

We have incurred certain non-recurring operating expenses related to our acquisitions of Savvis in July 2011, Qwest in April 2011 and Embarq in July 2009. These expenses are reflected in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations, as summarized below.

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Cost of services and products:
Integration and other expenses associated with acquisitions	$15	22	43
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	—	—	24

Total	$15	22	67

Selling, general and administrative:
Expenses incurred to effect acquisitions	$—	—	79
Integration and other expenses associated with acquisitions	28	25	172
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	10	36	149

Total	$38	61	400

This table does not include costs incurred by Qwest or Savvis prior to being acquired by us. Based on current plans and information, we estimate, in relation to our Qwest acquisition, total integration, severance and retention expenses to be between $630 million to $654 million (which includes approximately $511 million of cumulative expenses incurred through December 31, 2013) and our capital expenditures associated with integration activities will approximate $200 million (which includes approximately $110 million of cumulative capital expenditures incurred through December 31, 2013). We anticipate that the amount of our integration costs in future years will vary substantially based on integration activities conducted during those periods and could in certain cases be higher than those incurred by us during the year ended December 31, 2013.

During the first quarter of 2013, we announced a reorganization of our operating segments. Consequently we now report the following four segments in our consolidated financial statements: consumer, business, wholesale and data hosting. The primary purpose of the reorganization was to strengthen our focus on the business market while continuing our commitment to our wholesale, hosting and consumer customers. The reorganization combined business sales and operations functions that formerly resided in the enterprise markets-network segment and the regional markets segment into the new unified business segment. The remaining customers formerly serviced by the regional markets segment became the new consumer segment. Each of the current segments are described further below:

•

Consumer. Consists generally of providing strategic and legacy products and services to residential consumers. Our strategic products and services offered to these customers include our broadband, wireless and video services, including our Prism TV services. Our legacy services offered to these customers include local and long-distance service.

•

Business. Consists generally of providing strategic and legacy products and services to commercial, enterprise, global and governmental customers. Our strategic products and services offered to these customers include our private line, broadband, Ethernet, Multiprotocol Label Switching (“MPLS”), Voice over Internet Protocol (“VoIP”), and network management services. Our legacy services offered to these customers include local and long-distance service.

•

Wholesale. Consists generally of providing strategic and legacy products and services to other communications providers. Our strategic products and services offered to these customers are mainly private line (including special access), dedicated internet access, digital subscriber line (“DSL”) and MPLS. Our legacy services offered to these customers include the resale of our services, the sale of unbundled network elements (“UNEs”) which allow our wholesale customers to use our network or a combination of our network and their own networks to provide voice and data services to their customers, long-distance and switched access services and other services, including billing and collection, pole rental, floor space and database services.

•	Data hosting. Consists primarily of providing colocation, managed hosting and cloud hosting services to commercial, enterprise, global and governmental customers.

RESULTS OF OPERATIONS

The following table summarizes the results of our consolidated operations for the years ended December 31, 2013, 2012 and 2011. Our operating results include operations of Savvis for periods after July 15, 2011 and Qwest for periods after April 1, 2011.

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions except per share amounts)
Operating revenues	$18,095	18,376	15,351
Operating expenses	16,642	15,663	13,326

Operating income	1,453	2,713	2,025
Other income (expense)	(1,229)	(1,463)	(1,077)
Income tax expense	463	473	375

Net (loss) income	$(239)	777	573

Basic (loss) earnings per common share	$(0.40)	1.25	1.07
Diluted (loss) earnings per common share	$(0.40)	1.25	1.07

Due to our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011, our 2013 and 2012 operating results reflect a full year of Qwest’s and Savvis’ results, as compared to our 2011 operating results, which reflect only nine months of Qwest’s operating results and five and a half months of Savvis’ operating results.

The change from net income of $777 million in 2012 to a net loss of $239 million in 2013 is primarily due to a goodwill impairment charge of $1.092 billion and a charge of $235 million in connection with a litigation settlement recorded in 2013. The increase in net income of $204 million in 2012 was primarily due to the 2012 period containing a full year of Qwest’s operating results compared to the 2011 period only containing nine months and a significant decrease from 2011 in the amount of acquisition, severance and integration expenses resulting from our recent acquisitions, as presented in the table under the “Overview” section above. The post-acquisition operations of Legacy Savvis and Legacy Qwest, which included substantial severance and integration expenses and significant acquisition accounting adjustments to depreciation and amortization expense, did not contribute significantly to our consolidated net income in 2011. See Note 2—Acquisitions and Note 3—Goodwill, Customer Relationships and Other Intangible Assets to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013. In addition to these factors, growth in strategic services revenues (which we describe further below) over the past couple of years did not fully offset lower revenues from other services and products, which placed downward pressures on our revenues.

Diluted (loss) earnings per common share in 2013 was lower than 2012 primarily due to the above-described goodwill impairment charge of $1.092 billion and a litigation settlement charge of $235 million recorded in 2013. Diluted earnings per common share in 2012 was higher than 2011 as a result of increased net income for 2012.

The following table summarizes our broadband subscribers, access lines, data centers and number of employees:

	As of December 31,
	2013	2012(2)	2011(2)
	(in thousands except for data centers, which are actuals)
Operational metrics:
Total broadband subscribers(1)	5,991	5,851	5,655
Total access lines(1)	13,002	13,751	14,587
Total data centers(3)	55	54	51
Total employees	46.6	47.0	49.2

(1)	Broadband subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines and fiber-optic cables, and access lines are lines reaching from the customers’ premises to a connection with the public network.
(2)	The prior year numbers have been adjusted to include the operational metrics of our wholly owned subsidiary, El Paso County Telephone Company, which had been previously excluded. The increase (in thousands) related to including El Paso County Telephone Company’s broadband subscribers and access lines, in the table above, is approximately 3 and 3, respectively.
(3)	Data centers are located throughout North America, Europe and Asia.

During the last several years, we have experienced revenue decline (excluding the impact of acquisitions) primarily due to declines in access lines, intrastate access rates and minutes of use. To mitigate these declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•

provide new services, such as video, cloud hosting, managed hosting, colocation and other additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our broadband and premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets if available at attractive prices;

•	increase usage of our networks; and

•	market our products and services to new customers.

Operating Revenues

We currently categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily broadband, private line (including special access, which we market to wholesale and business customers), MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), hosting (including cloud hosting and managed hosting), colocation, Ethernet, video (including our facilities-based video services, which we now offer in twelve markets, and our resold satellite service), VoIP and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, Integrated Services Digital Network (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allows a local communications network to link to networks in remote locations);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our governmental and business customers; and

•	Other revenues, which consists primarily of USF revenue and surcharges. Unlike the first three revenue categories, other revenues are not included in our segment revenues.

The following table summarizes our operating revenues under our current revenue categorization:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Strategic services	$8,822	8,427	395	5%
Legacy services	7,617	8,221	(604)	(7)%
Data integration	656	672	(16)	(2)%
Other	1,000	1,056	(56)	(5)%

Total operating revenues	$18,095	18,376	(281)	(2)%

The following table summarizes our operating revenues under our current revenue categorization, which is presented in a manner that we believe is useful for understanding the impact of the Qwest and Savvis acquisitions:

	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Strategic services	$8,427	6,313	322	1,207	585	2,114
Legacy services	8,221	7,621	(648)	1,248	—	600
Data integration	672	537	19	116	—	135
Other	1,056	880	44	132	—	176

Total operating revenues	$18,376	15,351	(263)	2,703	585	3,025

Operating revenues attributable to certain bundled services were revised from legacy services to strategic services. Specifically, the revision resulted in a reduction of revenues from legacy services of $104 million and $51 million and a corresponding increase in revenues from strategic services for the periods ended December 31, 2012 and 2011, respectively. The revision was in response to over-allocating discounts to broadband services revenues and under-allocating discounts to local and long-distance services revenues under bundled services arrangements, which resulted in strategic services revenues being understated and legacy services revenues being overstated.

Operating revenues attributable to certain CLEC services were revised from strategic services to legacy services. Specifically, the revision resulted in a reduction of revenue from strategic services of $38 million and a corresponding increase in revenue from legacy services for the period ended December 31, 2012. The revision was in response to recording certain legacy services revenues generated through CLEC services arrangements as strategic services revenues, which resulted in strategic services revenues being overstated and legacy services revenues being understated. Due to system limitations, we have determined that it is impracticable to revise 2011 operating revenues attributable to certain CLEC services to conform to our current revenue categorization.

Our operating revenues decreased by $281 million, or approximately 2%, during the year ended December 31, 2013 as compared to the year ended December 31, 2012. The decrease in revenues is primarily due to declines to legacy services revenues, which decreased by $604 million, or 7%, and which reflect the continuing loss of access lines and loss of access revenues associated with internet and wireless substitution in our markets. At December 31, 2013, we had approximately 13.0 million access lines, (about 59% of which are located in Legacy Qwest’s markets), or approximately 5.4% less than the number of access lines we operated at December 31, 2012. We believe the decline in the number of access lines was primarily due to the displacement of traditional wireline telephone services by other competitive products and services. We estimate that our access lines loss will be between 5.2% and 5.7% in 2014. Strategic services revenues increased by $395 million, or 5%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily from increased demand for our MPLS, Ethernet, broadband, facilities-based video and data hosting services, which were partially offset by a decline in private lines services. Data integration decreased by $16 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to declines in governmental sales and professional services, which were partially offset by an increase in maintenance services. Other revenue decreased by $56 million, or 5%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to rate reductions on the federal universal service charges.

Our operating revenues increased by $3.025 billion, or 20%, during the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase in revenues is primarily due to our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011. As reflected in the table above, our acquisitions of Qwest and Savvis contributed incremental operating revenues (net of intercompany eliminations) of $2.7 billion and $585 million, respectively, to our 2012 revenues. Legacy CenturyLink operating revenues decreased $263 million, in 2012. This decrease was primarily attributable to a decline in legacy services revenues, which reflected the continuing loss of access lines in our markets. At December 31, 2012, we had 13.751 million access lines, of which 8.058 million were in Legacy Qwest’s markets. Access lines in our Legacy CenturyLink markets declined to 5.693 million at December 31, 2012 from 6.051 million at December 31, 2011, a decrease of 5.9% during 2012. We believe the decline in the number of access lines was primarily due to the displacement of traditional wireline telephone services by other competitive products and services. Our legacy services revenues were also negatively impacted in 2012 by the continued reduction in access revenues and continued migration of customers to bundled service offerings at lower effective rates. The decrease in our legacy services revenues was partially offset by higher revenues from strategic services revenues. Ethernet, MPLS, Internet Protocol Television (“IPTV”), VoIP and broadband services accounted for a majority of the growth in strategic services revenues.

We are aggressively marketing our strategic services (including our data hosting services) to offset the continuing declines in our legacy services revenues. We believe our recent acquisitions since 2011 will strengthen our ability to achieve this goal.

Further analysis of our operating revenues by segment is provided below in “Segment Results.”

Operating Expenses

Our current definitions of operating expenses are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); costs for universal service funds (“USF”) (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); litigation expenses associated with our operations; and other expenses directly related to our network and hosting operations.

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; property and other operating taxes and fees; external commissions; litigation expenses associated with general matters; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

Total operating expenses increased by $979 million, or 6%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 and operating expenses increased by $2.337 billion, or 18%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase / (Decrease)
	2013	2012		% Change
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,507	7,639	(132)	(2)%
Selling, general and administrative	3,502	3,244	258	8%
Depreciation and amortization	4,541	4,780	(239)	(5)%
Impairment of goodwill	1,092	—	1,092	100%

Total operating expenses	$16,642	15,663	979	6%

	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,639	6,325	(73)	1,082	305	1,314
Selling, general and administrative	3,244	2,975	(367)	483	153	269
Depreciation and amortization	4,780	4,026	(149)	741	162	754

Total operating expenses	$15,663	13,326	(589)	2,306	620	2,337

The increase in total operating expenses of $979 million for fiscal 2013 over fiscal 2012 was substantially impacted by a goodwill impairment charge of $1.092 billion and a charge of $235 million in connection with a litigation settlement recorded in 2013. Excluding the effects of the goodwill impairment charge and litigation charge, total operating expenses for the year ended December 31, 2013 decreased by $348 million, or 2%, as compared to the year ended December 31, 2012. The decrease was primarily attributable to lower depreciation and amortization expense and lower employee related costs, bad debt expense and customer premise equipment installation and maintenance costs, which were partially offset by increases in facility costs, network expense and real estate and power costs.

The acquisitions of Qwest and Savvis largely contributed to the increase in total operating expenses of $2.337 billion in 2012. Excluding the effects of Legacy Qwest and Legacy Savvis expenses, total operating expenses for the year ended December 31, 2012 decreased $589 million, due primarily to decreases in employee-related expenses, severance and integration expenses relating to our recent acquisitions and depreciation and amortization expense. As discussed in the “Overview” section, our operating expenses for 2013, 2012, and 2011 included substantial severance and integration costs related to the Qwest, Savvis and Embarq acquisitions as well as significant acquisition accounting adjustments to depreciation and amortization expense. See Note 2—Acquisitions and Note 3—Goodwill, Customer Relationships and Other Intangible Assets to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Cost of services and products (exclusive of depreciation and amortization) decreased by $132 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to decreases in professional fees, customer premise equipment installation and maintenance costs and employee related costs. These decreases were partially offset by increases in facility costs, network expenses and real estate and power. Cost of services and products (exclusive of depreciation and amortization) increased by $1.314 billion, or 21%, for the year months ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisitions of Qwest and Savvis. For the year ended December 31, 2012, Legacy CenturyLink’s cost of services and products (exclusive of depreciation and amortization) were slightly lower as compared to 2011. During 2012, we experienced decreases in severance, salaries and wages and related benefits, which were partially offset by increases in customer premise equipment and maintenance costs, network expense, and contractor costs.

Selling, general and administrative expenses increased by $258 million, or 8%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a charge of $235 million in connection with a litigation settlement. The increase was also attributed to increases in employee related costs, professional fees and external commissions, which were partially offset by a decrease in bad debt expense. Selling, general and administrative expenses increased by $269 million, or 9%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest and Savvis. Legacy CenturyLink selling, general and administrative expenses decreased $367 million, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The decrease in 2012 was primarily due to a decrease in severance and integration expenses relating to our recent acquisitions, as well as a decrease in salaries, wages, and employee benefits due to a reduction in headcount. For all periods presented, our expenses include the transaction, severance and integration expenses related to the Qwest, Savvis and Embarq acquisitions (summarized in the table in “Overview” above).

Depreciation and amortization expenses decreased by $239 million or 5%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This decrease in depreciation expense is primarily due to depreciation rate changes of certain telecommunications equipment. The rate changes were the result of our aged investment in plant becoming fully depreciated or retired at a faster rate than the addition of new plant. The decrease in amortization expense is primarily due to the use of accelerated amortization for a portion of the customer relationship assets and due to our software investments becoming fully amortized faster than new software was acquired.

Depreciation and amortization increased by $754 million, or 19%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest and Savvis. Excluding the effects of the acquisitions of Qwest and Savvis, depreciation and amortization expense for Legacy CenturyLink decreased $149 million, or 4%, due to annual updates of our depreciation rates for capitalized assets and an out-of-period accounting adjustment related to an overstatement of depreciation expense in prior years, partially offset by net growth in capital assets. See Note 1—Basis of Presentation and Summary of Significant Accounting Policies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information on the out-of-period accounting adjustment.

Effective January 1, 2012, we changed our rates of capitalized labor as we transitioned certain of Qwest’s legacy systems to our historical company systems. This transition resulted in an estimated $40 million to $55 million increase in the amount of labor capitalized as an asset compared to the amount that would have been capitalized if Qwest had continued to use its legacy systems and a corresponding estimated $40 million to $55 million decrease in operating expenses for the year ended December 31, 2012. The reduction in expenses described above, net of tax, increased net income approximately $25 million to $34 million, or $0.04 to $0.05 per basic and diluted common share, for the year ended December 31, 2012.

Further analysis of our operating expenses by segment is provided below in “Segment Results.”

Goodwill Impairment

As of September 30, 2013, we assessed our reporting units, which are our four operating segments (consumer, business, wholesale and data hosting). Based on our assessment performed, we concluded that our goodwill for the consumer, wholesale and business segments was not impaired as of that date, but that our goodwill for the data hosting segment was impaired as of September 30, 2013. The data hosting segment is experiencing slower than previously-projected revenue and margin growth and greater than anticipated competitive pressures. As a result of this data hosting impairment, we recorded during 2013 a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill assigned to our data hosting segment.

As of September 30, 2013, based on our assessment performed with respect to our four reporting units, the estimated fair value of our equity exceeded our carrying value of equity for our consumer, business and wholesale segments by 8%, 18% and 150%, respectively. After the impairment charge described above, the estimated fair value of our equity equals the carrying value of equity for our data hosting segment.

During the fourth quarter of 2013, we elected to change the date of our annual assessment of goodwill impairment from September 30 to October 31. This is a change in method of applying an accounting principle which management believes is a preferable alternative as the new date of the assessment is more closely aligned with our strategic planning process. The change in the assessment date did not delay, accelerate or avoid a potential impairment charge in 2013. We performed our annual goodwill impairment assessment at September 30, 2013, prior to the change in our annual assessment date. We then performed a qualitative assessment of our goodwill as of October 31 and concluded that our goodwill for consumer, wholesale and business reporting units was not impaired and our goodwill for data hosting reporting unit was not further impaired as of that date.

We may be required to assess our goodwill for impairment before our next required testing date of October 31, 2014 under certain circumstances, including any failure to meet our forecasted future operating results or any significant increases in our weighted average cost of capital. In addition, we cannot assure that adverse conditions will not trigger future goodwill impairment testing or an impairment charge. A number of factors, many of which we have no ability to control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment assessment. These factors include, but are not limited to, (i) further weakening in the overall economy; (ii) a significant decline in our stock price and resulting market capitalization; (iii) changes in the discount rate we use in our testing; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory or legislative actions; (vi) a significant adverse change in legal factors or in the overall business climate; and (vii) recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of our segments. For additional information on the change to our goodwill impairment assessment date and the risk associated with intangible assets, see “Critical Accounting Policies and Estimates—Goodwill, Customer Relationships and Other Intangibles Assets” below and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required assessment date of October 31, 2014.

Further analysis of our operating expenses by segment is provided below in “Segment Results.”

Other Consolidated Results

The following tables summarize our total other income (expense) and income tax expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Interest expense	$(1,298)	(1,319)	(21)	(2)%
Net gain (loss) on early retirement of debt	10	(179)	189	106%
Other income (expense)	59	35	24	69%

Total other income (expense)	$(1,229)	(1,463)	(234)	(16)%

Income tax expense	$463	473	(10)	(2)%

	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Interest expense	$(1,319)	(1,072)	62	169	16	247
Net loss on early retirement of debt	(179)	(8)	179	(8)	—	171
Other income (expense)	35	3	32	(1)	1	32

Total other income (expense)	$(1,463)	(1,077)	273	160	17	386

Income tax expense	$473	375	nm	nm	nm	98

nm—Attributing changes in income tax expense to the acquisitions of Savvis and Qwest is considered not meaningful.

Interest Expense

Interest expense decreased $21 million, or 2%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a lower amount of average debt outstanding along with lower interest rates, which were partially offset by a reduction in the amortization of debt premiums. Interest expense increased by $247 million, or 23%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the 2012 period containing a full year of Qwest interest expense compared to the 2011 period containing only nine months. Interest expense for Legacy CenturyLink increased $62 million, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase in 2012 is substantially due to interest on our $2 billion aggregate principal amount of senior notes issued in June 2011 to finance the Savvis acquisition. The 2012 increase is due to those notes being outstanding for a full year versus only a portion of 2011. See Note 4—Long-term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 and “Liquidity and Capital Resources” below for additional information about those transactions.

Net Gain or Loss on Early Retirement of Debt

In the fourth quarter of 2013, QCII (Qwest Communications International Inc. on a stand-alone basis) redeemed their outstanding debt securities, which resulted in a gain of $10 million.

In the second quarter of 2012, our subsidiaries Embarq and QC completed premium-priced cash tender offers for the purchase of certain of their respective outstanding debt securities, resulting in an aggregate loss of $190 million. Also in the second quarter of 2012, our subsidiaries Embarq and QCII redeemed certain of their respective outstanding debt securities which resulted in a net loss of $9 million.

During 2012, QCII and QC redeemed certain of their outstanding debt securities, which resulted in an aggregate gain of $20 million.

In the fourth quarter and second quarter of 2011, QC redeemed certain of its outstanding debt securities which resulted in a total net loss of $8 million.

Other Income (Expense)

Other income (expense) reflects certain items not directly related to our core operations, including our share of income from our 49% interest in a cellular partnership, interest income, gains and losses from non-operating asset dispositions and foreign currency gains and losses. Other income was greater for the year ended December 31, 2013 as compared to 2012 primarily due to a $32 million gain on the sale of wireless spectrum in January 2013, which was larger than the gain on sale of auction rate securities recognized in 2012. Other income for Legacy CenturyLink was greater for the year ended December 31, 2012 as compared to 2011 due to gains on the sales of our auction rate securities and the recognition in 2011 of $16 million in transaction expenses incurred in connection with terminating an unused bridge loan financing commitment related to the Savvis acquisition. See Note 2—Acquisitions to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Income Tax Expense

Income tax expense decreased by $10 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012. Our income tax expense for the year ended December 31, 2012 increased $98 million from the amounts for the comparable prior year. Our increase in 2012 was primarily due to a $302 million, or 32%, increase in income before income tax expense as compared to 2011. For the years ended December 31, 2013, 2012 and 2011, our effective income tax rate was 206.7%, 37.8% and 39.6%, respectively. The 2013 effective tax rate reflects the net impacts of the $1.092 billion non-deductible goodwill impairment and of an unfavorable accounting adjustment of $17 million related to non-deductible life insurance costs. The 2013 tax expense also includes the impacts of a favorable settlement with the Internal Revenue Service of $33 million and a favorable adjustment of $22 million related to the reversal of liabilities for uncertain tax positions. The 2012 effective tax rate reflects the $16 million reversal of a valuation allowance related to the auction rate securities we sold in 2012, a $12 million benefit related to state NOLs net of valuation allowance, and a $6 million expense associated with reversing a receivable related to periods that have been effectively settled with the IRS. See Note 12—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 and “Income Taxes” below for additional information.

Segment Results

As described further above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” we revised our segment structure in 2013 and restated previously reported segment results for the years ended December 31, 2012 and 2011 to conform to our 2013 segment presentation. The following table summarizes our segment results for the years ended December 31, 2013, 2012 and 2011 under our segment categorization at December 31, 2013.

	Years Ended December 31,
	2013	2012	2011
		(Dollars in millions)
Total segment revenues	$17,095	17,320	14,471
Total segment expenses	8,249	8,244	6,623

Total segment income	$8,846	9,076	7,848

Total margin percentage	52%	52%	54%
Consumer:
Revenues	$6,004	6,162	5,384
Expenses	2,231	2,291	1,972

Income	$3,773	3,871	3,412

Margin percentage	63%	63%	63%
Business:
Revenues	$6,136	6,133	5,150
Expenses	3,769	3,743	3,068

Income	$2,367	2,390	2,082

Margin percentage	39%	39%	40%
Wholesale:
Revenues	$3,579	3,725	3,314
Expenses	1,158	1,230	1,137

Income	$2,421	2,495	2,177

Margin percentage	68%	67%	66%
Data hosting:
Revenues	$1,376	1,300	623
Expenses	1,091	980	446

Income	$285	320	177

Margin percentage	21%	25%	28%

The following table reconciles our total segment revenues and total segment income presented above to operating revenues and operating income reported in our consolidated statements of operations.

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Total segment revenues	$17,095	17,320	14,471
Other operating revenues	1,000	1,056	880

Operating revenues reported in our consolidated statements of operations	$18,095	18,376	15,351

Total segment income	$8,846	9,076	7,848
Other operating revenues	1,000	1,056	880
Depreciation and amortization	(4,541)	(4,780)	(4,026)
Impairment of goodwill (Note 3)	(1,092)	—	—
Other unassigned operating expenses	(2,760)	(2,639)	(2,677)

Operating income reported in our consolidated statement of operations	$1,453	2,713	2,025

Our segment revenues include all revenues from our strategic and legacy services and data integration as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. We report our segment expenses for our four segments as follows:

•

Direct expenses, which primarily are specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and

•	Allocated expenses, which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses.

We do not assign depreciation and amortization expense or impairments to our segments, as the related assets and capital expenditures are centrally managed and are not monitored by or reported to the chief operating decision maker (“CODM”) by segment. Similarly, severance expenses, restructuring expenses and, subject to an exception for our data hosting segment, certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. Other income (expense) is not monitored as a part of our segment operations and is therefore excluded from our segment results. For additional information about our segments, see Note 13—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Consumer

The operations of our consumer segment have been impacted by several significant trends, including those described below:

•

Strategic services. In order to remain competitive and attract additional residential broadband subscribers, we believe it is important to continually increase our broadband network’s scope and connection speeds. As a result, we continue to invest in our broadband network, which allows for the delivery of higher speed broadband services to a greater number of customers. We compete in a maturing broadband market in which most consumers already have broadband services and growth rates in new subscribers have slowed. Moreover, as described further in Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, demand for our broadband services could be adversely affected by competitors providing services at higher broadband speed than ours or using advanced wireless data technologies. We also continue to expand our strategic product offerings, including facilities-based video services. The expansion of our facilities-based video service infrastructure requires us to incur start-up expenses in advance of the revenue that this service is expected to generate. Although, over time, we expect that our revenue for facilities-based video services will offset the expenses incurred, the timing of this revenue growth is uncertain. We believe these efforts will improve our ability to compete and increase our strategic revenues;

•

Legacy services. Our voice revenues have been, and we expect they will continue to be, adversely affected by access line losses. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice services and electronic mail, texting and social networking non-voice services for traditional voice telecommunications services. We expect that these factors will continue to negatively impact our business. As a result of the expected loss of revenues associated with access lines, we continue to offer our customers service bundling and other product promotions to help mitigate this trend, as described below;

•

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle local services with other services such as broadband, video, long-distance and wireless. While we believe our bundled service offerings can help retain customers, they also tend to lower our profit margins in the consumer segment; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions.

The following tables summarize the results of operations from our consumer segment:

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Segment revenues:
Strategic services	$2,650	2,474	176	7%
Legacy services	3,349	3,681	(332)	(9)%
Data integration	5	7	(2)	(29)%

Total revenues	6,004	6,162	(158)	(3)%

Segment expenses:
Direct	1,758	1,796	(38)	(2)%
Allocated	473	495	(22)	(4)%

Total expenses	2,231	2,291	(60)	(3)%

Segment income	$3,773	3,871	(98)	(3)%

Segment margin percentage	63%	63%

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$2,474	1,928	190	356	546
Legacy services	3,681	3,449	(253)	485	232
Data integration	7	7	—	—	—

Total revenues	6,162	5,384	(63)	841	778

Segment expenses:
Direct	1,796	1,542	25	229	254
Allocated	495	430	(12)	77	65

Total expenses	2,291	1,972	13	306	319

Segment income	$3,871	3,412	(76)	535	459

Segment margin percentage	63%	63%

Segment Revenues

Consumer revenues decreased $158 million, or 3%, for year ended December 31, 2013 as compared to the year ended December 31, 2012. Growth in strategic services revenues were more than offset by the decline in legacy services revenues. The increase in strategic services revenues is due primarily to volume increases in our facilities-based video services and increases in the number of broadband subscribers, as well as from price increases on various services. Legacy services revenues decreased primarily due to declines in local and long-distance services associated with access line losses resulting from the competitive and technological changes described above. Consumer revenues increased by $778 million, or 15%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase in revenue is primarily due to our acquisition of Qwest, which contributed $841 million in revenue. Legacy CenturyLink’s revenue decreased by $63 million primarily due to a decline in legacy revenues, partially offset by growth in strategic services revenues. Legacy services revenues decreased primarily due to declines in local and long distance services associated with access line losses resulting from the competitive pressures and product substitution previously described. Growth in strategic services revenues was primarily due to an increase in the number of broadband subscribers.

Segment Expenses

Consumer expenses decreased by $60 million, or 3%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to decreases in bad debt expense, salaries and wages, facility costs and allocated expenses, partially offset by increases in professional fees and external commissions. The decrease in allocated expenses for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily due to reductions in network salaries and wages and professional fees. Consumer expenses increased by $319 million, or 16%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest, which contributed $306 million in total expenses. Legacy CenturyLink’s segment expenses increased by $13 million during the same period primarily due to increases in external commissions, maintenance costs and marketing and advertising costs.

Segment Income

Consumer income decreased by $98 million, or 3%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a decline in total revenue. Consumer income increased by $459 million, or 13%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest, which contributed $535 million in segment income. Legacy CenturyLink’s segment income decreased $76 million for the same period primarily due to a decline in total revenue, as discussed above.

Business

The operations of our business segment have been impacted by several significant trends, including those described below:

•

Strategic services. Our mix of total segment revenues continues to migrate from legacy services to strategic services as our commercial, enterprise, global and governmental customers increasingly demand customized and integrated data, Internet and voice services. We offer diverse combinations of emerging technology products and services such as private line, MPLS, and VoIP services. We believe these services afford our customers more flexibility in managing their communications needs and improve the effectiveness and efficiency of their operations. Although we are experiencing price compression on our strategic services due to competition, we expect strategic revenues from these services to continue to grow during 2013;

•

Legacy services. We face intense competition with respect to our legacy services and continue to see customers migrating away from these services and into strategic services. In addition, our legacy services revenues have been, and we expect they will continue to be, adversely affected by access line losses and price compression;

•

Data integration. We expect both data integration revenue and the related costs will fluctuate from quarter to quarter as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our federal, state and local governmental customers, many of whom have recently experienced substantial budget cuts with the possibility of additional future budget cuts; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions, while achieving operational efficiencies and improving our processes through automation. We also expect our business segment to benefit indirectly from efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our business segment:

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Segment revenues:
Strategic services	$2,509	2,356	153	6%
Legacy services	2,976	3,112	(136)	(4)%
Data integration	651	665	(14)	(2)%

Total revenues	6,136	6,133	3	—%

Segment expenses:
Direct	3,329	3,285	44	1%
Allocated	440	458	(18)	(4)%

Total expenses	3,769	3,743	26	1%

Segment income	$2,367	2,390	(23)	(1)%

Segment margin percentage	39%	39%

	Business Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$2,356	1,842	44	459	11	514
Legacy services	3,112	2,779	(181)	514	—	333
Data integration	665	529	20	116	—	136

Total revenues	6,133	5,150	(117)	1,089	11	983

Segment expenses:
Direct	3,285	2,751	(77)	611	—	534
Allocated	458	317	62	75	4	141

Total expenses	3,743	3,068	(15)	686	4	675

Segment income	$2,390	2,082	(102)	403	7	308

Segment margin percentage	39%	40%

Segment Revenues

Business revenues increased by $3 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012. Strategic services revenues increased $153 million, but was substantially offset by a decline in legacy services revenue of $136 million and a decline of $14 million in data integration service revenue. The increase in strategic services revenue came from increases in MPLS, VoIP, and Ethernet services., which were partially offset by declines in private line services. Business revenues increased by $983 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase in business revenue is primarily due to the acquisition of Qwest, which contributed $1.089 billion in revenue. Legacy CenturyLink’s segment revenue declined by $117 million primarily due to a decline in legacy services revenue, partially offset by growth in strategic services revenue. Legacy services revenues decreased primarily due to declines in local and long-distance services associated principally with access line loss resulting from competitive pressures and product substitution. Growth in strategic services revenues was primarily due to increases in VoIP, Ethernet and MPLS services.

Segment Expenses

Business expenses increased by $26 million, or 1%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to increases in salaries and wages, professional fees and facility costs, partially offset by decreases in equipment and maintenance costs and allocated expenses. Allocated expenses decreased for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to decreases in network salaries and wages and professional fees, which were partially offset by an increase in real estate and power costs. Business expenses increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest, which contributed $686 million in segment expenses. Legacy CenturyLink’s expenses decreased by $15 million during the same period primarily due to decreases in direct expense, partially offset by increase in allocated expenses. Direct expenses decreased due to decreases in employee related expenses and marketing costs, which were partially offset by increases in customer premise equipment maintenance and installation costs and facility costs. Allocated expense increased primarily due to more fully allocating network and building rent and related power expenses.

Segment Income

Business income decreased by $23 million, or 1%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to an increase in direct expenses. Business income increased by

$308 million, or 15%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest, which contributed $403 million in segment income. Legacy CenturyLink’s segment income decreased by $102 million for the same period primarily due to a decline in total revenue, as discussed above.

Wholesale

The operations of our wholesale segment have been impacted by several significant trends, including those described below:

•

Strategic services. Demand for our private line services (including special access) has begun to decline due to our customers’ optimization of their networks, industry consolidation and technological migration. While we expect that these factors will continue to negatively impact our wholesale segment, we believe the demand for our fiber-based special access services provided to wireless carriers for backhaul will partially offset the decline in copper-based special access services provided to wireless carriers as they migrate to Ethernet services, although the timing and magnitude of this technological migration is uncertain;

•

Legacy services. Our access, local services and long-distance revenues have been and we expect will continue to be adversely affected by customer migration to more technologically advanced services, declining demand for traditional voice services, industry consolidation and price compression caused by regulation and rate reductions. For example, wholesale consumers are substituting cable, wireless and VoIP services for traditional voice telecommunications services, resulting in continued access revenue loss. Our switched access revenues have been and will continue to be impacted by changes related to the Connect America and Intercarrier Compensation Reform order (“CAF order”) adopted by the Federal Communications Commission (“FCC”) on October 27, 2011 that we believe will substantially increase the pace of reductions in the amount of switched access revenues we receive in our wholesale segment. Conversely, the FCC instituted an access recovery charge that we believe will allow us to recover the majority of these lost revenues directly from end users in our consumer and business segments. We expect these factors will continue to adversely impact our wholesale segment; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions. We also expect our wholesale segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our wholesale segment:

	Wholesale Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Segment revenues:
Strategic services	$2,287	2,297	(10)	—%
Legacy services	1,292	1,428	(136)	(10)%

Total revenues	3,579	3,725	(146)	(4)%

Segment expenses:
Direct	169	169	—	—%
Allocated	989	1,061	(72)	(7)%

Total expenses	1,158	1,230	(72)	(6)%

Segment income	$2,421	2,495	(74)	(3)%

Segment margin percentage	68%	67%

	Wholesale Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$2,297	1,920	32	341	4	377
Legacy services	1,428	1,393	(214)	249	—	35
Data integration	—	1	(1)	—	—	(1)

Total revenues	3,725	3,314	(183)	590	4	411

Segment expenses:
Direct	169	174	(18)	13	—	(5)
Allocated	1,061	963	(77)	175	—	98

Total expenses	1,230	1,137	(95)	188	—	93

Segment income	$2,495	2,177	(88)	402	4	318

Segment margin percentage	67%	66%

Segment Revenues

Wholesale revenues decreased by $146 million, or 4%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. These decreases reflect lower revenues from both legacy and strategic services. The decrease in legacy services revenues reflects a continuing declines in access, long-distance and local services volumes and revenues due to the substitution of cable, wireless and VoIP services for traditional voice telecommunications services. The decline in strategic services revenues was due to decreases in our private line and special access services revenues, partially offset by an increase in Ethernet revenues. Wholesale revenues increased by $411 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the Qwest acquisition, which contributed $590 million to total revenue. Legacy CenturyLink’s revenue declined by $183 million during this same period primarily due to declines in legacy services, partially offset by growth in revenue from strategic services. Strategic services revenues increased primarily due to growth in Ethernet and broadband services. The decrease in legacy services revenues was driven by continuing declines in access, long-distance and local services volumes, and the implementation of the CAF order, as well as the substitution of cable, wireless, VoIP and other services for traditional voice telecommunication services.

Segment Expenses

Wholesale expenses decreased by $72 million, or 6%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a decrease in allocated expenses. Total direct expenses remained relatively unchanged from 2012 to 2013. Allocated expenses for the year ended December 31, 2013 as compared to the year ended December 31, 2012 decreased primarily due to decreases in salaries and wages and facility costs. Wholesale expenses increased by $93 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the acquisition of Qwest, which contributed $188 million in segment expenses. Legacy Centurylink’s expenses declined by $95 million during this same period primarily due to lower allocation of fleet and network real estate expenses and to reduction in employee related expenses.

Segment Income

Declines in both strategic and legacy services revenues largely contributed to a decrease in our wholesale segment income for the year ended December 31, 2013 as compared to the year ended December 31, 2012. Decreases in segment expenses in each period did not fully offset the declines in segment revenues. Wholesale segment income increased by $318 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the Qwest acquisition. Segment income for our Legacy CenturyLink operations decreased by $88 million for the same period primarily due to a decline in total revenue, as discussed above.

Data Hosting

The operations of our data hosting segment have been impacted by several significant trends, including those described below:

•

Colocation. Colocation is designed for clients seeking data center space and power for their server and networking equipment needs. Our data centers provide our clients around the world with a secure, high-powered, purpose-built location for their IT equipment. We anticipate continued pricing pressure for these services as wholesale vendors continue to expand their enterprise colocation operations; however, we believe that our data center expansion strategy may help mitigate these pricing challenges;

•

Managed hosting. Managed hosting services provide a fully managed solution for a customer’s IT infrastructure and network needs, and include dedicated and cloud hosting services, utility and computing storage, consulting and managed security services. We believe that competitive cloud computing offerings have led to increased pricing pressure and increased service disconnections by our customers, and expect those trends to continue. However, we remain focused on expanding our managed hosting business, specifically in our cloud service offerings, which we believe is a key to growth. We believe that we have continued to strengthen our cloud offering by adding differentiating features to our cloud products;

•

Network services. Network services are comprised of our hosting area network products supporting colocation and managed hosting service offerings. Network services also include managed VPN and bandwidth services. Segment income for these services has been relatively flat due to pricing pressures on VPN and bandwidth services, offset by increases in hosting area network services; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions.

The following tables summarize the results of operations from our data hosting segment, which are all categorized as strategic services:

	Data Hosting Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2013	2012
	(Dollars in millions)
Segment revenues:	$1,376	1,300	76	6%
Segment expenses:	1,091	980	111	11%

Segment income	$285	320	(35)	(11)%

Segment margin percentage	21%	25%

	Data Hosting Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:	$1,300	623	56	51	570	677
Segment expenses:	980	446	57	23	454	534

Segment income	$320	$177	(1)	28	116	143

Segment margin percentage	25%	28%

Segment Revenues

Data hosting revenues increased by $76 million, or 6%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to the impact of revenues contributed from the recent acquisitions, as well as increases in colocation and managed hosting revenues. These increases were partially offset by a decline in data hosting network revenues. Segment revenue increased by $677 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the Savvis and Qwest acquisitions, which contributed segment revenue of $570 million and $51 million, respectively.

Segment Expenses

Data hosting expenses increased by $111 million, or 11%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to increases in employee related costs resulting from our recent acquisitions and added headcount, professional fees, network expenses, real estate and power costs and marketing and advertising, which were partially offset by a decrease in external commissions. Segment expenses increased by $534 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the Savvis and Qwest acquisitions, which contributed segment expenses of $454 million and $23 million, respectively.

Segment Income

Segment income decreased by $35 million, or 11%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. The decline in segment income was primarily due to revenues growing at a slower rate than expenses. The revenues generated from the recent acquisitions in 2012 and 2013 were substantially offset by their respective expenses. Segment income increased by $143 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to the Savvis and Qwest acquisitions, which contributed segment income of $116 million and $28 million respectively.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) business combinations; (ii) goodwill, customer relationships and other intangible assets; (iii) property, plant and equipment; (iv) pension and post-retirement benefits; (v) loss contingencies and litigation reserves; and (vi) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Business Combinations

We have accounted for our recent acquisitions, including our acquisition of Qwest on April 1, 2011 and Savvis on July 15, 2011, under the acquisition method of accounting, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair values at the acquisition date. The portion of the purchase price in excess of the estimated fair value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The estimates of fair value and resulting assignment of the purchase price related to our acquisitions of Qwest and Savvis involved significant estimates and judgments by our management. In arriving at the fair values of assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates also included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology life cycles, the regulatory and legal environment and industry and economic trends.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships primarily over an estimated life of 10 years to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to seven years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We annually review the estimated lives and methods used to amortize our other intangible assets. The amount of future amortization expense may differ materially from current amounts, depending on the results of our annual reviews.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired. For more information on our recent acquisitions and resulting fair values, see Note 2—Acquisitions to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in our operating segments. Goodwill is reassigned to the reporting units using a relative fair value approach. We utilize the trailing twelve months earnings before interest, tax and depreciation as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized. The use of other fair value assignment methods could result in materially different results. For additional information on the first quarter 2013 reorganization of our segments, see Note 8—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

We have assigned our goodwill balance to our segments at December 31, 2013 as follows:

(Dollars in millions)
Consumer	$10,348
Business	6,363
Wholesale	3,274
Data hosting	689

Total goodwill	$20,674

We are required to assess goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units, which we refer to as our segments, are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment analysis is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. Our annual assessment date for testing goodwill impairment was September 30.

During the fourth quarter of 2013, we elected to change the date of our annual assessment of goodwill impairment from September 30 to October 31. This is a change in method of applying an accounting principle which management believes is a preferable alternative as the new date of the assessment is more closely aligned with our strategic planning process. The change in the assessment date did not delay, accelerate or avoid a potential impairment charge in 2013. We performed our annual goodwill impairment assessment at September 30, 2013, prior to the change in our annual assessment date. We then performed a qualitative assessment of our goodwill as of October 31 and concluded that our goodwill for consumer, wholesale and business reporting units was not impaired and our goodwill for data hosting reporting unit was not further impaired as of that date.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method using class or overall group rates. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. Other types of property, plant and equipment are stated at cost and, when sold or retired, a gain or loss is recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, determining the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation by approximately $430 million or increased depreciation by approximately $610 million, respectively.

Pension and Post-retirement Benefits

We sponsor several noncontributory defined benefit pension plans (referred to as our pension plans) for a substantial portion of our employees. In addition to these tax qualified pension plans, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees.

In 2013 approximately 33% of the January 1, 2013 pension plans’ net actuarial loss balance of $2.236 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 12 years for the plans. The other 67% of the beginning pension plans’ net actuarial loss balance was treated as indefinitely deferred during 2013. The entire beginning net actuarial loss of $446 million for the post-retirement benefit plans was treated as indefinitely deferred during 2013.

In computing the pension and post-retirement health care and life insurance benefits obligations, the most significant assumption we make is the discount rate. In computing the periodic pension and post-retirement benefits expense, the most significant assumptions we make are the discount rate and the expected rate of return on plan assets.

The discount rate is the rate at which we believe we could effectively settle the benefit obligations as of the end of the year. We selected the discount rate based on a cash flow matching analysis using hypothetical yield curves from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets is reflected in the net actuarial losses.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive income (loss) in the consolidated statements of comprehensive income (loss) as well as the value of the liability and accumulated other comprehensive loss of stockholders’ equity on our consolidated balance sheets. The expected return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense. If our assumed expected rates of return for 2013 were 100 basis points lower, our qualified pension and post-retirement benefit expenses would have increased by $124 million. If our assumed discount rates for 2013 were 100 basis points lower, our qualified pension and post-retirement benefit expenses would have decreased by $24 million and our projected benefit obligation would have increased by approximately $1.8 billion.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in “Legal Proceedings” in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2013. We assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted.

For matters related to income taxes, if we determine that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize in our financial statements a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. The overall tax liability recorded for uncertain tax positions as of the successor dates of December 31, 2013, 2012 and 2011, considers the anticipated utilization of any applicable tax credits and net operating losses (“NOLs”).

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses, or NOLs, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Also, assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

We record deferred income tax assets and liabilities as described above. Valuation allowances are established when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be recovered. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings, estimated timing of future deductions and benefits represented by the deferred tax assets and our forecasts of future earnings, the latter two of which involve the exercise of significant judgment. At December 31, 2013, we established a valuation allowance of $435 million, primarily related to state NOLs, as it is more likely than not that this amount will not be utilized prior to expiration. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 12—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview

At December 31, 2013, we held cash and cash equivalents of $168 million and we had $1.275 billion available under our $2.0 billion revolving credit facility (referred to as our “Credit Facility”, which is described further below). At December 31, 2013, cash and cash equivalents of $95 million were held in foreign bank accounts for the purpose of funding our foreign operations. Due to various factors, our access to foreign cash is generally much more restricted than our access to domestic cash.

We and our Board of Directors monitor our use of cash throughout the year, but with enhanced scrutiny early each year in connection with the review of annual budgets. In connection with our budgeting process in early 2013, our executive officers and our Board of Directors reviewed our sources and potential uses of cash over the next several years and elected to reduce our quarterly dividend rate beginning in 2013 and to implement a share repurchase program. In connection with our budgeting process in early 2014, our executive officers and our Board of Directors reviewed our sources and potential uses of cash over the next several years, including among other things the previously-disclosed effect of the anticipated depletion of our federal net operating loss carryforwards by 2015.

Based on the current capital allocation objectives, during 2014 we anticipate expending approximately $3.0 billion of cash for capital investment in property, plant and equipment and up to $1.26 billion for dividends on our common stock, based on the current annual common stock dividend rate of $2.16 and the current number of outstanding common shares. We have debt maturities of approximately $630 million, scheduled debt principal payments of $22 million, and scheduled capital lease and other obligation payments of $133 million due during 2014. We also anticipate expending cash for repurchasing common stock, but the amount will largely depend on market conditions.

We will continue to monitor our future sources and uses of cash, and anticipate that we will make adjustments to our capital allocation strategies when, as and if determined by our Board of Directors. We may also draw on our revolving credit facility as a source of liquidity for operating activities and to give us additional flexibility to finance, among other things, our capital investments, repayments of debt, pension contributions, dividends, litigation settlement payments, or stock repurchases.

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock, subject to our board’s discretion to modify or terminate this practice at any time and for any reason.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets and expand our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impacts on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations. We estimate our total 2014 capital expenditures to be approximately $3.0 billion.

Our capital expenditures continue to be focused on our strategic services such as video, broadband and managed hosting services. In particular, we expect to continue to focus on software development and expanding our fiber infrastructure, including installations of “fiber to the tower,” which is a type of telecommunications network consisting of fiber-optic cables that run from a wireless carrier’s mobile telephone switching office to cellular towers to enable the delivery of higher bandwidth services supporting mobile technologies than would otherwise generally be available through a more traditional copper-based telecommunications network. For more information on capital spending, see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

In 2012 and early 2013, we accepted approximately $35 million from Round 1 of Phase 1 of the FCC’s Connect America Fund (“CAF”) established by Congress to help telecommunications carriers defray the cost of providing broadband access to remote customers. We intend to use the funds to deploy broadband service for up to 45,000 homes in unserved rural areas principally in Colorado, Minnesota, New Mexico, Virginia and Washington. In 2013, the FCC announced another round of CAF funding and we initially agreed to accept approximately $54 million from Round 2 of Phase 1 of the FCC’s CAF to bring broadband services to more than 92,000 rural homes and businesses in unserved high-cost areas. Due to challenges from other competing telecommunications carriers on the unserved rural areas, the final amount offered to us by the FCC, which we accepted in late 2013, was approximately $40 million.

Debt and Other Financing Arrangements

Approximately $30 million of Embarq 7.46% notes will mature on April 1, 2014 and $600 million of our QC 7.50% senior notes will mature on October 1, 2014. Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing QC debt securities to refinance its maturing debt. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned to us and QC by credit rating agencies, among other factors.

As of the date of our Annual Report on Form 10-K for the year ended December 31, 2013, the credit ratings for the senior unsecured debt of CenturyLink, Inc. and Qwest Corporation were as follows:

Agency	CenturyLink, Inc.	Qwest Corporation
Standard & Poor’s	BB	BBB-
Moody’s Investors Service, Inc.	Ba2	Baa3
Fitch Ratings	BB+	BBB-

In early 2013, CenturyLink’s senior unsecured debt ratings were downgraded from “investment grade” to “non-investment grade” by two of the rating agencies, which we believe increased our borrowing costs. Any additional downgrades of CenturyLink’s senior unsecured debt ratings could under certain circumstances incrementally increase the cost of our borrowing under the Credit Facility. In addition, any additional downgrades of CenturyLink’s or QC’s senior unsecured debt ratings could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Dividends

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock subject to our Board of Director’s discretion to modify or terminate this practice at any time and for any reason. In early 2013, our Board of Directors approved a 25.5% reduction in our quarterly common stock dividend rate to $0.54 per share, which we believe resulted in a dividend payout rate that is more sustainable over the long-term, and thereby increased our flexibility to balance our multiple objectives of managing our business, paying our fixed commitments and returning cash to our shareholders. Assuming continued payment at this rate of $0.54 per share, our total dividends paid each quarter would be approximately $315 million based on our current number of outstanding shares (which does not reflect shares that we might repurchase or issue in future periods). See “Risk Factors—Risks Affecting Our Business” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and the discussion of our stock repurchase program below.

Stock Repurchase Program

In February 2013, our Board of Directors authorized us to repurchase up to $2 billion of our outstanding common stock. As of December 31, 2013, we had approximately $433 million in stock remaining available for repurchase under the Stock Repurchase Program (includes common shares that, as of December 31, 2013, we had agreed to purchase under the program for $29 million in transactions that settled early in the first quarter of 2014). As of December 31, 2013, we had repurchased 45.7 million common shares for an aggregate market price of $1.567 billion and an average purchase price of $34.26 per share. The repurchased common stock has been retired. As of February 20, 2014, we had repurchased 51.8 million shares for $1.75 billion, or an average purchase price of $33.78 per share. We expect to continue executing this share repurchase program primarily in open market transactions, subject to market conditions and other factors. For additional information on repurchases made during the quarter ended December 31, 2013, see Item 5 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2013.

In late February 2014, our board authorized a 24-month program to repurchase up to an aggregate of $1.0 billion of our outstanding common stock. This new program will take effect immediately upon the completion of our current repurchase program, which we expect to deplete during the second quarter of 2014 based on current market conditions. We expect to execute this share repurchase program in open market transactions, subject to market conditions and other factors, and expect to complete the new program within 18 to 24 months from its effective date.

Settlement Payment

In February 2014, Qwest, KPN, the individual defendants and the trustees reached a definitive agreement, settling the litigation. The settlement terms include Qwest’s payment, which was made in February 2014, of approximately €171 million (or approximately $235 million based on the exchange rate on December 31, 2013) to the KPNQwest bankruptcy estate pursuant to its indemnification obligations, discussed in Note 16—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Credit Facilities

We have access to up to $2 billion aggregate principal amount of revolving credit under an amended and restated revolving credit facility that matures in April 2017. The Credit Facility (the “Credit Facility”) has 18 lenders, with commitments ranging from $2.5 million to $181 million and allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.25% and 2.25% per annum for LIBOR loans and 0.25% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by three of our wholly-owned subsidiaries, Embarq, QCII and Savvis, Inc., one of QCII’s wholly-owned subsidiaries and one of Savvis, Inc.’s wholly-owned subsidiaries. At December 31, 2013, we had $725 million in borrowings and no amounts of letters of credit outstanding under the Credit Facility.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. To the extent that our EBITDA (as defined in our Credit Facility) is reduced by cash settlements or judgments, including in respect of any of the matters discussed in Note 15—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013, our debt to EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2013 and 2012, our outstanding letters of credit totaled $132 million and $120 million, respectively, under this facility.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2013:

	2014	2015	2016	2017	2018	2019 and thereafter	Total
	(Dollars in millions)
Long-term debt, including current maturities and capital lease obligations (excluding unamortized premiums, discounts and other, net.)	$785	565	1,493	2,219	246	15,736	21,044
Interest on long-term debt and capital leases(1)	1,373	1,316	1,244	1,131	1,088	15,404	21,556
Operating leases	297	274	252	232	209	1,391	2,655
Purchase commitments(2)	221	162	86	58	22	79	628
Post-retirement benefit obligation(3)	73	72	70	68	111	992	1,386
Non-qualified pension obligations(3)	5	5	5	5	5	21	46
Unrecognized tax benefits(4)	—	—	—	—	—	44	44
Other	7	7	7	11	7	125	164

Total future contractual obligations(5)	$2,761	2,401	3,157	3,724	1,688	33,792	47,523

(1)	Actual principal and interest paid in all years may differ due to future refinancing of attributing debt or issuance of new debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2013.
(2)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.
(3)	Reflects only the portion of total obligation that is contractual in nature; see Note 5 below.
(4)	Represents the amount of tax and interest we would pay for our unrecognized tax benefits. The $44 million is composed of unrecognized tax benefits of $14 million and related estimated interest and penalties of $30 million, which would result in future cash payments if our tax positions were not upheld. See Note 12—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information. The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “2019 and thereafter” column in the above table.
(5)	The table is limited to contractual obligations only and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2013. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plans are paid through trusts. Cash funding requirements for these trusts are not included in this table as we are not able to reliably estimate required contributions to the trusts. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 8—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we terminate these contracts in 2014, the contract termination fees would be approximately $170 million. Under the same assumption, termination fees for these contracts to purchase goods and services would be $166 million. In the normal course of business, we do not believe payment of these fees is likely; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and other post-retirement benefit plans. The accounting unfunded status as of December 31, 2013 of our defined benefit pension plans and other post-retirement benefit obligations were $1.055 billion and $3.153 billion, respectively. See Note 8—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information about our pension and other post-retirement benefit arrangements.

Benefits paid by our qualified pension plans are paid through a trust that holds all plan assets. We made cash contributions of approximately $146 million in 2013 to our qualified pension plans. Based on current laws and circumstances, we expect that our required contributions to these plans for 2014 will be $123 million.

Certain of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that are used to help cover the health care costs of certain retirees. As of December 31, 2013, the fair value of these trust assets was $535 million; however, a portion of these assets is comprised of investments with restricted liquidity. We estimate that the more liquid assets in the trust will be adequate to provide continuing reimbursements for covered post-retirement health care costs for approximately three years. Thereafter, covered benefits will be paid either directly by us or from the trusts as the remaining assets become liquid. This projected three year period could be substantially shorter or longer depending on returns on plan assets, the timing of maturities of illiquid plan assets and future changes in benefits.

Our estimated annual long-term rate of return on the pension plans trust assets is 7.5% and for the post-retirement plans trust assets is 7.3% based on the assets currently held; however, actual returns could vary widely in any given year.

For additional information on factors that could influence our funding commitments under these and other plans, see “Critical Accounting Policies and Estimates—Pension and Post-Retirement Benefits” in this Item 7 and “Risk Factors—Risks Affecting our Liquidity and Capital Resources—Increases in costs for pension and healthcare benefits for our active and retired employee may reduce our profitability and increase our funding commitments” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Net Operating Loss Carryforwards

We are currently using federal NOLs to offset a portion of our federal taxable income. We expect to deplete a significant portion of these NOLs and certain other deferred tax attributes by the end of 2014, and substantially all of these tax benefits by 2015. Once our NOLs are fully utilized, we expect that the amounts of our cash flows dedicated to the payment of federal taxes will increase substantially. The amounts of those payments will depend upon many factors, including future earnings, tax law changes and future tax circumstances. For additional information, see “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Historical Information

The following table summarizes our consolidated cash flow activities (which include cash flows from Savvis and Qwest after their respective acquisition dates):

	Years Ended December 31,		Increase / (Decrease)
	2013	2012
	(Dollars in millions)
Net cash provided by operating activities	$5,559	$6,065	(506)
Net cash used in investing activities	(3,148)	(2,690)	458
Net cash used in financing activities	(2,454)	(3,295)	(841)

	Years Ended December 31,		Increase / (Decrease)
	2012	2011
	(Dollars in millions)
Net cash provided by operating activities	$6,065	$4,201	1,864
Net cash used in investing activities	(2,690)	(3,647)	(957)
Net cash used in financing activities	(3,295)	(577)	2,718

Net cash provided by operating activities decreased by $506 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a decrease in net (loss) income adjusted for non-cash items, a decrease in the loss on early retirement of debt, a decrease in the change in the retirement benefits and a decrease in the change in other noncurrent assets and liabilities, which were partially offset by an increase in the change in other current assets and other current liabilities, net. Net cash provided by operating activities increased by $1.864 billion for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily attributable to the acquisitions of Qwest and Savvis, which contributed net cash provided by operating activities of approximately $3.4 billion in 2012 and $2.2 billion in 2011. Our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 provide information about the components of net income and differences between net income and net cash provided by operating activities. For additional information about our operating results, see “Results of Operations” above.

Net cash used in investing activities increased by $458 million for the year end December 31, 2013 as compared to the year ended December 31, 2012 primarily due to amounts paid for acquisitions in 2013, increased payments for purchases of property, plant and equipment and less proceeds from the sale of property and intangible assets. Net cash used in investing decreased by $957 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to less net cash used for acquisitions and an increase in proceeds from sale of property and intangible assets, which were partially offset by an increase in payments for purchases of property, plant and equipment. Activities in 2012 included payments for purchases of property, plant and equipment and capitalized software of $2.9 billion, including $1.9 billion for Qwest and Savvis’ capital expenditures.

Net cash used in financing activities decreased by $841 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to a significant change from net debt paydowns (including early retirement costs) in 2012 to net proceeds in 2013. Additionally, there was a decrease in dividends paid due to our recently announced reduction in our per share common stock dividend rate. These items were partially offset by a significant increase in stock repurchases (due to our buyback program announced in February 2013). Net cash used in financing activities increased by $2.718 billion for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to net debt paydowns in 2012 versus net debt issuances in 2011. This difference was primarily due to the $2 billion senior notes issued in June 2011 to finance the Savvis acquisition. Also contributing was a $255 million increase in dividends paid attributable to an increase in the average number of shares outstanding.

On December 27, 2013, QCII redeemed $186 million of its 7.125% Notes due 2018 for $196 million including premium, fees and accrued interest, which resulted in a $3 million gain.

On November 27, 2013, QCII completed a cash tender offer with respect to its $800 million of 7.125% Notes due 2018. QCII received and accepted tenders of approximately $614 million aggregate principal amount of these notes, or 77%, for $646 million including premium, fees and accrued interest, which resulted in a $7 million gain.

On November 27, 2013, CenturyLink issued $750 million aggregate principal amount of 6.75% Notes due 2023, in exchange for net proceeds, after deducting underwriting discounts and expenses, of approximately $742 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, at any time at a redemption price equal to the greater of par or a “make-whole” rate specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to December 1, 2016, we may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 106.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. Under certain circumstances, we will be required to make an offer to repurchase the Notes at a price of 101% of their aggregate principal amount plus accrued and unpaid interest to the repurchase date.

On August 15, 2013, a subsidiary of Embarq Corporation (“Embarq”) paid at maturity the $50 million principal amount of its 6.75% Notes.

On July 15, 2013, a subsidiary of Embarq paid at maturity the $59 million principal amount of its 6.875% Notes.

On June 17, 2013, QC paid at maturity the $750 million principal amount of its floating rate Notes.

On May 23, 2013, QC issued $775 million aggregate principal amount of 6.125% Notes due 2053, including $25 million principal amount that was sold pursuant to an over-allotment option granted to the underwriters for the offering, in exchange for net proceeds, after deducting underwriting discounts and expenses, of $752 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after June 1, 2018 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On April 1, 2013, CenturyLink, Inc. paid at maturity the $176 million principal amount of its 5.50% Notes.

On March 21, 2013, CenturyLink, Inc. issued $1 billion aggregate principal amount of 5.625% Notes due 2020 in exchange for net proceeds, after deducting underwriting discounts and expenses, of approximately $988 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, at any time at a redemption price equal to the greater of par or a “make-whole” rate specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 1, 2016, we may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. Under certain circumstances, we will be required to make an offer to repurchase the Notes at a price of 101% of their aggregate principal amount plus accrued and unpaid interest to the repurchase date.

During the year ended December 31, 2013, we repurchased 45.7 million shares of the company’s outstanding common stock in the open market. These shares were repurchased for an aggregate market price of $1.567 billion, or an average purchase price of $34.26 per share. The repurchased common stock has been retired. For additional information, see “Liquidity and Capital Resources—Stock Repurchase Program” above.

Certain Matters Related to Acquisitions

Qwest’s post-closing debt obligations consisted primarily of debt securities issued by QCII and two of its subsidiaries while Savvis’ post-closing long-term debt obligations consisted primarily of capital leases, the remaining amounts of which are now included in our consolidated debt balances. The indentures governing Qwest’s remaining debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from making certain payments and investments, granting liens and selling or transferring assets. Based on current circumstances, we do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

In accounting for the Qwest acquisition, we recorded Qwest’s debt securities at their estimated fair values, which totaled $12.292 billion as of April 1, 2011. Our acquisition date fair value estimates were based primarily on quoted market prices in active markets and other observable inputs where quoted market prices were not available. The fair value of Qwest’s debt securities exceeded their stated principal balances on the acquisition date by $693 million, which we recorded as a premium.

The table below summarizes the portions of this premium recognized as a reduction to interest expense or extinguished during the periods indicated:

	Years Ended December 31,			Total Since Acquisition
	2013	2012	2011
	(Dollars in millions)
Amortized	$62	86	154	302
Extinguished(1)	41	177	58	276

Total premiums recognized	$103	263	212	578

(1)	See “Debt and Other Financing Arrangements” for more information

The remaining premium of $115 million as of December 31, 2013 will reduce interest expense in future periods, unless otherwise extinguished.

Other Matters

CenturyLink has cash management arrangements with certain of its principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to CenturyLink. In accordance with generally accepted accounting principles, these advances are eliminated as intercompany transactions. Although CenturyLink periodically repays these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time we may owe a substantial sum to our subsidiaries under these advances, which are eliminated in consolidation and therefore not recognized on our consolidated balance sheets.

We also are involved in various legal proceedings that could have a material adverse effect on our financial position. See Note 15—Commitment and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 for the current status of such legal proceedings.

MARKET RISK

We are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

Management periodically reviews our exposure to interest rate fluctuations and periodically implements strategies to manage the exposure. From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. As of December 31, 2013, we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes.

We do not believe that there were any material changes to market risks arising from changes in interest rates for the year ended December 31, 2013 when compared to the disclosures provided in our Annual Report on Form 10-K for the year ended December 31, 2012.

At December 31, 2013, we had approximately $20.3 billion (excluding capital lease and other obligations with a carrying amount of $619 million) of long-term debt outstanding, 94.0% of which bears interest at fixed rates and is therefore not exposed to interest rate risk. At December 31, 2013 we had $1.1 billion floating rate debt exposed to changes in the London InterBank Offered Rate (LIBOR). A hypothetical increase of 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $11 million.

With our acquisition of Savvis in July 2011, we have become exposed to the risk of fluctuations in the foreign currencies in which its international operations are denominated, primarily the Euro, the British Pound, the Canadian Dollar, the Japanese Yen and the Singapore Dollar. The percentages of our consolidated revenues and costs that are denominated in these currencies are immaterial. We use a sensitivity analysis to estimate our exposure to this foreign currency risk, measuring the change in financial position arising from hypothetical 10% change in the exchange rates of these currencies, relative to the U.S. Dollar with all other variables held constant. The aggregate potential change in the fair value of financial assets resulting from a hypothetical 10% change in these exchange rates was $24 million at December 31, 2013.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those presented above if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2013.

OFF-BALANCE SHEET ARRANGEMENTS

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging, or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 15—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013, or in the Future Contractual Obligations table included in this Item 7 above or (iii) discussed under the heading “Market Risk” above.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management

The Shareholders

CenturyLink, Inc.:

Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.

Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).

Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective at December 31, 2013. The effectiveness of our internal control over financial reporting at December 31, 2013 has been audited by KPMG LLP, as stated in their report which is included herein.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.

R. Stewart Ewing, Jr.

Executive Vice President, Chief Financial Officer and Assistant Secretary

February 27, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Shreveport, Louisiana

February 27, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2013, and our report dated February 27, 2014 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Shreveport, Louisiana

February 27, 2014

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUES	$18,095	18,376	15,351

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	7,507	7,639	6,325
Selling, general and administrative	3,502	3,244	2,975
Depreciation and amortization	4,541	4,780	4,026
Impairment of goodwill (Note 3)	1,092	—	—

Total operating expenses	16,642	15,663	13,326

OPERATING INCOME	1,453	2,713	2,025
OTHER INCOME (EXPENSE)
Interest expense	(1,298)	(1,319)	(1,072)
Net gain (loss) on early retirement of debt	10	(179)	(8)
Other income	59	35	3

Total other income (expense)	(1,229)	(1,463)	(1,077)

INCOME BEFORE INCOME TAX EXPENSE	224	1,250	948
Income tax expense	463	473	375

NET (LOSS) INCOME	$(239)	777	573

BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE
BASIC	$(0.40)	1.25	1.07
DILUTED	$(0.40)	1.25	1.07
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	600,892	620,205	532,780
DILUTED	600,892	622,285	534,121

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
NET (LOSS) INCOME	$(239)	777	573

OTHER COMPREHENSIVE INCOME (LOSS):
Items related to employee benefit plans:
Change in net actuarial gain (loss), net of $(606), $432 and $508 tax	981	(694)	(812)
Change in net prior service credit, net of $52, $4 and $23 tax	(84)	(6)	(37)
Auction rate securities marked to market, net of $—, $(1) and $2 tax	—	2	(4)
Auction rate securities settlements reclassified to net income, net of $—, $(1) and $— tax	—	3	—
Foreign currency translation adjustment and other, net of $—, $— and $2 tax	2	6	(18)

Other comprehensive income (loss)	899	(689)	(871)

COMPREHENSIVE INCOME (LOSS)	$660	88	(298)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$168	211
Accounts receivable, less allowance of $155 and $158	1,977	1,917
Income tax receivable	—	42
Deferred income taxes, net	1,165	916
Other	597	552

Total current assets	3,907	3,638

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	34,307	31,933
Accumulated depreciation	(15,661)	(13,024)

Net property, plant and equipment	18,646	18,909

GOODWILL AND OTHER ASSETS
Goodwill	20,674	21,627
Customer relationships, net	5,935	7,052
Other intangible assets, net	1,802	1,918
Other, net	823	796

Total goodwill and other assets	29,234	31,393

TOTAL ASSETS	$51,787	53,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$785	1,205
Accounts payable	1,111	1,207
Accrued expenses and other liabilities
Salaries and benefits	650	683
Income and other taxes	339	356
Interest	273	268
Other	514	234
Advance billings and customer deposits	737	642

Total current liabilities	4,409	4,595

LONG-TERM DEBT	20,181	19,400

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	4,753	3,564
Benefit plan obligations, net	4,049	5,844
Other	1,204	1,248

Total deferred credits and other liabilities	10,006	10,656

COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS’ EQUITY
Preferred stock—non-redeemable, $25.00 par value, authorized 2,000 shares, issued and outstanding 7 and 7 shares	—	—
Common stock, $1.00 par value, authorized 1,600,000 and 1,600,000 shares, issued and outstanding 583,637 and 625,658 shares	584	626
Additional paid-in capital	17,343	19,079
Accumulated other comprehensive loss	(802)	(1,701)
Retained earnings	66	1,285

Total stockholders’ equity	17,191	19,289

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,787	53,940

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
OPERATING ACTIVITIES
Net (loss) income	$(239)	777	573
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,541	4,780	4,026
Impairment of goodwill (Note 3)	1,092	—	—
Deferred income taxes	391	394	395
Provision for uncollectible accounts	152	187	153
Gain on sale of intangible assets	(32)	—	—
Long-term debt (premium) discount amortization	(57)	(88)	(148)
Net (gain) loss on early retirement of debt	(10)	179	8
Changes in current assets and current liabilities:
Accounts receivable	(212)	(154)	(102)
Accounts payable	(76)	(72)	(58)
Accrued income and other taxes	28	(14)	31
Other current assets and other current liabilities, net	263	16	(76)
Retirement benefits	(342)	(169)	(688)
Changes in other noncurrent assets and liabilities	19	161	(6)
Other, net	41	68	93

Net cash provided by operating activities	5,559	6,065	4,201

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(3,048)	(2,919)	(2,411)
Cash paid for Savvis acquisition, net of $61 cash acquired	—	—	(1,671)
Cash acquired in Qwest acquisition, net of $5 cash paid	—	—	419
Cash paid for other acquisitions	(160)	—	—
Proceeds from sale of property and intangible assets	80	191	—
Other, net	(20)	38	16

Net cash used in investing activities	(3,148)	(2,690)	(3,647)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	2,481	3,362	4,102
Payments of long-term debt	(2,010)	(5,118)	(2,984)
Net (payments) borrowings on credit facility	(95)	543	(88)
Early retirement of debt costs	(31)	(346)	(114)
Dividends paid	(1,301)	(1,811)	(1,556)
Net proceeds from issuance of common stock	73	110	103
Repurchase of common stock	(1,586)	(37)	(31)
Other, net	15	2	(9)

Net cash used in financing activities	(2,454)	(3,295)	(577)

Effect of exchange rate changes on cash and cash equivalents	—	3	(22)

Net (decrease) increase in cash and cash equivalents	(43)	83	(45)
Cash and cash equivalents at beginning of period	211	128	173

Cash and cash equivalents at end of period	$168	$211	$128

Supplemental cash flow information:
Income taxes (paid) refunded, net	$(48)	$(82)	118
Interest (paid) (net of capitalized interest of $41, $43 and $25)	$(1,333)	$(1,405)	(1,225)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
COMMON STOCK (represents dollars and shares)
Balance at beginning of period	$626	619	305
Issuance of common stock to acquire Qwest, including shares issued in connection with share-based compensation awards	—	—	294
Issuance of common stock to acquire Savvis, including shares issued in connection with share-based compensation awards	—	—	14
Issuance of common stock through dividend reinvestment, incentive and benefit plans	4	8	6
Repurchase of common stock	(46)	—	—
Shares withheld to satisfy tax withholdings	—	(1)	—

Balance at end of period	584	626	619

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	19,079	18,901	6,181
Issuance of common stock to acquire Qwest, including assumption of share-based compensation awards	—	—	11,974
Issuance of common stock to acquire Savvis, including assumption of share-based compensation awards	—	—	601
Issuance of common stock through dividend reinvestment, incentive and benefit plans	69	102	97
Repurchase of common stock	(1,551)	—	—
Shares withheld to satisfy tax withholdings	(18)	(34)	(30)
Share-based compensation and other, net	85	110	78
Dividends Declared	(321)	—	—

Balance at end of period	17,343	19,079	18,901

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of period	(1,701)	(1,012)	(141)
Other comprehensive income (loss)	899	(689)	(871)

Balance at end of period	(802)	(1,701)	(1,012)

RETAINED EARNINGS
Balance at beginning of period	1,285	2,319	3,302
Net (loss) income	(239)	777	573
Dividends declared	(980)	(1,811)	(1,556)

Balance at end of period	66	1,285	2,319

TOTAL STOCKHOLDERS’ EQUITY	$17,191	19,289	20,827

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context requires otherwise, references in these Notes to “CenturyLink,” “we,” “us” and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, including SAVVIS, Inc. and its consolidated subsidiaries (referred to as “Savvis”) for periods on or after July 15, 2011 and Qwest Communications International Inc. and its consolidated subsidiaries (referred to as “Qwest”) for periods on or after April 1, 2011.

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, broadband, private line (including special access), MPLS, broadband, data integration, managed hosting (including cloud hosting), colocation, Ethernet, network access, public access, wireless, video services and other ancillary services.

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. These subsidiaries include our acquisition of SAVVIS, Inc. and its consolidated subsidiaries (“Savvis”) on July 15, 2011 and Qwest Communications International Inc. and its consolidated subsidiaries (“Qwest”) on April 1, 2011. See Note 2—Acquisitions for additional information. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

During the year ended December 31, 2013, we recorded a correction of an error related to an overstatement of our net deferred tax liability recorded in connection with the purchase accounting of Savvis and Qwest in 2011. Therefore, we recognized a $105 million decrease in our net deferred tax liability and a $105 million reduction to goodwill on our consolidated balance sheet as of December 31, 2012. The correction of the error did not have an effect on our consolidated statements of operations or our consolidated statements of cash flows for the years ended December 31, 2012 and 2011.

We reclassified certain prior year balance sheet amounts presented in our annual report on Form 10-K for the year ended December 31, 2012 and 2011 to conform to the current period presentation. Specifically, we reclassified $123 million and $83 million in software development costs, net of $30 million and $8 million in accumulated amortization, from property, plant and equipment to other intangible assets on our consolidated balance sheets as of December 31, 2012 and 2011, respectively. We also reclassified $28 million and $8 million from depreciation expense to amortization expense in our statements of operations for the years ended December 31, 2012, and 2011, respectively. The correction of the error did not have an effect on our consolidated statements of operations or our consolidated statements of cash flows for the years ended December 31, 2012 and 2011.

In January 2013, we sold $43 million of our wireless spectrum assets held for sale. The sale resulted in a gain of $32 million, which is recorded as other income on our consolidated statements of operations. During the quarter ended June 30, 2013, we reclassified our remaining $53 million of wireless spectrum assets from held for sale to other intangible assets on our consolidated balance sheet. Although we continue to pursue selling our remaining spectrum assets, we no longer expect to reach agreements with purchasers within the coming twelve months.

Effective January 1, 2012, we changed our rates of capitalized labor as we transitioned certain of Qwest’s legacy systems to our historical company systems. This transition resulted in an estimated $40 million to $55 million increase in the amount of labor capitalized as an asset compared to the amount that would have been capitalized if Qwest had continued to use its legacy systems and a corresponding estimated $40 million to $55 million decrease in operating expenses for the year ended December 31, 2012. The reduction in expenses described above, net of tax, increased net income approximately $25 million to $34 million, or $0.04 to $0.05 per basic and diluted common share, for the year ended December 31, 2012.

Effective January 1, 2012, we changed our estimates of the remaining useful lives and net salvage value for certain telecommunications equipment. These changes resulted in additional depreciation expense of approximately $26 million for the year ended December 31, 2012. This additional depreciation expense, net of tax, reduced net income by approximately $16 million, or $0.03 per basic and diluted common share, for the year ended December 31, 2012.

Effective January 2014, we will change the estimates of the remaining economic lives of certain switch and circuit network equipment. We estimate this will result in a net increase in depreciation expense in our consolidated statements of operations of $78 million for the year ended December 31, 2014.

To simplify the overall presentation of our consolidated financial statements, we report immaterial amounts attributable to noncontrolling interests in certain of our subsidiaries as follows: (i) income attributable to noncontrolling interests in other income (expense), (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other, net financing activities.

We also reclassified certain other prior period amounts to conform to the current period presentation, including the categorization of our revenues and our segment reporting. See Note 13—Segment Information for additional information. These changes had no impact on total revenues, total operating expenses or net income for any period.

Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we make when accounting for items and matters such as, but not limited to, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies are reasonable, based on information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenue, expenses and components of cash flows during the periods presented in our consolidated statements of operations, our consolidated statements of comprehensive income (loss) and our consolidated statements of cash flows. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 12—Income Taxes and Note 15—Commitments and Contingencies for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ from our estimates.

Revenue Recognition

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include activation and installation charges, which we recognize as revenue over the expected customer relationship period, which ranges from eighteen months to over ten years depending on the service. We also defer costs for customer activations and installations. The deferral of customer activation and installation costs is limited to the amount of revenue deferred on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenues and are allocated to the various services in the bundled offering based on the estimated selling price of services included in each bundled combination.

Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with the customer arrangement is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence of selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned. For example, if we receive an advance payment when we sell equipment and continuing service together, we immediately recognize as revenue the amount allocated to the equipment as long as all the conditions for revenue recognition have been satisfied. The portion of the advance payment allocated to the service based upon its relative selling price is recognized ratably over the longer of the contractual period or the expected customer relationship period.

We periodically transfer optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the cash consideration received on transfers of optical capacity assets and on all of the other elements deliverable under an IRU, as revenue ratably over the term of the agreement. We have not recognized revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

In connection with offering products and services provided by third-party vendors, we review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership or act as an agent or broker. Based on our agreements with DIRECTV and Verizon Wireless, we offer these services through sales agency relationships which are reported on a net basis.

For our data hosting operations, we have service level commitments pursuant to contracts with certain of our clients. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a reduction to revenue, with a corresponding increase in the credit reserve.

USF, Gross Receipts Taxes and Other Surcharges

In determining whether to include in our revenue and expenses the taxes and surcharges collected from customers and remitted to government authorities, including USF charges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenue and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenue and costs of services and products.

Advertising Costs

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. For the years ended December 31, 2013, 2012 and 2011, our advertising expense was $210 million, $189 million and $275 million, respectively.

Legal Costs

In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes

We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods, adjustments to our liabilities for uncertain tax positions and amortization of investment tax credits. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. A significant portion of our net deferred tax assets relate to tax benefits attributable to NOLs. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. See Note 12—Income Taxes for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment is depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived tangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For assessment purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is assessed by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 10 years to 15, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to seven years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We amortize our other intangible assets predominantly using the sum-of-the-years-digits method over an estimated life of four years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets, other than goodwill, with indefinite lives are assessed for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition and assets not acquired in acquisitions are recorded at historical cost. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

We annually review the estimated lives and methods used to amortize our other intangible assets. The actual amounts of amortization expense may differ materially from our estimates, depending on the results of our annual review.

We are required to assess goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units, which we refer to as our segments, are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment assessment is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment assessment. As of September 30, 2013, our annual assessment date, we assessed goodwill for impairment of our reporting units, which are our four operating segments (consumer, business, wholesale and data hosting) and we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill assigned to our data hosting segment.

During the fourth quarter of 2013, we elected to change the date of our annual assessment of goodwill impairment from September 30 to October 31. This is a change in method of applying an accounting principle which management believes is a preferable alternative as the new date of the assessment is more closely aligned with our strategic planning process. The change in the assessment date did not delay, accelerate or avoid a potential impairment charge in 2013. We performed our annual goodwill impairment assessment at September 30, 2013, prior to the change in our annual assessment date. We then performed a qualitative assessment of our goodwill as of October 31 and concluded that our goodwill for consumer, wholesale and business reporting units was not impaired and our goodwill for data hosting reporting unit was not further impaired as of that date.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in our operating segments. Goodwill is reassigned to the reporting units using a relative fair value approach. We utilize the earnings before interest, tax and depreciation as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized.

See Note 3—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Pension and Post-Retirement Benefits

We recognize the underfunded status of our defined benefit and post-retirement plans as an asset or a liability on our balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive income (loss), which is then included in our accumulated other comprehensive loss. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. See Note 8—Employee Benefits for additional information.

Foreign Currency

Our results of operations include foreign subsidiaries, which are translated from the applicable functional currency to the United States Dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the reporting date. Resulting gains or losses from translating foreign currency are a component of our other comprehensive income (loss), which is then included in our accumulated other comprehensive loss.

Common Stock

At December 31, 2013, we had unissued shares of CenturyLink common stock reserved of 31 million shares for incentive compensation, 4 million shares for acquisitions, 1 million shares for our dividend reinvestment plan and 1 million shares for our employee stock purchase plan (“ESPP”).

Preferred stock

Holders of outstanding CenturyLink preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink’s liquidation and vote as a single class with the holders of common stock.

Out-of-Period Adjustments

During the year ended December 31, 2012, we discovered and corrected an error that resulted in an overstatement of depreciation expense in 2011. We evaluated the error considering both quantitative and qualitative factors and concluded that the error was immaterial to our previously issued and current period consolidated financial statements. Therefore, we recognized a $30 million reduction in depreciation expense during the year ended December 31, 2012. The correction of the error resulted in an increase in net income of $19 million, or approximately $0.03 per basic and diluted common share, for the year ended December 31, 2012.

(2)	Acquisitions

Acquisition of Savvis

On July 15, 2011, we acquired all of the outstanding common stock of Savvis, a provider of cloud hosting, managed hosting, colocation and network services in domestic and foreign markets. We believe this acquisition enhances our ability to be an information technology partner with our existing business customers and strengthens our opportunities to attract new business customers in the future. Each share of Savvis common stock outstanding immediately prior to the acquisition converted into the right to receive $30 per share in cash and 0.2479 shares of CenturyLink common stock. The aggregate consideration of $2.382 billion consisted of:

•	cash payments of $1.732 billion;

•	the 14.313 million shares of CenturyLink common stock issued to consummate the acquisition,

•	the closing stock price of CenturyLink common stock at July 14, 2011 of $38.54; and

•	the estimated net value of the pre-combination portion of certain share-based compensation awards assumed by CenturyLink of $98 million, of which $33 million was paid in cash.

Upon completing the acquisition, we also paid $547 million to retire certain pre-existing Savvis debt and accrued interest, and paid related transaction expenses totaling $15 million. The cash payments required on or about the closing date were funded using existing cash balances, which included the net proceeds from the June 2011 issuance of senior notes with an aggregate principal amount of $2 billion. See Note 4—Long-term Debt and Credit Facilities, for additional information about our senior notes.

The aggregate consideration paid by us exceeded the aggregate estimated fair value of the assets acquired and liabilities assumed by $1.335 billion, which we recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, and product and market diversification that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following was our assignment of the aggregate consideration:

July 15, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets*	$214
Property, plant and equipment	1,367
Identifiable intangible assets
Customer relationships	739
Other	51
Other noncurrent assets	27
Current liabilities, excluding current maturities of long-term debt	(129)
Current maturities of long-term debt	(38)
Long-term debt	(840)
Deferred credits and other liabilities	(344)
Goodwill	1,335

Aggregate consideration	$2,382

*	Includes estimated fair value of $90 million for accounts receivable which had gross contractual value of $101 million on July 15, 2011. The $11 million difference between the gross contractual value and the estimated fair value assigned represents our best estimate as of July 15, 2011 of contractual cash flows that would not be collected.

Acquisition of Qwest

On April 1, 2011, we acquired all of the outstanding common stock of Qwest, a provider of data, Internet, video and voice services nationwide and globally. We entered into this acquisition, among other things, to realize certain strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks. As of the acquisition date, Qwest served approximately 9.0 million access lines and approximately 3.0 million broadband subscribers across 14 states. Each share of Qwest common stock outstanding immediately prior to the acquisition converted into the right to receive 0.1664 shares of CenturyLink common stock, with cash paid in lieu of fractional shares. The aggregate consideration was $12.273 billion based on:

•	the 294 million shares of CenturyLink common stock issued to consummate the acquisition;

•	the closing stock price of CenturyLink common stock at March 31, 2011 of $41.55;

•

the estimated net value of the pre-combination portion of share-based compensation awards assumed by CenturyLink of $52 million (excluding the value of restricted stock included in the number of issued shares specified above); and

•	cash paid in lieu of the issuance of fractional shares of $5 million.

We assumed approximately $12.7 billion of long-term debt in connection with our acquisition of Qwest.

The aggregate consideration exceeded the aggregate estimated fair value of the assets acquired and liabilities assumed by $10.032 billion, which we recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following was our assignment of the aggregate consideration:

April 1, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets*	$2,121
Property, plant and equipment	9,529
Identifiable intangible assets
Customer relationships	7,558
Capitalized software	1,702
Other	189
Other noncurrent assets	390
Current liabilities, excluding current maturities of long-term debt	(2,426)
Current maturities of long-term debt	(2,422)
Long-term debt	(10,253)
Deferred credits and other liabilities	(4,147)
Goodwill	10,032

Aggregate consideration	$12,273

*	Includes estimated fair value of $1.194 billion for accounts receivable which had gross contractual value of $1.274 billion on April 1, 2011. The $80 million difference between the gross contractual value and the estimated fair value assigned represents our best estimate as of April 1, 2011 of contractual cash flows that would not be collected.

On the acquisition date, we assumed Qwest’s contingencies. For more information on our contingencies, see Note 15—Commitments and Contingencies.

Other Acquisitions

During the year ended December 31, 2013, we acquired all of the outstanding stock of two companies for total cash consideration of $160 million, of which $139 million was attributed to goodwill and the remainder to various other assets and liabilities. The valuation for one of the acquisitions is still preliminary and subject to change during the measurement period, which ends in November of 2014. The acquisitions were consummated to expand the product offerings of our data hosting segment and therefore the goodwill has been assigned to that segment. The goodwill is primarily attributable to expected future increases in data hosting segment revenue from the sale of new products to existing customers as well as the acquisition of new customers due to the products acquired. The goodwill is not deductible for tax purposes.

The acquisitions did not materially impact the 2013 consolidated results of operations from the dates of the acquisitions and would not materially impact pro forma results of operations.

Acquisition-Related Expenses

We have incurred operating expenses related to our acquisition of Savvis in July 2011, Qwest in April 2011 and Embarq in July 2009. The table below summarizes our expenses related to our acquisitions, which consist primarily of integration and severance expenses:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Acquisition-related expenses	$53	83	467

The total amounts of these expenses are recognized in our cost of services and products and selling, general and administrative expenses. In addition to these acquisition-related operating expenses for the year ended December 31, 2011, transaction expenses in the amount of $16 million were incurred in connection with terminating an unused loan financing commitment related to our Savvis acquisition. This amount was not considered an operating activity and therefore not included as an operating expense.

At December 31, 2013, we had incurred cumulative acquisition related expenses, consisting primarily of integration and severance related expenses, of $62 million for Savvis and $511 million for Qwest.

Qwest incurred cumulative pre-acquisition related expenses of $71 million, including $36 million in periods prior to being acquired and $35 million on the date of acquisition. Savvis incurred cumulative pre-acquisition related expenses of $22 million, including $3 million in periods prior to being acquired and $19 million on the date of acquisition. These amounts are not included in our results of operations.

References to Acquired Businesses

In the discussion that follows, we refer to the incremental business activities that we now operate as a result of the Savvis acquisition and the Qwest acquisition as “Legacy Savvis” and “Legacy Qwest”, respectively. References to “Legacy CenturyLink”, when used to a comparison of our consolidated results for the years ended December 31, 2012 and 2011, mean the business we operated prior to the Qwest and Savvis acquisitions.

Combined Pro Forma Operating Results (Unaudited)

The following unaudited pro forma financial information presents the combined results of CenturyLink as if the Qwest and Savvis acquisitions had been consummated as of January 1, 2011.

Year Ended December 31, 2011
(Dollars in millions)
Operating revenues	$18,692
Net income	601
Basic earnings per common share	0.97
Diluted earnings per common share	0.97

This pro forma information reflects certain adjustments to previously reported operating results, consisting of primarily:

•

decreased operating revenues and expenses due to the elimination of deferred revenues and deferred expenses associated with installation activities and capacity leases that were assigned no value at the acquisition date and the elimination of transactions among CenturyLink, Qwest and Savvis that are now subject to intercompany elimination;

•	increased amortization expense related to identifiable intangible assets, net of decreased depreciation expense to reflect the fair value of property, plant and equipment;

•	decreased recognition of retiree benefit expenses for Qwest due to the elimination of unrecognized actuarial losses;

•	decreased interest expense primarily due to the amortization of an adjustment to reflect the increased fair value of long-term debt of Qwest recognized on the acquisition date; and

•	the related income tax effects.

The pro forma information does not necessarily reflect the actual results of operations had the Qwest and Savvis acquisitions been consummated at January 1, 2011, nor is it necessarily indicative of future operating results. The pro forma information does not adjust for integration costs incurred by us, Qwest and Savvis during 2011 (which are further described above in this note) or integration costs incurred by us in future periods. In addition, the pro forma information does not give effect to any potential revenue enhancements, cost synergies or other operating efficiencies that could result from the acquisitions (other than those realized in our historical consolidated financial statements after the respective acquisition dates).

(3)	Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	December 31, 2013	December 31, 2012
	(Dollars in millions)
Goodwill	$20,674	21,627

Customer relationships, less accumulated amortization of $3,641 and $2,524	5,935	7,052

Indefinite-life intangible assets	321	268
Other intangible assets subject to amortization
Capitalized software, less accumulated amortization of $1,193 and $844	1,415	1,522
Trade names and patents, less accumulated amortization of $208 and $142	66	128

Total other intangible assets, net	$1,802	1,918

Total amortization expense for intangible assets for the years ended December 31, 2013, 2012 and 2011 was $1.589 billion, $1.710 billion and $1.433 billion, respectively.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2014 through 2018 will be as follows:

(Dollars in millions)
2014	$1,390
2015	1,249
2016	1,139
2017	1,027
2018	904

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired. For more information on our recent acquisitions and resulting fair values, see Note 2—Acquisitions.

During the first quarter of 2013, we reorganized our operating segments to support our new operating structure. As a result, we reassigned goodwill to our segments using a relative fair value allocation approach. As of January 3, 2013, we assigned our aggregate goodwill balance to our four segments as follows.

As of January 3, 2013
(Dollars in millions)
Consumer	$10,348
Business	6,363
Wholesale	3,274
Data hosting	1,642

Total goodwill	$21,627

We assess our goodwill and other indefinite-lived intangible assets for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be impairment. We are required to write down the value of goodwill only when our assessment determines the recorded amount of goodwill exceeds the fair value. Our annual goodwill impairment assessment date was September 30, at which date we assessed our reporting units, which are our four operating segments (consumer, business, wholesale and data hosting). See Note 1—Basis of Presentation and Summary of Significant Accounting Policies, for information about the change in our goodwill impairment assessment date. Our annual impairment assessment date for indefinite-lived intangible assets other than goodwill is December 31.

Our reporting units, which we refer to as our segments, are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each segment, we compare its estimated fair value of equity to its carrying value of equity that we assign to the segment. If the estimated fair value of the segment is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the segment is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to the carrying value of goodwill that we assigned to the segment. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

At September 30, 2013, as a result of the January 2013 internal reorganization of our four segments, we did not have a baseline valuation upon which to perform a qualitative assessment. Additionally, our stock price and total company forecasted cash flows declined since our previous quantitative assessment. Therefore, we estimated the fair value of our consumer, business and wholesale segments by considering both a market approach and a discounted cash flow method and our data hosting segment by considering only a discounted cash flow method, which resulted in a level 3 fair value measurement. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the segments beyond the cash flows from the discrete projection period. We discounted the estimated cash flows for our consumer, wholesale and business segments using a rate that represents our weighted average cost of capital, which we determined to be approximately 6.0% as of the assessment date (which was comprised of an after-tax cost of debt of 3.4% and a cost of equity of 8.3%). We discounted the estimated cash flows of our data hosting segment using a rate that represents its estimated weighted average cost of capital, which we determined to be approximately 11.0% as of the measurement date (which was comprised of an after-tax cost of debt of 3.4% and a cost of equity of 11.9%). We also reconciled the estimated fair values of the segments to our market capitalization as of September 30, 2013 and concluded that the indicated implied control premium of approximately 18.4% was reasonable based on recent transactions in the market place.

As of September 30, 2013, based on our assessment performed with respect to these segments as described above, we concluded that our goodwill for consumer, wholesale and business segments was not impaired as of that date, but that our goodwill for the data hosting segment was impaired as of September 30, 2013. The data hosting segment is experiencing slower than previously projected revenue and margin growth and greater than anticipated competitive pressures. At the time we issued our third quarter 2013 Form 10-Q, we had not finalized our impairment estimate for the data hosting segment due to the limited time period from the assessment date to the filing date for our report, as well as the time required to finalize our strategic planning process and estimate the fair values of certain assets and liabilities for this segment. Although our assessment was incomplete, we recorded our best estimate of a non-cash, non-tax-deductible goodwill impairment charge of $1.1 billion during the third quarter of 2013 for goodwill assigned to our data hosting segment. We completed our goodwill impairment assessment during the fourth quarter of 2013 and recorded an adjustment to decrease the estimated goodwill impairment charge by $8 million, which resulted in a net non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill assigned to our data hosting segment.

The following table shows the rollforward of goodwill assigned to our operating segments from the January 3, 2013 reorganization through December 31, 2013.

	As of January 3, 2013	Acquisitions	Impairment	As of December 31, 2013
	(Dollars in millions)
Consumer	$10,348	—	—	10,348
Business	6,363	—	—	6,363
Wholesale	3,274	—	—	3,274
Data hosting	1,642	139	(1,092)	689

Total goodwill	$21,627	$139	(1,092)	20,674

For additional information on the reorganization of our segments, acquisitions and correction of an error see Note 13—Segment Information, Note 2—Acquisitions and Note 1—Basis of Presentation and Summary of Significant Accounting Policies, respectively.

We completed our qualitative assessment of our indefinite-lived intangible assets other than goodwill as of December 31, 2013 and concluded it is not more likely than not that our indefinite-lived intangible assets are impaired; thus, no impairment charge was recorded in 2013.

(4)	Long-Term Debt and Credit Facilities

Long-term debt, including unamortized discounts and premiums, at December 31, 2013 and 2012 consisted of borrowings by CenturyLink, Inc. and certain of its subsidiaries, including Qwest and Embarq Corporation (“Embarq”), as follows:

			December 31,
	Interest Rates	Maturities	2013	2012
			(Dollars in millions)
CenturyLink, Inc.
Senior notes	5.000% - 7.650%	2015 - 2042	$7,825	6,250
Credit facility(1)	2.179% - 4.250%	2017	725	820
Term loan	2.420%	2019	402	424
Subsidiaries
Qwest
Senior notes	6.125% - 8.375%	2014 - 2053	8,392	9,168
Embarq
Senior notes	7.082% - 7.995%	2016 - 2036	2,669	2,669
First mortgage bonds	7.125% - 8.770%	2014 - 2025	262	322
Other	9.000%	2019	150	200
Capital lease and other obligations	Various	Various	619	734
Unamortized (discounts) premiums and other, net			(78)	18

Total long-term debt			20,966	20,605
Less current maturities			(785)	(1,205)

Long-term debt, excluding current maturities			$20,181	19,400

•	The outstanding amounts of our Credit Facility borrowings at December 31, 2013 and 2012 were $725 million and $820 million, respectively, with weighted average interest rates of 2.176% and 2.450%, respectively. These amounts change on a regular basis.

New Issuances

2013

On November 27, 2013, CenturyLink, Inc. issued $750 million aggregate principal amount of 6.75% Notes due 2023, in exchange for net proceeds, after deducting underwriting discounts and expenses, of approximately $742 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, at any time at a redemption price equal to the greater of par or a “make-whole” rate specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to December 1, 2016, we may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 106.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. Under certain circumstances, we will be required to make an offer to repurchase the Notes at a price of 101% of their aggregate principal amount plus accrued and unpaid interest to the repurchase date.

On May 23, 2013, Qwest Corporation (“QC”) issued $775 million aggregate principal amount of 6.125% Notes due 2053, including $25 million principal amount that was sold pursuant to an over-allotment option granted to the underwriters for the offering, in exchange for net proceeds, after deducting underwriting discounts and expenses, of approximately $752 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after June 1, 2018 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On March 21, 2013, CenturyLink, Inc. issued $1 billion aggregate principal amount of 5.625% Notes due 2020 in exchange for net proceeds, after deducting underwriting discounts and expenses, of approximately $988 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, at any time at a redemption price equal to the greater of par or a “make-whole” rate specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 1, 2016, we may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. Under certain circumstances, we will be required to make an offer to repurchase the Notes at a price of 101% of their aggregate principal amount plus accrued and unpaid interest to the repurchase date.

2012

On June 25, 2012, QC issued $400 million aggregate principal amount of 7.00% Notes due 2052 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $387 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after July 1, 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

On April 18, 2012, CenturyLink, Inc. entered into a term loan in the amount of $440 million with CoBank and several other Farm Credit System banks. This term loan is payable in 29 consecutive quarterly installments of $5.5 million in principal plus interest through April 18, 2019, when the balance will be due. We have the option of paying monthly interest based upon either London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.5% to 2.50% per annum for LIBOR loans and 0.5% to 1.50% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our term loan is guaranteed by three of our wholly-owned subsidiaries, Embarq, QCII (Qwest Communications International Inc. on a stand-alone basis) and Savvis, Inc. (on a stand-alone basis), one of QCII’s wholly-owned subsidiaries and one of Savvis, Inc.’s wholly owned subsidiaries. The remaining terms and conditions of our term loan are substantially similar to those set forth in our Credit Facility, described in this Note below under “Credit Facilities.”

On April 2, 2012, QC issued $525 million aggregate principal amount of 7.00% Notes due 2052 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $508 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after April 1, 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

On March 12, 2012, CenturyLink, Inc. issued (i) $650 million aggregate principal amount of 7.65% Senior Notes due 2042 in exchange for net proceeds, after deducting underwriting discounts, of approximately $644 million and (ii) $1.4 billion aggregate principal amount of 5.80% Senior Notes due 2022 in exchange for net proceeds, after deducting underwriting discounts, of approximately $1.389 billion. The Notes are unsecured obligations and may be redeemed at any time on the terms and conditions specified therein.

Repayments

2013

On December 27, 2013, QCII redeemed $186 million of its 7.125% Notes due 2018 for $196 million including premium, fees and accrued interest, which resulted in a $3 million gain.

On November 27, 2013, QCII completed a cash tender offer with respect to its $800 million of 7.125% Notes due 2018. QCII received and accepted tenders of approximately $614 million aggregate principal amount of these notes, or 77%, for $646 million including premium, fees and accrued interest, which resulted in a $7 million gain.

On August 15, 2013, a subsidiary of Embarq paid at maturity the $50 million principal amount of its 6.75% Notes.

On July 15, 2013, a subsidiary of Embarq paid at maturity the $59 million principal amount of its 6.875% Notes.

On June 17, 2013, QC paid at maturity the $750 million principal amount of its floating rate Notes.

On April 1, 2013, CenturyLink, Inc. paid at maturity the $176 million principal amount of its 5.50% Notes.

2012

On October 26, 2012, QCII redeemed all $550 million of its 8.00% Notes due 2015, which resulted in a gain of $15 million.

On August 29, 2012, certain subsidiaries of CenturyLink paid $29 million and $30 million, respectively, to retire its outstanding Rural Utilities Service and Rural Telephone Bank debt.

On August 15, 2012, CenturyLink paid at maturity the $318 million principal amount of its 7.875% Notes.

On July 20, 2012, QC redeemed all $484 million of its 7.50% Notes due 2023, which resulted in an immaterial loss.

On May 17, 2012, QCII redeemed $500 million of its 7.50% Notes due 2014, which resulted in an immaterial gain.

On April 23, 2012, Embarq redeemed the remaining $200 million of its 6.738% Notes due 2013, which resulted in an immaterial loss.

On April 18, 2012, QC completed a cash tender offer to purchase a portion of its $811 million of 8.375% Notes due 2016 and its $400 million of 7.625% Notes due 2015. With respect to its 8.375% Notes due 2016, QC received and accepted tenders of approximately $575 million aggregate principal amount of these notes, or 71%, for $722 million including a premium, fees and accrued interest. With respect to its 7.625% Notes due 2015, QC received and accepted tenders of approximately $308 million aggregate principal amount of these notes, or 77%, for $369 million including a premium, fees and accrued interest. The completion of this tender offer resulted in a loss of $46 million.

On April 2, 2012, Embarq completed a cash tender offer to purchase a portion of its $528 million of 6.738% Notes due 2013 and its $2.0 billion of 7.082% Notes due 2016. With respect to its 6.738% Notes due 2013, Embarq received and accepted tenders of approximately $328 million aggregate principal amount of these notes, or 62%, for $360 million including a premium, fees and accrued interest. With respect to its 7.082% Notes due 2016, Embarq received and accepted tenders of approximately $816 million aggregate principal amount of these notes, or 41%, for $944 million including a premium, fees and accrued interest. The completion of these tender offers resulted in a loss of $144 million.

On March 1, 2012, QCII redeemed $800 million of its 7.50% Notes due 2014, which resulted in an immaterial gain.

Credit Facilities

We have access to up to $2 billion aggregate principal amount of revolving credit under an amended and restated revolving credit facility that matures in April 2017. The Credit Facility (the “Credit Facility”) has 18 lenders, with commitments ranging from $2.5 million to $181 million and allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.25% and 2.25% per annum for LIBOR loans and 0.25% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by three of our wholly-owned subsidiaries, Embarq, QCII and Savvis, Inc., one of QCII’s wholly-owned subsidiaries and one of Savvis, Inc.’s wholly-owned subsidiaries.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2013 and 2012, our outstanding letters of credit totaled $132 million and $120 million, respectively, under this facility.

Aggregate Maturities of Long-Term Debt

Aggregate maturities of our long-term debt (excluding unamortized premiums, discounts and other, net):

(Dollars in millions)(1)
2014	$785
2015	565
2016	1,493
2017	2,219
2018	246
2019 and thereafter	15,736

Total long-term debt	$21,044

(1)	Actual principal paid in all years may differ due to the possible future refinancing of outstanding debt or the issuance of new debt.

Interest Expense

Interest expense includes interest on long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Interest expense:
Gross interest expense	$1,339	1,362	1,097
Capitalized interest	(41)	(43)	(25)

Total interest expense	$1,298	1,319	1,072

Covenants

Certain of our loan agreements contain various restrictions, as described more fully below. We believe the covenants currently in place result in no significant restriction to the transfer of funds from our consolidated subsidiaries to CenturyLink.

The senior notes of CenturyLink were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indenture does not contain any provisions that are impacted by our credit ratings or that restrict the issuance of new securities in the event of a material adverse change to us.

Embarq’s senior notes were issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture contains customary events of default, none of which are impacted by Embarq’s credit rating. The indenture does not contain any financial covenants or restrictions on the ability to issue new securities in accordance with the terms of the indenture.

Several of our Embarq subsidiaries have outstanding first mortgage bonds. Each issue of these first mortgage bonds is secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 12% of our net property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. To the extent that our EBITDA (as defined in our Credit Facility) is reduced by cash settlements or judgments, including in respect of any of the matters discussed in Note 15—Commitments and Contingencies, our debt to EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

At December 31, 2013, we believe were in compliance with all of the provisions and covenants contained in our Credit Facility and other debt agreements.

(5)	Accounts Receivable

The following table presents details of our accounts receivable balances:

	December 31,
	2013	2012
	(Dollars in millions)
Trade and purchased receivables	$1,862	1,782
Earned and unbilled receivables	252	274
Other	18	19

Total accounts receivable	2,132	2,075
Less: allowance for doubtful accounts	(155)	(158)

Accounts receivable, less allowance	$1,977	1,917

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Ending Balance
	(Dollars in millions)
2013	$158	152	(155)	155
2012	$145	187	(174)	158
2011	$60	153	(68)	145

(6)	Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	December 31,
		2013	2012
		(Dollars in millions)
Land	N/A	$585	579
Fiber, conduit and other outside plant(1)	15-45	14,187	13,030
Central office and other network electronics(2)	3-10	12,178	11,242
Support assets(3)	3-30	6,420	6,235
Construction in progress(4)	N/A	937	847

Gross property, plant and equipment		34,307	31,933
Accumulated depreciation		(15,661)	(13,024)

Net property, plant and equipment		$18,646	18,909

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.
(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.
(3)	Support assets consist of buildings, computers and other administrative and support equipment.
(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $2.952 billion, $3.070 billion and $2.593 billion for the years ended December 31, 2013, 2012 and 2011, respectively.

On April 2, 2012, our subsidiary, Qwest Corporation (“QC”), sold an office building for net proceeds of $133 million. As part of the transaction, QC agreed to lease a portion of the building from the new owner. As a result, the $16 million gain from the sale was deferred and will be recognized as a reduction to rent expense over the 10 year lease term.

Asset Retirement Obligations

At December 31, 2013, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Balance at beginning of year	$106	109	41
Accretion expense	7	7	9
Liabilities incurred	—	1	—
Liabilities assumed in Qwest and Savvis acquisitions	—	—	124
Liabilities settled and other	(4)	(1)	(3)
Change in estimate	(3)	(10)	(62)

Balance at end of year	$106	106	109

During 2013, 2012 and 2011 we revised our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations by $3 million, $10 million and $62 million, respectively. These revisions resulted in a reduction of the asset retirement obligation and offsetting reduction to gross property, plant and equipment.

(7)	Severance and Leased Real Estate

Periodically, we have reductions in our workforce and have accrued liabilities for related severance costs. These workforce reductions resulted primarily from the progression or completion of our integration plans, increased competitive pressures and reduced workload demands due to the loss of access lines.

We report severance liabilities within accrued expenses and other liabilities-salaries and benefits in our consolidated balance sheets and report severance expenses in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations. We have not allocated any severance expense to our consumer, business and wholesale markets segments.

In periods prior to our acquisition of Qwest, Qwest had ceased using certain real estate that it was leasing under long-term operating leases. As of the April 1, 2011 acquisition date, we recognized liabilities to reflect our estimates of the fair values of the existing lease obligations for real estate for which we had ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically, we adjust the expense when our actual experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities-other and report the noncurrent portion in deferred credits and other liabilities in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2013, the current and noncurrent portions of our leased real estate accrual were $17 million and $96 million, respectively. The remaining lease terms range from 0.1 to 12 years, with a weighted average of 9 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at December 31, 2011	$37	153
Accrued to expense	96	2
Payments, net	(113)	(24)
Reversals and adjustments	(3)	—

Balance at December 31, 2012	17	131
Accrued to expense	31	—
Payments, net	(31)	(16)
Reversals and adjustments	—	(2)

Balance at December 31, 2013	$17	113

(8)	Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor several defined benefit pension plans, which in the aggregate cover a substantial portion of our employees including separate plans for Legacy CenturyLink, Legacy Qwest and Legacy Embarq employees. Until such time as we elect to integrate the Qwest and Embarq benefit plans with ours, we plan to continue to operate these plans independently. Pension benefits for participants of these plans who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We use a December 31 measurement date for all our plans. In addition to these tax qualified pension plans, we also maintain non-qualified pension plans for certain current and former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for eligible former employees.

Pension Benefits

In connection with the acquisition of Qwest on April 1, 2011, we assumed defined benefit pension plans sponsored by Qwest for its employees. Based on a valuation analysis, we recognized a $490 million net liability at April 1, 2011 for the unfunded status of the Qwest pension plans, reflecting projected benefit obligations of $8.3 billion in excess of the $7.8 billion fair value of plan assets.

Current funding laws require a company with a plan shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for the pension plans is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plans. The accounting unfunded status of our qualified pension plans was $995 million as of December 31, 2013.

In 2013, we made cash contributions of approximately $146 million in to our qualified pension plans and paid approximately $5 million of benefits directly to participants of our non-qualified pension plans. Based on current laws and circumstances, our required contributions to our qualified pension plans for 2014 is $123 million, and we estimate that we will pay approximately $5 million of benefits to participants of our non-qualified pension plans.

Post-Retirement Benefits

Our post-retirement health care plans provide post-retirement benefits to qualified retirees. The post-retirement health care plans we assumed as part of our acquisitions of Qwest and Embarq provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement health care plans are primarily funded by us and we expect to continue funding these post-retirement obligations as benefits are paid.

In connection with the acquisition of Qwest on April 1, 2011, we assumed post-retirement benefit plans sponsored by Qwest for certain of its employees. At April 1, 2011, we recognized a $2.5 billion liability for the unfunded status of Qwest’s post-retirement benefit plans, reflecting estimated accumulated post-retirement benefit obligations of $3.3 billion in excess of the $762 million fair value of the plan assets.

No contributions were made to the post-retirement trusts in 2013, and we do not expect to make a contribution in 2014. However, in 2013 we paid approximately $157 million of benefits (net of participant contributions and direct subsidies) that were not payable by the trusts, and we estimate that in 2014 we will pay approximately $182 million of benefits (net of participant contributions and direct subsidies) that are not payable by the trusts.

A change of 100 basis points in the assumed initial health care cost trend rate would have had the following effects in 2013:

	100 Basis Points Change
	Increase	(Decrease)
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit expense (consolidated statement of operations)	$3	(3)
Effect on benefit obligation (consolidated balance sheet)	87	(80)

We expect our health care cost trend rate to decrease by 0.25% per year from 6.50% in 2014 to an ultimate rate of 4.50% in 2022. Our post-retirement health care expense, for certain eligible Legacy Qwest retirees and certain eligible Legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

Expected Cash Flows

The qualified pension, non-qualified pension and post-retirement health care benefit payments and premiums and life insurance premium payments are paid by us or distributed from plan assets. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Pension Plans	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2014	$1,036	352	(13)
2015	1,002	341	(10)
2016	990	329	(10)
2017	977	319	(10)
2018	962	308	(10)
2019 - 2023	4,559	1,369	(40)

Net Periodic Benefit Expense

The actuarial assumptions used to compute the net periodic benefit expense for our qualified pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Post-Retirement Benefit Plans
	2013	2012	2011(1)	2013	2012	2011(2)
Actuarial assumptions at beginning of year:
Discount rate	3.50% - 4.20%	4.25% - 5.10%	5.00% - 5.50%	3.60%	4.60% - 4.80%	5.30%
Rate of compensation increase	3.25%	3.25%	3.25%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50% - 8.00%	7.30%	6.00% - 7.50%	7.25%
Initial health care cost trend rate	N/A	N/A	N/A	6.50% - 7.00%	8.00%	8.50%
Ultimate health care cost trend rate	N/A	N/A	N/A	4.50%	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	2022	2018	2018

N/A—Not applicable

(1)	This column does not consider Qwest’s actuarial assumptions for its pension plan as of the beginning of the year due to the acquisition date of April 1, 2011. Qwest had the following actuarial assumptions as of April 1, 2011: discount rate of 5.40%; expected long-term rate of return on plan assets 7.50%; and a rate of compensation increase of 3.50%.
(2)	This column does not consider Qwest’s actuarial assumptions for its post-retirement benefit plan as of the beginning of the year due to the acquisition date of April 1, 2011. Qwest had the following actuarial assumptions as of April 1, 2011: discount rate of 5.30%; expected long-term rate of return on plan assets of 7.50%; initial health care cost trend rate of 7.50% and ultimate health care trend rate of 5.00% to be reached in 2016.

Net periodic pension benefit (income) expense, which includes the effects of the Qwest acquisition subsequent to April 1, 2011, included the following components:

	Pension Plans Years Ended December 31,
	2013	2012	2011(1)
	(Dollars in millions)
Service cost	$91	87	70
Interest cost	544	625	560
Expected return on plan assets	(896)	(847)	(709)
Settlements	—	—	1
Amortization of unrecognized prior service cost	5	4	2
Amortization of unrecognized actuarial loss	84	35	13

Net periodic pension benefit (income) expense	$(172)	(96)	(63)

(1)	Includes $58 million of income related to the Qwest plans subsequent to the April 1, 2011 acquisition date.

Net periodic post-retirement benefit expense (income), which includes the effects of the Qwest acquisition subsequent to April 1, 2011, included the following components:

	Post-Retirement Plans Years Ended December 31,
	2013	2012	2011(1)
	(Dollars in millions)
Service cost	$24	22	18
Interest cost	140	173	152
Expected return on plan assets	(39)	(45)	(41)
Amortization of unrecognized prior service cost	—	—	(2)
Amortization of unrecognized actuarial loss	4	—	—

Net periodic post-retirement benefit expense (income)	$129	150	127

(1)	Includes $92 million related to the Qwest plans subsequent to the April 1, 2011 acquisition date.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2013 and 2012 and are as follows:

	Pension Plans		Post-Retirement Benefit Plans
	December 31,		December 31,
	2013	2012	2013	2012
Actuarial assumptions at end of year:
Discount rate	4.20% - 5.10%	3.25% - 4.20%	4.50%	3.60%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	6.50% / 7.00%	6.75% / 7.50%
Ultimate health care cost trend rate	N/A	N/A	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	2022 / 2024	2022 / 2024

N/A—Not applicable

The following table summarizes the change in the benefit obligations for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$14,881	13,596	4,534
Service cost	91	87	70
Interest cost	544	625	560
Plan amendments	—	14	12
Acquisitions	—	—	8,267
Actuarial (gain) loss	(1,179)	1,565	930
Benefits paid by company	(5)	(5)	(16)
Benefits paid from plan assets	(931)	(1,001)	(761)

Benefit obligation at end of year	$13,401	14,881	13,596

	Post-Retirement Benefit Plans Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$4,075	3,930	558
Service cost	24	22	18
Interest cost	140	173	152
Participant contributions	96	86	64
Plan amendments	141	—	31
Acquisitions	—	—	3,284
Direct subsidy receipts	13	19	22
Actuarial (gain) loss	(399)	260	153
Benefits paid by company	(266)	(268)	(219)
Benefits paid from plan assets	(136)	(147)	(133)

Benefit obligation at end of year	$3,688	4,075	3,930

Our aggregate benefit obligation as of December 31, 2013, 2012 and 2011 was $17.089 billion, $18.956 billion and $17.499 billion, respectively.

Plan Assets

We maintain plan assets for our qualified pension plans and certain post-retirement benefit plans. The qualified pension plan assets are used for the payment of pension benefits and certain eligible plan expenses. The post-retirement benefit plan’s assets are used to pay health care benefits and premiums on behalf of eligible retirees and to pay certain eligible plan expenses. The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy. The following tables summarize the change in the fair value of plan assets for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$12,321	11,814	3,732
Return on plan assets	810	1,476	479
Acquisitions	—	—	7,777
Employer contributions	146	32	587
Benefits paid from plan assets	(931)	(1,001)	(761)

Fair value of plan assets at end of year	$12,346	12,321	11,814

	Post-Retirement Benefit Plans Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$626	693	54
Actual gain on plan assets	45	80	4
Acquisitions	—	—	768
Benefits paid from plan assets	(136)	(147)	(133)

Fair value of plan assets at end of year	$535	626	693

Pension Plans: Our investment objective for the pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. Our pension plan investment strategy is designed to meet this objective by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. The pension plan assets have target allocations of 55.5% to interest rate sensitive investments and 44.5% to investments designed to provide higher expected returns than the interest rate sensitive investments. Interest rate sensitive investments include 36% of plan assets targeted primarily to long-duration investment grade bonds, 13.5% targeted to high yield, emerging market bonds and convertible bonds and 6% targeted to diversified strategies, which primarily have exposures to global government, corporate and inflation-linked bonds, as well as some exposures to global stocks and commodities. Assets expected to provide higher returns than the interest rate sensitive assets include broadly diversified equity investments with targets of approximately 14% to U.S. stocks and 14% to developed and emerging market non-U.S. stocks. Approximately 11.5% is allocated to other private markets investments including funds primarily invested in private equity, private debt and hedge funds. Real estate investments are targeted at 5% of plan assets. At the beginning of 2014, our expected annual long-term rate of return on pension assets is assumed to be 7.5%.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plan assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. Investment risk is managed by broadly diversifying assets across numerous strategies with differing expected returns, volatilities and correlations. Our investment strategy is designed to be consistent with the investment objective, with particular focus on providing liquidity for the reimbursement of our union-represented employees post-retirement health care costs. The post-retirement benefit plan assets have target allocations of 37% to equities and 63% to non-equity investments. Specific target allocations within these broad categories are allowed to vary to provide liquidity in order to meet reimbursement requirements. Equity investments are broadly diversified with exposure to publicly traded U.S., non-U.S. and emerging market stocks and private equity. While no new private equity investments have been made in recent years, the percent allocation to existing private equity investments is expected to increase as liquid, publicly traded stocks are drawn down for the reimbursement of health care costs. The 63% non-equity allocation includes investment grade bonds, high yield bonds, convertible bonds, emerging market debt, real estate, hedge funds, private debt and diversified strategies. At the beginning of 2014, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 7.3%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended, which requires diversification of assets and also generally prohibits defined benefit and welfare plans from investing more than 10% of their assets in securities issued by the sponsor company. At December 31, 2013 and 2012, the pension and post-retirement benefit plans did not directly own any shares of our common stock or any of our debt.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The pension and post-retirement benefit plans use exchange traded futures to gain exposure to equity and Treasury markets consistent with target asset allocations. Interest rate swaps are used in the pension plans to reduce risk relative to measurement of the benefit obligation, which is sensitive to interest rate changes. Foreign exchange forward contracts are used to manage currency exposures. Credit default swaps are used to manage credit risk exposures in a cost effective and targeted manner relative to transacting with physical corporate fixed income securities. Options are currently used to manage interest rate exposure taking into account the implied volatility and current pricing of the specific underlying market instrument. Some derivative instruments subject the plans to counterparty risk. The external investment managers, along with Plan Management, monitor counterparty exposure and mitigate this risk by diversifying the exposure among multiple high credit quality counterparties, requiring collateral and limiting exposure by periodically settling contracts.

The gross notional exposure of the derivative instruments directly held by the plans is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment.

	Gross Notional Exposure
	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,
	2013	2012	2013	2012
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$95	302	16	30
Exchange-traded non-U.S. equity futures	—	1	—	—
Exchange-traded Treasury futures	3,011	1,763	—	—
Interest rate swaps	556	1,471	—	—
Credit default swaps	253	495	—	—
Foreign exchange forwards	938	726	29	21
Options	261	768	—	—

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 11—Fair Value Disclosure.

At December 31, 2013, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2013:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below presents the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2013. It is important to note that the asset allocations do not include market exposures that are gained with derivatives.

	Fair Value of Pension Plan Assets at December 31, 2013
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$813	1,504	—	$2,317
High yield bonds(b)	—	1,265	26	1,291
Emerging market bonds(c)	196	367	—	563
Convertible bonds(d)	—	389	—	389
Diversified strategies(e)	—	723	—	723
U.S. stocks(f)	1,408	92	—	1,500
Non-U.S. stocks(g)	1,159	299	—	1,458
Emerging market stocks(h)	—	110	—	110
Private equity(i)	—	—	721	721
Private debt(j)	—	—	436	436
Market neutral hedge funds(k)	—	867	99	966
Directional hedge funds(k)	—	582	32	614
Real estate(l)	—	306	265	571
Derivatives(m)	—	(34)	—	(34)
Cash equivalents and short-term investments(n)	—	721	—	721

Total investments	$3,576	7,191	1,579	12,346

Accrued expenses				—

Total pension plan assets				$12,346

	Fair Value of Post-Retirement Plan Assets at December 31, 2013
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$21	56	—	$77
High yield bonds(b)	—	56	—	56
Emerging market bonds(c)	—	37	—	37
Diversified strategies(e)	—	86	—	86
U.S. stocks(f)	56	—	—	56
Non-U.S. stocks(g)	58	—	—	58
Emerging market stocks(h)	—	12	—	12
Private equity(i)	—	—	40	40
Private debt(j)	—	—	5	5
Market neutral hedge funds(k)	—	35	—	35
Directional hedge funds(k)	—	14	—	14
Real estate(l)	—	22	12	34
Cash equivalents and short-term investments(n)	—	24	—	24

Total investments	$135	342	57	534

Contribution Receivable				1

Total post-retirement plan assets				$535

The tables below presents the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2012. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades, trades payable and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2012
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$830	1,555	—	$2,385
High yield bonds(b)	—	1,303	59	1,362
Emerging market bonds(c)	199	396	—	595
Convertible bonds(d)	—	374	—	374
Diversified strategies(e)	—	655	—	655
U.S. stocks(f)	1,225	119	—	1,344
Non-U.S. stocks(g)	1,212	178	—	1,390
Emerging market stocks(h)	111	193	—	304
Private equity(i)	—	—	711	711
Private debt(j)	—	—	465	465
Market neutral hedge funds(k)	—	906	—	906
Directional hedge funds(k)	—	340	194	534
Real estate(l)	—	223	337	560
Derivatives(m)	(5)	3	—	(2)
Cash equivalents and short-term investments(n)	—	750	—	750

Total investments	$3,572	6,995	1,766	12,333

Accrued expenses				(12)

Total pension plan assets				$12,321

	Fair Value of Post-Retirement Plan Assets at December 31, 2012
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$22	86	—	$108
High yield bonds(b)	—	90	—	90
Emerging market bonds(c)	—	40	—	40
Convertible bonds(d)	—	2	—	2
Diversified strategies(e)	—	72	—	72
U.S. stocks(f)	55	—	—	55
Non-U.S. stocks(g)	58	1	—	59
Emerging market stocks(h)	—	20	—	20
Private equity(i)	—	—	45	45
Private debt(j)	—	—	6	6
Market neutral hedge funds(k)	—	41	—	41
Directional hedge funds(k)	—	24	—	24
Real estate(l)	—	21	28	49
Cash equivalents and short-term investments(n)	5	21	—	26

Total investments	$140	418	79	637

Accrued expenses				(1)
Reimbursement accrual				(10)

Total post-retirement plan assets				$626

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. For several of the investments in the tables above and discussed below, the plans own units in commingled funds and limited partnerships that invest in various types of assets. Interests in commingled funds are valued using the net asset value (“NAV”) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds held by the plans that can be redeemed at NAV within a year of the financial statement date are generally classified as Level 2. Investments in limited partnerships represent long-term commitments with a fixed maturity date, typically ten years. Valuation inputs for these limited partnership interests are generally based on assumptions and other information not observable in the market and are classified as Level 3 investments. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying fixed income securities using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying high yield instruments using the same valuation inputs described above. Commingled funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Commingled funds that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as registered mutual funds and commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying emerging market bonds using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2. The registered mutual funds trade at the daily NAV, as determined by the market value of the underlying investments, and are classified as Level 1.

(d) Convertible bonds primarily represent investments in corporate debt securities that have features that allow the debt to be converted into equity securities under certain circumstances. The valuation inputs for the individual convertible bonds primarily utilize observable market information including a spread to U.S. Treasuries and the value and volatility of the underlying equity security. Convertible bonds are classified as Level 2.

(e) Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. The commingled fund is valued at NAV based on the market value of the underlying investments. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings. This fund can be redeemed at NAV within a year of the financial statement date and is classified as Level 2.

(f) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(g) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(h) Emerging market stocks represent investments in a registered mutual fund and commingled funds comprised of stocks of companies located in developing markets. Registered mutual funds trade at the daily NAV, as determined by the market value of the underlying investments, and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(i) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships use valuation methodologies that give consideration to a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment. Private equity investments are classified as Level 3.

(j) Private debt represents non-public investments in distressed or mezzanine debt funds. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment. Private debt investments are classified as Level 3.

(k) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge Funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described. Hedge funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Hedge fund investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(l) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value. Real estate investments that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Real estate investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(m) Derivatives include the market value of exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over-the-counter swaps and options that are valued based on the change in interest rates or a specific market index and classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. U.S. Treasury Bills are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Private Equity	Private Debt	Market Neutral Hedge Fund	Directional Hedge Funds	Real Estate	Total
	(Dollars in millions)
Balance at December 31, 2011	$79	791	461	188	183	535	2,237
Net transfers	(12)	—	—	(188)	—	(105)	(305)
Acquisitions	1	70	120	—	—	18	209
Dispositions	(11)	(109)	(102)	—	—	(121)	(343)
Actual return on plan assets:
Gains relating to assets sold during the year	—	3	1	—	—	—	4
Gains (losses) relating to assets still held at year-end	2	(44)	(15)	—	11	10	(36)

Balance at December 31, 2012	59	711	465	—	194	337	1,766
Net transfers	—	—	—	—	(165)	—	(165)
Acquisitions	5	82	71	100	—	9	267
Dispositions	(43)	(179)	(144)	—	(1)	(97)	(464)
Actual return on plan assets:
Gains relating to assets sold during the year	12	68	18	—	—	11	109
(Losses) gains relating to assets still held at year-end	(7)	39	26	(1)	4	5	66

Balance at December 31, 2013	$26	721	436	99	32	265	1,579

The table below presents a rollforward of the post-retirement plan assets valued using Level 3 inputs:

	Post-Retirement Plan Assets Valued Using Level 3 Inputs
	Private Equity	Private Debt	Real Estate	Total
	(Dollars in millions)
Balance at December 31, 2011	$60	8	26	94
Acquisitions	1	—	—	1
Dispositions	(15)	(3)	(1)	(19)
Actual return on plan assets:
Gains (losses) relating to assets sold during the year	4	2	(1)	5
(Losses) gains relating to assets still held at year-end	(5)	(1)	4	(2)

Balance at December 31, 2012	45	6	28	79
Acquisitions	1	—	—	1
Dispositions	(11)	(1)	(18)	(30)
Actual return on plan assets:
Gains (losses) relating to assets sold during the year	4	—	(1)	3
Gains relating to assets still held at year-end	1	—	3	4

Balance at December 31, 2013	$40	5	12	57

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2013, the investment program produced actual gains on qualified pension and post-retirement plan assets of $855 million as compared to the expected returns of $935 million for a difference of $80 million. For the year ended December 31, 2012, the investment program produced actual gains on pension and post-retirement plan assets of $1.556 billion as compared to the expected returns of $892 million for a difference of $664 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the pensions and post-retirement benefit plans:

	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Dollars in millions)
Benefit obligation	$(13,401)	(14,881)	(3,688)	(4,075)
Fair value of plan assets	12,346	12,321	535	626

Unfunded status	(1,055)	(2,560)	(3,153)	(3,449)

Current portion of unfunded status	$(5)	(6)	(154)	(160)

Non-current portion of unfunded status	$(1,050)	(2,554)	(2,999)	(3,289)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities-salaries and benefits.

Accumulated Other Comprehensive Loss-Recognition and Deferrals

The following tables present cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2012, items recognized as a component of net periodic benefits expense in 2013, additional items deferred during 2013 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2013. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2012	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCI	2013
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(2,236)	84	1,094	1,178	(1,058)
Prior service (cost) benefit	(38)	5	—	5	(33)
Deferred income tax benefit (expense)	875	(34)	(419)	(453)	422

Total pension plans	(1,399)	55	675	730	(669)

Post-retirement benefit plans:
Net actuarial (loss) gain	(446)	4	405	409	(37)
Prior service (cost) benefit	(22)	—	(141)	(141)	(163)
Deferred income tax benefit (expense)	179	(1)	(100)	(101)	78

Total post-retirement benefit plans	(289)	3	164	167	(122)

Total accumulated other comprehensive loss	$(1,688)	58	839	897	(791)

The following table presents estimated items to be recognized in 2014 as a component of net periodic benefit expense of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plans	Post- Retirement Plans
	(Dollars in millions)
Estimated recognition of net periodic benefit expense in 2014:
Net actuarial loss	$(17)	—
Prior service cost	(5)	(17)
Deferred income tax benefit	8	6

Estimated net periodic benefit expense to be recorded in 2014 as a component of other comprehensive income (loss)	$(14)	(11)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expenses for current employees was

$362 million, $360 million and $377 million for the years ended December 31, 2013, 2012 and 2011, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $117 million, $113 million and $90 million for the years ended December 31, 2013, 2012 and 2011, respectively. Our group life insurance plans are fully insured and the premiums are paid by us.

401(k) Plan

We sponsor qualified defined contribution benefit plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2013 and December 31, 2012, the assets of the plans included approximately 9 million and 10 million shares of our common stock, respectively, as a result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $89 million, $76 million and $70 million and for the years ended December 31, 2013, 2012 and 2011, respectively.

Deferred Compensation Plans

We sponsored non-qualified unfunded deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The value of assets and liabilities related to these plans was not significant.

(9)	Share-based Compensation

We maintain equity programs that allow our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant. We also offer an ESPP, which allows eligible employees to purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six month offering periods.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2013:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding at December 31, 2012	6,733	$34.23
Exercised	(1,142)	$27.07
Forfeited/Expired	(266)	$30.51

Outstanding at December 31, 2013	5,325	$35.95

Exercisable at December 31, 2013	5,325	$35.95

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2013 was $14 million. The weighted average remaining contractual term for such options was 3.5 years.

During 2013, we received net cash proceeds of $31 million in connection with our option exercises. The tax benefit realized from these exercises was $4 million. The total intrinsic value of options exercised for the years ended December 31, 2013, 2012 and 2011 was $11 million, $49 million and $47 million, respectively.

Restricted Stock Awards

For awards that contain only service conditions for vesting, we calculate the award fair value based on the closing stock price on the accounting grant date. For restricted stock awards that contain market conditions, the award fair value is calculated through Monte-Carlo simulations.

During the second quarter of 2013, we granted approximately 335 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 223 thousand contained only service conditions and will vest on a straight-line basis on May 23, 2014, 2015 and 2016. The remaining awards contain market and service conditions and will vest on May 23, 2016. These shares, with market and service conditions, represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on, our total shareholder return versus that of selected peer companies for 2013, 2014 and 2015.

In addition, during the first and second quarter of 2013, we granted approximately 1.2 million shares to certain key employees as part of our annual equity compensation program. The remaining awards granted throughout the year to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

During the first quarter of 2012, we granted approximately 402 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 201 thousand contained only service conditions and will vest on a straight-line basis on February 20, 2013, 2014 and 2015. The remaining awards contain market and service conditions and will vest on February 20, 2015. These shares, with market and service conditions, represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return for 2012, 2013 and 2014 in relation to that of the S&P 500 Index.

In addition, during the first quarter of 2012, we granted restricted stock to certain key employees as part of our annual equity compensation program. These awards contained only service conditions. Approximately 519 thousand shares of awards will vest on a straight-line basis on January 9, 2013, 2014 and 2015. Approximately 873 thousand shares of awards will vest on a straight-line basis on March 15, 2013, 2014 and 2015. The remaining awards granted throughout the year to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest an equal portion annually over a three year period.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2013:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2012	3,528	$38.43
Granted	1,886	$35.63
Vested	(1,493)	$37.08
Forfeited	(296)	$36.26

Non-vested at December 31, 2013	3,625	$37.33

During 2012, we granted 2.1 million shares of restricted stock at a weighted-average price of $39.13. During 2011, we granted 1.3 million shares of restricted stock at a weighted-average price of $36.15, excluding the 1.9 million shares issued in connection with our acquisitions of Qwest and Savvis. The total fair value of restricted stock that vested during 2013, 2012 and 2011 was $52 million, $102 million and $72 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our market and performance share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2013, 2012 and 2011 was $63 million, $78 million and $65 million, respectively. These amounts included $12 million in compensation expense recognized in 2011 for the acceleration of certain awards resulting from the consummation of the Qwest acquisition. Our tax benefit recognized in the income statements for our share-based payment arrangements for the years ended December 31, 2013, 2012 and 2011 was $25 million, $31 million and $25 million, respectively. At December 31, 2013, there was $89 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 1.7 years.

(10)	(Loss) Earnings Per Common Share

Basic and diluted (loss) earnings per common share for the years ended December 31, 2013, 2012 and 2011 were calculated as follows:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions, except per share amounts, shares in thousands)
(Loss) Income (Numerator):
Net (loss) income	$(239)	777	573
Earnings applicable to non-vested restricted stock	—	(1)	(2)

Net (loss) income applicable to common stock for computing basic earnings per common share	(239)	776	571

Net (loss) income as adjusted for purposes of computing diluted earnings per common share	$(239)	776	571

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	604,404	622,139	534,320
Non-vested restricted stock	(3,512)	(2,796)	(2,209)
Non-vested restricted stock units	—	862	669

Weighted average shares outstanding for computing basic (loss) earnings per common share	600,892	620,205	532,780
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	—	12	13
Shares issuable under incentive compensation plans	—	2,068	1,328

Number of shares as adjusted for purposes of computing diluted earnings per common share	600,892	622,285	534,121

Basic (loss) earnings per common share	$(0.40)	$1.25	$1.07

Diluted (loss) earnings per common share(1)	$(0.40)	$1.25	$1.07

(1)	For the year ended December 31, 2013, we excluded from the calculation of diluted loss per share 1.3 million shares potentially issuable under incentive compensation plans or convertible securities, as their effect, if included, would have been anti-dilutive.

Our calculations of diluted earnings per common share exclude shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock during the period. Such potentially issuable shares totaled 2.7 million, 2.2 million and 2.4 million for 2013, 2012 and 2011, respectively.

(11)	Fair Value Disclosure

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt, excluding capital lease obligations. Due to their short-term nature, the carrying amounts of our cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (“FASB”).

We determined the fair values of our long-term debt, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our investment securities, which are reported in noncurrent other assets, and long-term debt, excluding capital lease obligations, as well as the input levels used to determine the fair values:

		December 31, 2013		December 31, 2012
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Liabilities-Long-term debt excluding capital lease obligations	2	$20,347	20,413	19,871	21,457

(12)	Income Taxes

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Income tax expense was as follows:
Federal
Current	$1	57	(49)
Deferred	403	361	401

State
Current	62	15	25
Deferred	(8)	33	(6)

Foreign
Current	9	7	4
Deferred	(4)	—	—

Total income tax expense	$463	473	375

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Income tax expense was allocated as follows:
Income tax expense in the consolidated statements of operations:
Attributable to income	$463	473	375
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(14)	(18)	(13)
Tax effect of the change in accumulated other comprehensive loss	554	(434)	(535)

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2013	2012	2011
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.8%	2.5%	1.3%
Impairment of goodwill	188.5%	—%	—%
Reversal of liability for unrecognized tax position	(24.5)%	—%	—%
Foreign income taxes	2.7%	0.3%	0.4%
Nondeductible accounting adjustment for life insurance	3.1%	—%	—%
Release state valuation allowance	(2.3)%	—%	—%
Other, net	1.4%	—%	2.9%

Effective income tax rate	206.7%	37.8%	39.6%

The 2013 effective tax rate is 206.7% compared to 37.8% for 2012. The 2013 rate reflects the tax effect of a $1.092 billion non-deductible goodwill impairment charge, a favorable settlement with the Internal Revenue Service of $33 million, a $22 million reduction due to the reversal of an uncertain tax position and the tax effect of a $17 million unfavorable accounting adjustment for non-deductible life insurance costs. For 2013, the tax rate was decreased by a $5 million reduction to the valuation allowance due to the estimated ability to utilize more state NOLs than previously expected. The 2012 rate reflects the $16 million reversal of a valuation allowance related to the auction rate securities we sold in 2012. The 2011 rate was decreased by $12 million due to a $16 million decrease to the valuation allowance related to state NOLs due primarily to the effects of a tax law change in one of the states in which we operate, which is partially offset by an $8 million valuation allowance recorded on deferred tax assets that require future income of a special character to realize the benefits.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 were as follows:

	Years Ended December 31,
	2013	2012
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$1,618	2,311
Net operating loss carryforwards	1,532	2,176
Other employee benefits	182	184
Other	782	789

Gross deferred tax assets	4,114	5,460
Less valuation allowance	(435)	(444)

Net deferred tax assets	3,679	5,016

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,904)	(3,784)
Goodwill and other intangible assets	(3,226)	(3,688)
Other	(137)	(192)

Gross deferred tax liabilities	(7,267)	(7,664)

Net deferred tax liability	$(3,588)	(2,648)

Of the $3.588 billion and $2.648 billion net deferred tax liability at December 31, 2013 and 2012, respectively, $4.753 billion and $3.564 billion is reflected as a long-term liability and $1.165 billion and $916 million is reflected as a net current deferred tax asset at December 31, 2013 and December 31, 2012, respectively.

In connection with our acquisitions of Savvis on July 15, 2011 and Qwest on April 1, 2011, we recognized net noncurrent deferred tax liabilities of approximately $279 million and $533 million, respectively, which reflects the expected future tax effects of certain differences between the financial reporting carrying amounts and tax bases of Savvis’ and Qwest’s assets and liabilities. In addition, due to the Qwest acquisition, we recognized a net current deferred tax asset of $289 million, which relates primarily to certain accrued liabilities that are expected to result in future tax deductions. These primary differences involve Qwest’s pension and other post-retirement benefit obligations as well as tax effects for acquired intangible assets, property, plant and equipment and long-term debt, including the effects of acquisition date valuation adjustments, for both entities. The net deferred tax liability is partially offset by a deferred tax asset for expected future tax deductions relating to Savvis’ and Qwest’s net operating loss carryforwards.

At December 31, 2013, we had federal NOLs of $2.9 billion and state NOLS of $12.4 billion. If unused, the NOLs will expire between 2015 and 2032; however, no significant amounts expire until 2020. At December 31, 2013, we had $50 million ($33 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2014 and 2024 if not utilized. In addition, at December 31, 2013 we had $91 million of alternative minimum tax, or AMT, credits. Our acquisitions of Qwest and Savvis caused “ownership changes” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”). As a result, our ability to use these NOLs is subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these NOLs as an offset against our future taxable income, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2013, a valuation allowance of $435 million was established as it is more likely than not that this amount of net operating loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2013 and 2012 is primarily related to state NOL carryforwards. This valuation allowance decreased by $9 million during 2013.

We recorded valuation allowances of $18 million and $403 million related to the Savvis and Qwest acquisitions, respectively, for the portion of the acquired net deferred tax assets that we did not believe is more likely than not to be realized. Our acquisition date assignment of deferred income taxes and the related valuation allowance was completed in 2012 as discussed in Note 2—Acquisitions.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2013 and 2012 is as follows:

	2013	2012
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$78	111
Increase in tax positions taken in the current year	—	3
Decrease due to the reversal of tax positions taken in a prior year	—	(34)
Decrease from the lapse of statute of limitations	(36)	(2)
Settlements	(28)	—

Unrecognized tax benefits at end of year	$14	78

During 2012, we entered into negotiations with the IRS to resolve a claim that was filed by Qwest for 1999. Based on the status of the negotiations at year end 2012, we partially reversed an unrecognized tax benefit that was assumed as part of the Qwest acquisition. The negotiations were settled in 2013 and we fully reversed the amount of the unrecognized tax position. A receivable was recorded for the refund that is expected to be received in 2014.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $29 million and $52 million at December 31, 2013 and 2012, respectively.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $30 million and $33 million at December 31, 2013 and 2012, respectively.

We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities.

In 2012 Qwest filed an amended 2008 federal income tax return primarily to report the carryforward impact of prior year settlements. A refund was received for the amended 2008 federal income tax return in 2013. In 2013, Qwest filed an amended 2009 federal income tax return primarily to report the carryforward impact of prior year settlements. Such amended filing is subject to adjustments by the IRS.

Beginning with the 2010 tax year, our federal consolidated returns are subject to annual examination by the IRS. Qwest’s federal consolidated returns for the 2010 and pre-merger 2011 tax years are open to examination by the IRS. Federal consolidated returns for Savvis for tax years 2010 and pre-merger 2011 are under examination by the IRS.

In years prior to 2011, Qwest filed amended federal income tax returns for 2002-2007 to make protective claims with respect to items reserved in their audit settlements and to correct items not addressed in prior audits. The examination of those amended federal income tax returns by the IRS was completed in 2012.

Our open income tax years by major jurisdiction are as follows at December 31, 2013:

Jurisdiction	Open Tax Years
Federal	2009—current
State
Florida	2006—2008 and 2010—current
Minnesota	1999 and 2010—current
Oregon	2009—current
Other states	2009—current

Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $8 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(13)	Segment Information

During the first quarter of 2013, we announced a reorganization of our operating segments. Consequently, we now report the following four segments in our consolidated financial statements: consumer, business, wholesale and data hosting. The primary purpose of the reorganization was to strengthen our focus on the business market while continuing our commitment to our wholesale, hosting and consumer customers. The reorganization combined business sales and operations functions that formerly resided in the enterprise markets-network segment and the regional markets segment into the new unified business segment. The remaining customers formerly serviced by the regional markets segment became the new consumer segment. Each of the current segments are described further below:

•

Consumer. Consists generally of providing strategic and legacy products and services to residential consumers. Our strategic products and services offered to these customers include our broadband, wireless and video services, including our Prism TV services. Our legacy services offered to these customers include local and long-distance service.

•

Business. Consists generally of providing strategic and legacy products and services to commercial, enterprise, global and governmental customers. Our strategic products and services offered to these customers include our private line, broadband, Ethernet, Multiprotocol Label Switching (“MPLS”), Voice over Internet Protocol (“VoIP”), and network management services. Our legacy services offered to these customers include local and long-distance service.

•

Wholesale. Consists generally of providing strategic and legacy products and services to other communications providers. Our strategic products and services offered to these customers are mainly private line (including special access), dedicated internet access, digital subscriber line (“DSL”) and MPLS. Our legacy services offered to these customers include resale of our services, the sale of unbundled network elements (“UNEs”) which allow our wholesale customers the use of our network or a combination of our network and their own networks to provide voice and data services to their customers, long-distance and switched access services and other services, including billing and collection, pole rental, floor space and database services.

•	Data hosting. Consists primarily of providing colocation, managed hosting and cloud hosting services to commercial, enterprise, global and governmental customers.

We have restated previously reported segment results for the years ended December 31, 2012 and 2011 due to the above-described restructuring of our business on January 3, 2013. The following table summarizes our segment results for 2013, 2012 and 2011 based on the segment categorization we were operating under on December 31, 2013.

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Total segment revenues	$17,095	$17,320	14,471
Total segment expenses	8,249	8,244	6,623

Total segment income	$8,846	$9,076	7,848

Total margin percentage	52%	52%	54%
Consumer:
Revenues	$6,004	$6,162	5,384
Expenses	2,231	2,291	1,972

Income	$3,773	$3,871	3,412

Margin percentage	63%	63%	63%
Business:
Revenues	$6,136	$6,133	5,150
Expenses	3,769	3,743	3,068

Income	$2,367	$2,390	2,082

Margin percentage	39%	39%	40%
Wholesale:
Revenues	$3,579	$3,725	3,314
Expenses	1,158	1,230	1,137

Income	$2,421	$2,495	2,177

Margin percentage	68%	67%	66%
Data hosting:
Revenues	$1,376	$1,300	623
Expenses	1,091	980	446

Income	$285	$320	177

Margin percentage	21%	25%	28%

We categorize our products and services related to revenues into the following four categories:

•

Strategic services, which include primarily broadband, private line (including special access which we market to wholesale and business customers), MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), hosting (including cloud hosting and managed hosting), colocation, Ethernet, video (including resold satellite and our facilities-based video services), VoIP and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, Integrated Services Digital Network (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allows a local communications network to link to networks in remote locations);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our governmental and business customers; and

•	Other revenues, which consist primarily of Universal Service Fund (“USF”) revenue and surcharges. Unlike the first three revenue categories, other revenues are not included in our segment revenues.

Our operating revenues for our products and services consisted of the following categories for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Strategic services	$8,822	$8,427	6,313
Legacy services	7,617	8,221	7,621
Data integration	656	672	537
Other	1,000	1,056	880

Total operating revenues	$18,095	$18,376	15,351

Operating revenues attributable to certain bundled services were revised from legacy services to strategic services. Specifically, the revision resulted in a reduction of revenues from legacy services of $104 million and $51 million and a corresponding increase in revenues from strategic services for the periods ended December 31, 2012 and 2011, respectively. The revision was in response to over-allocating discounts to broadband services revenues and under-allocating discounts to local and long-distance services revenues under bundled services arrangements, which resulted in strategic services revenues being understated and legacy services revenues being overstated.

Operating revenues attributable to certain CLEC services were revised from strategic services to legacy services. Specifically, the revision resulted in a reduction of revenue from strategic services of $38 million and a corresponding increase in revenue from legacy services for the period ended December 31, 2012. The revision was in response to recording certain legacy services revenues generated through CLEC services arrangements as strategic services revenues, which resulted in strategic services revenues being overstated and legacy services revenues being understated. Due to system limitations, we have determined that it is impracticable to revise 2011 operating revenues attributable to certain CLEC services to conform to our current revenue categorization.

Other operating revenues include revenue from universal service funds, which allows us to recover a portion of our costs under federal and state cost recovery mechanisms, and certain surcharges to our customers, including billings for our required contributions to several USF programs. These surcharge billings to our customers are reflected on a gross basis in our statements of operations (included in both operating revenues and expenses) and aggregated approximately $489 million, $531 million and $392 million for the years ended December 31, 2013, 2012 and 2011, respectively. We also generate other operating revenues from leasing and subleasing of space in our office buildings, warehouses and other properties. We centrally-manage the activities that generate these other operating revenues and consequently these revenues are not included in any of our four segments presented above.

Our segment revenues include all revenues from our strategic, legacy and data integration operations as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers, with the exception of data hosting revenue generated from business and wholesale customers, which is reported as data hosting segment revenues. We report our segment expenses for our four segments as follows:

•

Direct expenses, which primarily are specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and

•	Allocated expenses, which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses.

We do not assign depreciation and amortization expense or impairments to our segments, as the related assets and capital expenditures are centrally managed and are not monitored by or reported to the chief operating decision maker (“CODM”) by segment. Similarly, severance expenses, restructuring expenses and, subject to an exception for our data hosting segment, certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. Other income (expense) is not monitored as a part of our segment operations and is therefore excluded from our segment results.

The following table reconciles segment income to net income for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Total segment income	$8,846	$9,076	7,848
Other operating revenues	1,000	1,056	880
Depreciation and amortization	(4,541)	(4,780)	(4,026)
Impairment of goodwill	(1,092)	—	—
Other unassigned operating expenses	(2,760)	(2,639)	(2,677)
Other income (expense), net	(1,229)	(1,463)	(1,077)
Income tax expense	(463)	(473)	(375)

Net (loss) income	$(239)	777	573

We do not have any single customer that provides more than 10% of our total operating revenues. Substantially all of our revenues come from customers located in the United States.

(14)	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2013
Operating revenues	$4,513	4,525	4,515	4,542	18,095
Operating income (loss)	782	715	(685)	641	1,453
Net income (loss)	298	269	(1,045)	239	(239)
Basic earnings (loss) per common share	0.48	0.45	(1.76)	0.41	(0.40)
Diluted earnings (loss) per common share	0.48	0.44	(1.76)	0.41	(0.40)
2012
Operating revenues	$4,610	4,612	4,571	4,583	18,376
Operating income	654	657	736	666	2,713
Net income	200	74	270	233	777
Basic earnings per common share	0.32	0.12	0.43	0.37	1.25
Diluted earnings per common share	0.32	0.12	0.43	0.37	1.25

During the third quarter of 2012, we discovered and corrected an error that resulted in an overstatement of depreciation expense in the amount of $30 million in 2011 and $15 million in the first six months of 2012. The total reduction in depreciation expense of $45 million was recognized in the third quarter of 2012.

The net loss of $1.045 billion in the third quarter of 2013 is primarily due to a goodwill impairment charge of $1.1 billion and a charge of $233 million in connection with a tentative settlement in a litigation matter.

(15)	Commitments and Contingencies

We are vigorously defending against all of the matters described below. As a matter of course, we are prepared both to litigate the matters to judgment, as well as to evaluate and consider all settlement opportunities. In this Note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. We have established accrued liabilities for the matters described below where losses are deemed probable and reasonably estimable.

Litigation Matters Relating to CenturyLink and Embarq

In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas, a group of retirees filed a putative class action lawsuit challenging the decision to make certain modifications in retiree benefits programs relating to life insurance, medical insurance and prescription drug benefits, generally effective January 1, 2006 and January 1, 2008 (which, at the time of the modifications, was expected to reduce estimated future expenses for the subject benefits by more than $300 million). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. The Court certified a class on certain of plaintiffs’ claims, but rejected class certification as to other claims. On October 14, 2011, the Fulghum lawyers filed a new, related lawsuit, Abbott et al. v. Sprint Nextel et al. CenturyLink/Embarq is not named a defendant in the lawsuit. In Abbott, approximately 1,500 plaintiffs allege breach of fiduciary duty in connection with the changes in retiree benefits that also are at issue in the Fulghum case. The Abbott plaintiffs are all members of the class that was certified in Fulghum on claims for allegedly vested benefits (Counts I and III), and the Abbott claims are similar to the Fulghum breach of fiduciary duty claim (Count II), on which the Fulghum court denied class certification. The Court has stayed proceedings in Abbott indefinitely. On February 14, 2013, the Fulghum court dismissed the majority of the plaintiffs’ claims in that case. On July 16, 2013, the Fulghum court granted plaintiffs’ request to seek interlocutory review by the United States Court of Appeals for the Tenth Circuit. Embarq and the other defendants will defend the appeal, continue to vigorously contest any remaining claims in Fulghum and seek to have the claims in the Abbott case dismissed on similar grounds. We have not accrued a liability for these matters because we believe it is premature (i) to determine whether an accrual is warranted and, (ii) if so, to determine a reasonable estimate of probable liability.

In December 2009, subsidiaries of CenturyLink filed two lawsuits against subsidiaries of Sprint Nextel to recover terminating access charges for VoIP traffic owed under various interconnection agreements and tariffs which originally approximated $34 million in the aggregate. In connection with the first lawsuit, a federal court in Virginia issued a ruling in our favor, which resulted in Sprint paying us approximately $24 million. The other lawsuit is pending in federal court in Louisiana. In that case, in early 2011 the Court dismissed certain of CenturyLink’s claims, referred other claims to the FCC, and stayed the litigation. In April 2012, Sprint Nextel filed a petition with the FCC, seeking a declaratory ruling that CenturyLink’s access charges do not apply to VoIP originated calls. We have not deferred any revenue recognition related to these matters.

Litigation Matters Relating to Qwest

On July 16, 2013, Comcast MO Group, Inc. (“Comcast”) filed a lawsuit in Colorado state court against Qwest Communications International, Inc. (“Qwest”). Comcast alleges Qwest breached the parties’ 1998 tax sharing agreement (“TSA”) when it refused to partially indemnify Comcast for a tax liability settlement Comcast reached with the Commonwealth of Massachusetts in a dispute to which we were not a party. Comcast seeks approximately $80 million in damages, excluding interest. Qwest and Comcast are parties to the TSA in their capacities as successors to the TSA’s original parties, U S WEST, Inc., a telecommunications company, and MediaOne Group, Inc., a cable television company, respectively. We have not accrued a liability for this matter because we do not believe that liability is probable.

On September 29, 2010, the trustees in the Dutch bankruptcy proceeding for KPNQwest, N.V. (of which Qwest was a major shareholder) filed a lawsuit in the District Court of Haarlem, the Netherlands, alleging tort and mismanagement claims under Dutch law. Qwest and Koninklijke KPN N.V. (“KPN”) are defendants in this lawsuit along with a number of former KPNQwest supervisory board members and a former officer of KPNQwest, some of whom were formerly affiliated with Qwest. Plaintiffs allege, among other things, that defendants’ actions were a cause of the bankruptcy of KPNQwest, and they seek damages for the bankruptcy deficit of KPNQwest, which is claimed to be approximately €4.2 billion (or approximately $5.8 billion based on the exchange rate on December 31, 2013), plus statutory interest. Two lawsuits asserting similar claims were previously filed against Qwest and others in federal courts in New Jersey in 2004 and Colorado in 2009; those courts dismissed the lawsuits without prejudice on the grounds that the claims should not be litigated in the United States.

In February 2014, Qwest, KPN, the individual defendants and the trustees reached a definitive agreement, settling the litigation. The settlement terms include Qwest’s payment of approximately €171 million (or approximately $235 million based on the exchange rate on December 31, 2013) to the KPNQwest bankruptcy estate pursuant to its indemnification obligations, discussed below.

On September 13, 2006, Cargill Financial Markets, Plc and Citibank, N.A. filed a lawsuit in the District Court of Amsterdam, the Netherlands, against Qwest, KPN, KPN Telecom B.V., and other former officers, employees or supervisory board members of KPNQwest, some of whom were formerly affiliated with Qwest. The lawsuit alleges that defendants misrepresented KPNQwest’s financial and business condition in connection with the origination of a credit facility and wrongfully allowed KPNQwest to borrow funds under that facility. Plaintiffs allege damages of approximately €219 million (or approximately $301 million based on the exchange rate on December 31, 2013). The value of this claim will be reduced to the degree plaintiffs receive recovery from the tentative trustee settlement described above. While we expect the plaintiffs would receive proceeds from any such trustee settlement, the amounts of such expected recovery are not yet known. On April 25, 2012, the court issued its judgment denying the claims asserted by Cargill and Citibank in their lawsuit. Cargill and Citibank are appealing that decision.

Regarding the 2010 proceeding filed by the trustees, we accrued a liability in 2013 in the pre-tax amount of €171 million (or approximately $235 million reflected in our accompanying consolidated financial statements based on the exchange rate on December 31, 2013) which represents our best estimate of Qwest’s contribution under the terms of the then-tentative settlement. Regarding the 2006 suit brought by Cargill Financial Markets, Plc and Citibank. N.A., we do not believe that liability is probable and will continue to defend against the matter vigorously.

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate Qwest to indemnify its former directors, officers or employees with respect to certain of the matters described above, and Qwest has been advancing legal fees and costs to certain former directors, officers or employees in connection with certain matters described above.

Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed against Qwest on behalf of landowners on various dates and in courts located in 34 states in which Qwest has such cable (Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Wisconsin.) For the most part, the complaints challenge our right to install our fiber optic cable in railroad rights-of-way. The complaints allege that the railroads own the right-of-way as an easement that did not include the right to permit us to install our cable in the right-of-way without the plaintiffs’ consent. Most of the currently pending actions purport to be brought on behalf of state-wide classes in the named plaintiffs’ respective states, although one action pending before the Illinois Court of Appeals purports to be brought on behalf of landowners in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. In general, the complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. After previous attempts to enter into a single nationwide settlement in a single court proved unsuccessful, the parties proceeded to seek court approval of settlements on a state-by-state basis. To date, the parties have received final approval of such settlements in 30 states (Alabama, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Utah, Virginia and Wisconsin) and have not yet received either preliminary or final approval in one state where an action is pending (Texas) and three states where actions were at one time, but are not currently, pending (Arizona, Massachusetts, and New Mexico). We have accrued an amount that we believe is probable for these matters; however, the amount is not material to our consolidated financial statements.

Securities Actions

CenturyLink and certain of its affiliates are defendants in one consolidated securities and four shareholder derivative actions. The securities action is pending in federal court in the Southern District of New York and the derivative actions are pending in federal court in the Eastern and Western Districts of Louisiana. Plaintiffs in these actions have variously alleged, among other things, that CenturyLink and certain of its current and former officers and directors violated federal securities laws and/or breached fiduciary duties owed to the Company and its shareholders. Plaintiffs’ complaints focus on alleged material misstatements or omissions concerning CenturyLink’s financial condition and changes in CenturyLink’s capital allocation strategy in early 2013.

The matters are in preliminary phases and the Company intends to defend against the filed actions vigorously. We have not accrued a liability for these matters as it is premature (i) to determine whether an accrual is warranted and (ii) if so, to determine a reasonable estimate of probable liability.

Other Matters

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies, and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, based on current circumstances we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and any insurance coverage or indemnification rights, will have a material adverse effect on our financial position, results of operations or cash flows.

We are currently defending several patent infringement lawsuits asserted against us by non-practicing entities. These cases have progressed to various stages and one or more may go to trial in the coming 24 months if they are not otherwise resolved. Where applicable, we are seeking full or partial indemnification from our vendors and suppliers. As with all litigation, we are vigorously defending these actions and, as a matter of course, are prepared both to litigate the matters to judgment, as well as to evaluate and consider all settlement opportunities.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense in our consolidated statements of operations. Payments on capital leases are included in repayments of long-term debt, including current maturities in the consolidated statements of cash flows.

The tables below summarize our capital lease activity:

	Years Ended December 31,
	2013	2012
	(Dollars in millions)
Assets acquired through capital leases	$12	209
Depreciation expense	136	150
Cash payments towards capital leases	119	113

	December 31,
	2013	2012
	(Dollars in millions)
Assets included in property, plant and equipment	$877	$893
Accumulated depreciation	338	229

The future annual minimum payments under capital lease arrangements as of December 31, 2013 were as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
2014	$144
2015	111
2016	75
2017	70
2018	68
2019 and thereafter	308

Total minimum payments	776
Less: amount representing interest and executory costs	(206)

Present value of minimum payments	570
Less: current portion	(109)

Long-term portion	$461

Operating Leases

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities, and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2013, 2012 and 2011, our gross rental expense was $455 million, $445 million and $401 million, respectively. We also received sublease rental income for the years ended December 31, 2013, 2012 and 2011 of $16 million, $18 million and $17 million, respectively.

At December 31, 2013, our future rental commitments for operating leases were as follows:

Future Minimum Payments
(Dollars in millions)
2014	$297
2015	274
2016	252
2017	232
2018	209
2019 and thereafter	1,391

Total future minimum payments(1)	$2,655

(1)	Minimum payments have not been reduced by minimum sublease rentals of $104 million due in the future under non-cancelable subleases.

Purchase Obligations

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $628 million at December 31, 2013. Of this amount, we expect to purchase $221 million in 2014, $248 million in 2015 through 2016, $80 million in 2017 through 2018 and $79 million in 2019 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we are contractually committed.

(16)	Other Financial Information

Other Current Assets

The following table presents details of our other current assets in our consolidated balance sheets:

	December 31,
	2013	2012
	(Dollars in millions)
Prepaid expenses	$266	257
Materials, supplies and inventory	167	125
Assets held for sale	26	96
Deferred activation and installation charges	94	53
Other	44	21

Total other current assets	$597	552

Assets held for sale includes several properties that we expect to sell within the next twelve months.

Selected Current Liabilities

Current liabilities reflected in our consolidated balance sheets include accounts payable and other current liabilities as follows:

	December 31
	2013	2012
	(Dollars in millions)
Accounts payable	$1,111	1,207

Other current liabilities:
Accrued rent	$52	48
Legal reserves	273	39
Other	189	147

Total other current liabilities	$514	234

Included in accounts payable at December 31, 2013 and 2012 were $88 million and $132 million, respectively, representing book overdrafts and $140 million and $170 million, respectively, associated with capital expenditures. Included in legal reserves at December 31, 2013 was $235 million related to the settlement agreement with the trustees in the KPNQwest Dutch bankruptcy proceeding. See Note 15—Commitment and Contingencies for additional information on legal matters.

(17)	Labor Union Contracts

Approximately 36% of our employees are members of various bargaining units represented by the Communications Workers of America (“CWA”) or the International Brotherhood of Electrical Workers (“IBEWB). Approximately 12,000, or 26%, of our employees are subject to collective bargaining agreements that expired October 6, 2012, and an additional 1,600 or 3% of our employees are subject to additional collective bargaining agreement that have expired since then. Since the expirations, we have been negotiating the terms of new agreements. Recently, we reached conditional agreements with CWA District 7 and IBEW Local 206 for a four-year collective bargaining agreement covering approximately 12,000 of our employees. After rejecting the initial agreements, the CWA and IBEW members approved the second agreements, and they became effective on October 25, 2013. The new agreements will expire on October 7, 2017.

(18)	Repurchase of CenturyLink Common Stock

In February 2013, our Board of Directors authorized us to repurchase up to $2 billion of our outstanding common stock. During the twelve months ended December 31, 2013, we repurchased 45.7 million shares of our outstanding common stock in the open market. These shares were repurchased for an aggregate market price of $1.57 billion, or an average purchase price of $34.26 per share. The repurchased common stock has been retired. As of December 31, 2013, we had approximately $433 million in stock remaining available for repurchase under the Stock Repurchase Program. The repurchased shares set forth above exclude shares that, as of December 31, 2013, we had agreed to purchase under the program for $29 million, or an average purchase price of $31.90 per share, in transactions that settled early in the first quarter of 2014. As of February 20, 2014, we had repurchased 51.8 million shares for $1.75 billion, or an average purchase price of $33.78 per share.

(19)	Other Comprehensive Earnings

The table below summarize changes in our accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ending December 31, 2013:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2012	$(1,399)	(289)	(13)	(1,701)

Other comprehensive income (loss) before reclassifications	675	164	1	840
Amounts reclassified from accumulated other comprehensive income	55	3	1	59

Net current-period other comprehensive income (loss)	730	167	2	899

Balance at December 31, 2013	$(669)	(122)	(11)	(802)

The table below present information about our reclassifications out of accumulated other comprehensive loss by component for the year ending December 31, 2013:

Year Ended December 31, 2013	Decrease (Increase) in Net Loss	Affected Line Item in Consolidated Statement of Operations or Footnote Where Additional Information is Presented If The Amount is not Recognized in Net Income in Total
	(Dollars in millions)
Amortization of pension & post-retirement plans
Net actuarial loss	$(88)	See Note 8—Employee Benefits
Prior service cost	(5)	See Note 8—Employee Benefits

Total before tax	(93)
Income tax expense (benefit)	35	Income tax expense
Insignificant items	(1)

Net of tax	$(59)

(20)	Dividends

Our Board of Directors declared the following dividends payable in 2013 and 2012:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 12, 2013	11/25/2013	0.540	$321	12/6/2013
August 27, 2013	9/6/2013	0.540	$321	9/19/2013
May 22, 2013	6/3/2013	0.540	$320	6/14/2013
February 27, 2013	3/11/2013	0.540	$339	3/22/2013
November 13, 2012	12/11/2012	0.725	$454	12/21/2012
August 21, 2012	9/11/2012	0.725	$452	9/21/2012
May 24, 2012	6/5/2012	0.725	$453	6/15/2012
February 12, 2012	3/6/2012	0.725	$452	3/16/2012

* * * * * * * * * * *

Preliminary Proxy Materials

dated March 24, 2014;

Subject to completion

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — CENTURYLINK, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 28, 2014, and at any and all adjournments thereof (the “Meeting”). In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of April 10, 2014 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified. The Board of Directors recommends that you vote FOR Items 1 through 4, and AGAINST Item 5 listed on the reverse side hereof. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters. (Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01T43B 1 U PX + Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board of Directors recommends that you vote FOR Items 1 through 4, and AGAINST Item 5. 2. Ratify the appointment of KPMG LLP as our independent auditor for 2014. For Against Abstain For Against Abstain 3. Ratify a proxy access bylaw amendment. 4. Advisory vote regarding our executive compensation. 5. Shareholder proposal regarding equity retention. 01 - Virginia Boulet 02 - Peter C. Brown 03 - Richard A. Gephardt 1. Elect thirteen directors. For Withhold For Withhold For Withhold 04 - W. Bruce Hanks For Withhold IMPORTANT ANNUAL MEETING INFORMATION 05 - Gregory J. McCray 06 - C. G. Melville, Jr. 07 - Fred R. Nichols 08 - William A. Owens 6. In their discretion to vote upon such other business as may properly come before the Meeting. 09 - Harvey P. Perry 10 - Glen F. Post, III 11 - Michael J. Roberts 12 - Laurie A. Siegel 13 - Joseph R. Zimmel MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINESACKPACK 1234 5678 9012 345 MMMMMMM 1 9 5 6 2 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 28, 2014. Vote by Internet Go to www.envisionreports.com/CTL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Voting Instruction Card — CENTURYLINK, INC. CENTURYLINK DOLLARS & SENSE 401(k) PLAN CENTURYLINK UNION 401(k) PLAN The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plans’ trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 28, 2014, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. Upon the Trustee’s timely receipt of these instructions, properly executed, the undersigned’s shares will be voted in the manner directed. If the undersigned properly executes and returns these instructions but fails to provide specific directions with respect to any of the matters listed on the reverse side hereof, the undersigned’s shares will be voted in accordance with the Board’s recommendations with respect to such matters. (Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01T45B 1 U PX + . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please mark, sign, date and return these instructions promptly. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board of Directors recommends that you vote FOR Items 1 through 4, and AGAINST Item 5. 2. Ratify the appointment of KPMG LLP as our independent auditor for 2014. For Against Abstain For Against Abstain 3. Ratify a proxy access bylaw amendment. 4. Advisory vote regarding our executive compensation. 5. Shareholder proposal regarding equity retention. 01 - Virginia Boulet 02 - Peter C. Brown 03 - Richard A. Gephardt 1. Elect thirteen directors. For Withhold For Withhold For Withhold 04 - W. Bruce Hanks For Withhold IMPORTANT ANNUAL MEETING INFORMATION 05 - Gregory J. McCray 06 - C. G. Melville, Jr. 07 - Fred R. Nichols 08 - William A. Owens 6. In their discretion to vote upon such other business as may properly come before the Meeting. 09 - Harvey P. Perry 10 - Glen F. Post, III 11 - Michael J. Roberts 12 - Laurie A. Siegel 13 - Joseph R. Zimmel Annual Meeting Voting Instruction Card MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 9 5 6 2 2 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Voting instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2014. Vote by Internet Go to www.envisionreports.com/CTL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message